 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1997

                                          REGISTRATION STATEMENT 333-37081
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                ---------------

                     DOSKOCIL MANUFACTURING COMPANY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              TEXAS                          3089                  75-1281683
 (STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER)

                                 4209 BARNETT
                            ARLINGTON, TEXAS 76017
                                (817) 467-5116
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              DONALD J. FRITSCHEN
                            CHIEF FINANCIAL OFFICER
                     DOSKOCIL MANUFACTURING COMPANY, INC.
                                 4209 BARNETT
                            ARLINGTON, TEXAS 76017
                           TELEPHONE: (817) 467-5116
                              FAX: (817) 468-3269
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

                                 J. JAY HERRON
                                ROBERT L. DAVIS
                             O'MELVENY & MYERS LLP
                     610 NEWPORT CENTER DRIVE, SUITE 1700
                     NEWPORT BEACH, CALIFORNIA 92660-6429
                           TELEPHONE: (714) 760-9600
                              FAX: (714) 669-6994

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                                ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED DECEMBER 2, 1997

PROSPECTUS

                               OFFER TO EXCHANGE

                   10 1/8% SENIOR SUBORDINATED NOTES DUE 2007
                      WHICH HAVE BEEN REGISTERED UNDER THE
                      SECURITIES ACT OF 1933, AS AMENDED.
                          FOR ANY AND ALL OUTSTANDING
[LOGO            10 1/8% SENIOR SUBORDINATED NOTES DUE 2007 OF      [LOGO
 OF DOSKOCIL]                                                        OF DOGLOO]

                      DOSKOCIL MANUFACTURING COMPANY, INC.

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        ,
                                   1998

  Doskocil Manufacturing Company, Inc. a Texas corporation ("Doskocil"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange its outstanding 10 1/8% Senior Subordinated Notes Due 2007 (the "Old Notes"), of which $85,000,000 aggregate principal amount is outstanding as of the date hereof, for a like aggregate principal amount of its newly issued 10 1/8% Senior Subordinated Notes Due 2007, which have been registered under the Securities Act of 1933, as amended (the "New Notes"). The New Notes are being offered hereby in order to satisfy certain obligations of Doskocil under the Registration Rights Agreement (the "Registration Rights Agreement"), dated September 19, 1997, among Donaldson, Lufkin & Jenrette Securities Corporation and Nationsbanc Capital Markets, Inc. (collectively, the "Initial Purchasers") and Doskocil. The form and terms of the New Notes will be the same as those of the Old Notes except that the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of an indenture (the "Indenture"), dated as of September 19, 1997, by and between Doskocil and First Trust National Associates, as trustee (the "Trustee"). The Indenture provides for the issuance of both the Old Notes and the New Notes. The Old Notes and the New Notes are referred to herein collectively as the "Notes" and holders of the Notes are sometimes referred to herein as the "Holders."

  The Old Notes were issued on September 19, 1997 pursuant to an offering (the "Offering") which was exempt from registration under the Securities Act. The Old Notes were issued in connection with, among other transactions, the September 19, 1997 merger (the "Merger") of Dogloo, Inc., a California corporation ("Dogloo," and together with Doskocil, the "Company"), with and into Doskocil, with Doskocil as the surviving corporation. At September 30, the Company had approximately $170 million of Senior Debt (as defined) outstanding and no outstanding indebtedness to which the Old Notes are, or New Notes will be, senior.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                                  (Cover continued on next page)
The date of this Prospectus is        , 1997

  The Notes will mature on September 15, 2007. Interest on the Notes will be payable in cash semi-annually on March 15 and September 15 of each year, commencing on March 15, 1998. The Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after September 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, at any time on or before September 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of an Initial Public Equity Offering (as defined herein) at a redemption price equal to 110 1/8% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Upon a Change of Control Redemption Event (as defined herein), the Company will have the option, at any time on or prior to September 15, 2002, to redeem the Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined herein) plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes (unless previously redeemed in connection with a Change in Control Redemption Event) at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. There can, however, be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the New Credit Facility (as defined) or under the Company's debt instruments existing at such time will allow the Company to make such required repurchases.

  The Old Notes are, and the New Notes will be, senior subordinated, unsecured, general obligations of the Company, subordinated in right of payment to all Senior Debt (as defined herein) of the Company, including indebtedness under the New Credit Facility. The Old Notes were, and the New Notes will be, guaranteed (the "Guarantees") by the Company's future Guarantors (as defined herein). The Guarantees will be subordinated in right of payment to all Senior Debt of the Guarantors. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions (as defined herein), the Company would have had approximately $80.0 million of outstanding Senior Debt, all of which would have been secured debt outstanding under the New Credit Facility. The Indenture (as defined herein) will permit the Company and its Subsidiaries (as defined herein) to incur additional indebtedness, including Senior Debt, subject to certain limitations. See "Description of Notes."

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes, or if no interest has been paid on the Old Notes, from September 19, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered Holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from September 19, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered Holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid, from September 19, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") as set forth in no action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any holder of Old Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the New Notes to be acquired in the Exchange Offer, such holder (i) could not rely on the foregoing applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction.


  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

  The Old Notes were issued on September 19, 1997 to institutional investors and are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A. There is no existing trading market for the New Notes, and there can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Notes or the price at which such Holders may be able to sell their New Notes. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, the Initial Purchasers are not obligated to do so, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply to list the Old Notes or the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                             AVAILABLE INFORMATION

  The Company has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

  The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C.

20549, or at its regional offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site that contains reports and other information regarding registrants that file electronically with the SEC. Such reports and other information may be found on the SEC's site address, http://www.sec.gov. Copies of such material also can be obtained from the Company upon request.

  Upon completion of the Exchange Offer, the Company will be subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports with the SEC. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the SEC, it will deliver to the Trustee and to each Holder of the Notes within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the SEC, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the SEC, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which it is or (if it were subject to such reporting obligations), would have been required to file with the SEC.

        SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections "Prospectus Summary," "Summary Pro Forma Combined Financial Information," "The Merger," "Unaudited Pro Forma Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, without limitation, the Company's expectation and estimates as to the Company's business operations following the Merger, including, but not limited to, the integration of Dogloo's business with Doskocil's and the achievement of certain cost savings related thereto, the introduction of new products, future financial performance, including growth in net sales and earnings, cash flows from operations, capital expenditures, and the sale of assets. In addition, in those and other portions of this Prospectus, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or the Company's, Doskocil's or Dogloo's management and business, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described in this Prospectus, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by the Company, Doskocil or Dogloo; (i) difficulties or delays in integrating Doskocil's and Dogloo's product offerings, management, systems, research and development, manufacturing and sales and marketing efforts; (ii) difficulties or delays in achieving estimated cost savings and operational efficiencies related to the Merger; (iii) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (iv) difficulties or delays in developing and introducing products or failure of customers to accept product offerings; (v) the seasonal nature of the Company's operations;
(vi) effects of and changes in general economic and business conditions; (vii) actions by competitors, including new product offerings and marketing and promotional successes; (viii) claims which might be made against the Company, including product liability claims; (ix) the loss of any significant suppliers or sponsors; and (x) changes in business strategy or new product lines. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                               PROSPECTUS SUMMARY

  The following is a summary of certain information contained herein. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus and incorporated herein by reference. Market data used throughout this Prospectus were obtained from internal company surveys and industry publications, which generally indicate that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed and has not been independently verified. Unless otherwise expressly stated or the context otherwise requires, (i) "Doskocil" refers to Doskocil Manufacturing Company, Inc. and Spectrum Polymers, Ltd., prior to giving effect to the Merger, (ii) "Dogloo" refers to Dogloo, Inc. prior to giving effect to the Merger and (iii) the "Company" refers to the combined entity comprised of Doskocil and Dogloo after giving effect to the Transactions (as defined herein), including the Merger.

                                  THE COMPANY

  The Company, created by the Merger of Dogloo and Doskocil, is among the leading plastic pet products companies in the United States, manufacturing a broad range of plastic and other pet products sold through a distribution network of more than 2,000 retailers, including PETsMART, Wal-Mart, K-Mart, Petco and Costco. Doskocil brings to the combined Company its strength in the pet carrier category, along with a broad range of products and efficient manufacturing capabilities. Dogloo adds its strength in the pet shelter category, along with its demonstrated product development and marketing abilities. Accordingly, the Merger created a company with complementary pet product lines, including both pet carriers and pet shelters, complementary customer bases and substantial opportunities for cost reductions. The Company expects to take advantage of Doskocil's historically under-utilized manufacturing and distribution facilities to achieve a lower combined cost structure. The Company's cost structure is also enhanced through Doskocil's vertically integrated manufacturing operations which include a facility for the recycling, blending and compounding of plastic resins, the largest raw material component in the Company's products. The combined sales of Doskocil and Dogloo have increased from $105.1 million in 1993 to $160.0 million in 1996, representing a compound annual growth rate of 15.0%. On a pro forma combined basis after giving effect to the Transactions (as defined herein), the Company's pro forma EBITDA (as defined herein) for the twelve-month period ended June 30, 1997 would have been $38.5 million.

  The Merger combined complementary product lines in several categories in which both companies have traditionally had a smaller presence and offers further opportunities to expand product offerings. Doskocil produces a broad line of plastic products, including pet products such as pet carriers, pet shelters, cat litter boxes, bowls, feeders, waterers and cat toys, as well as sporting goods and other products. Management believes Doskocil's Vari Kennel(R), Sky Kennel(R), Pet Mate(R), Pet Porter(R), Pet Taxi(R) and Kennel Cab(R) pet carrier brand names are widely known and have enjoyed increasing use in the transportation and indoor training of pets. Management believes Doskocil's Gun Guard(R) brand (firearms and archery cases) and Woodstream(TM) brand (fishing tackle cases) are similarly well-recognized in the sporting goods market. Dogloo's product line consists of plastic pet shelters, pet carriers, pet bedding and pet feeding and watering products. Dogloo's numerous styles and sizes of pet shelters include the Dogloo(R), Indigo(R), Ruff Hauz(R), Barney(R), Cape Cod(TM) and Brik Hauz(R). These shelters are made from a structural foam plastic which provides exceptional durability and insulation relative to other types of plastic or wooden pet shelters. The Company believes the Dogloo, Dogloo's igloo-shaped best-seller, is unique in style, wind resistant, easy to clean and popular among breeders, kennel owners and general consumers. In the Merger, the Company acquired Dogloo's federal configuration trademark on its igloo-shaped pet shelters. In 1995, Dogloo successfully relied upon this trademark to obtain a preliminary injunction against the manufacture and sale by Doskocil of a confusingly similar product, after which Doskocil agreed to discontinue sales of its dome-shaped pet shelters.

  As a result of the Merger, the Company has a substantially broadened customer base and reduced customer concentration. Doskocil's principal products are sold to a wide variety of retailers including specialty pet superstores such as PETsMART and Petco, mass merchandisers such as Wal-Mart and K-Mart, food and drug stores, hardware stores and a number of distributors that sell to independent pet stores. Dogloo's products are sold through a variety of similar retail channels, including mass merchandisers such as Wal-Mart, wholesale clubs such as Sam's Club, home centers such as Lowe's and Menards, pet specialty superstores such as PETsMART, farm and agricultural stores such as Tractor Supply Company, and distributors that sell to independent pet stores. Despite similar distribution channels, there is little overlap among the major customers of Doskocil and Dogloo -- only three shared customers rank in the top ten customers of each individual company. On a pro forma combined basis after giving effect to the Transactions, no one customer accounted for more than 11.9% of the Company's total net revenues in 1996.

                             PET PRODUCTS INDUSTRY

  The U.S. retail market for non-food pet supplies and accessories generated approximately $4.0 billion in sales in 1995, up 29.3% from $3.1 billion in 1991, according to a study published in 1996 by Packaged Facts, an independent research group. The study indicated that since 1991, dog and cat segments have dominated consumption in, and have grown faster than the overall non-food pet supplies market. The study estimated that of the $4.0 billion in 1995 non-food pet supplies and accessories sales, the dog and cat segments represented approximately 68.8%. The study attributed the growth in non-food pet supply and accessories sales in recent years to both an increasing number of pets and an increasing annual customer expenditure per pet. Packaged Facts estimated that the total number of cats and dogs in the United States in 1995 was 121 million, up from 116 million in 1991. Based on these estimates, the average annual expenditure per cat and dog increased to $22.76 in 1995, up 35.4% from $16.81 in 1991. Packaged Facts attributed these increases to a number of factors, including (i) the baby boomer generation, who are now purchasing pets for children, (ii) the increasing senior citizen component of the population who appreciate the companionship of pets, and (iii) the expansion of pet supply outlets which has stimulated consumer demand.

                               BUSINESS STRATEGY

  The Company's strategic objectives are to further enhance its position among the leading manufacturers and marketers of plastic pet products in the United States and to continue its expansion internationally. The Company will seek to leverage its competitive strengths to accomplish the following objectives:

  . Capitalize on Market Position. The Company expects to strengthen its market position by continuing to develop new products, using advertising and other promotional programs to implement a consumer driven "pull strategy," and making strategic acquisitions of related product lines that will take advantage of the Company's existing markets and broad distribution channels.

  . Continue to Introduce New Products. The Company is committed to continued product development within its current product categories and the creation of innovative new product categories. Management believes that both Doskocil and Dogloo have demonstrated the ability to develop and market new products to both retail consumers and those who influence the purchasing patterns of consumers, such as breeders and veterinarians. Doskocil and Dogloo launched a combined total of 27 new products over the past two years. The Company expects to launch an additional 30 new products in 1997. Net sales from new products introduced in the calendar years 1995 and 1996 accounted for 16.7% of the Company's total pro forma combined net sales for 1996.

  . Achieve Substantial Cost Savings. The Company will seek to utilize Doskocil's existing production and distribution capacity and the combined Company's complementary strengths to substantially reduce the manufacturing and operating expenses of the combined entity. The Company intends to close Dogloo's administrative and manufacturing facilities and centralize those operations at Doskocil's Arlington, Texas facility, thereby eliminating redundant expenses and spreading higher production volumes over a relatively fixed cost base. Upon complete integration of the two companies, management estimates approximately $17.5 million in annual cost savings resulting from the combination of Doskocil and Dogloo. While the pro forma annual cost savings for the twelve months ended June 30, 1997 are estimated to be approximately $9.0 million, management believes additional annual savings estimated to be approximately $8.5 million can be achieved over time. To achieve these pro forma and additional cost savings, the Company intends to focus on:
     (i) consolidating production and distribution facilities to Doskocil's campus in Arlington, Texas; (ii) utilizing Doskocil's vertically integrated resin operation for the production of Dogloo's pet shelters and carriers; (iii) transferring production of Dogloo's carrier line to Doskocil's production facilities (the production is currently outsourced); (iv) rationalizing the administration, sales and marketing overheads of the two companies; and (v) benefiting from the Company's increased purchasing power of new materials and supplies as a larger combined entity. There can be no assurance that the cost savings discussed here and elsewhere will be realized or that there will not be significant delays in achieving such cost savings. See "Risk Factors-- Risks Related to the Merger."

  . Capitalize on Plastic Resin Cost Advantage. The Company's vertically integrated plastic resin compounding facility ("Spectrum"), together with the Company's resin compounding experience, enable the Company to produce plastic resins using a significantly reduced proportion of prime resins, while achieving raw material specifications which meet or exceed the Company's product and manufacturing requirements. The Company's principal raw materials are various plastic resins, which are either "prime" resins purchased from petrochemical producers, or less expensive blends of prime resins and recycled materials purchased from third-party suppliers or produced by the Company. Spectrum has an estimated annual capacity in excess of 100 million pounds, and uses a mixture of prime resins and recycled materials to produce plastic resins. In 1996, Doskocil used 49 million pounds of plastic resins, approximately 92% of which were compounded by Spectrum. In 1996, Dogloo used approximately 28 million pounds of prime plastic resins purchased from outside suppliers. Spectrum is expected to satisfy all of Dogloo's resin needs, which the Company expects will substantially increase Spectrum's capacity utilization and further reduce the Company's average resin cost per pound.

  . Exploit International Growth Opportunities. While international sales represented approximately 12.4% of the combined Company's net sales in 1996, management believes that the international markets, especially Europe and Latin America, represent a significant growth opportunity. The international expansion of U.S. retailers is also expected to provide a significant opportunity for the Company to increase international sales. Management believes the 1996 acquisition by PETsMART of Pet City Holdings PLC, the United Kingdom's largest pet superstore chain, is indicative of the international expansion of such retailers and represents one opportunity for growth in international markets. Management is currently evaluating the establishment of distribution facilities in continental Europe and Latin America. The combination of Doskocil and Dogloo is also expected to allow the Company to redeploy certain overlapping product molds for international contract manufacturing.

                                   THE MERGER

  On September 19, 1997, Doskocil and Dogloo entered into a merger agreement (the "Merger Agreement"), pursuant to which Dogloo was merged with and into Doskocil on that same date. The Company is now controlled by an investor group (the "Investor Group") consisting of various Westar Capital entities and certain of their affiliates, including Westar Capital L.P., a California limited partnership ("Westar LP"), Westar Capital II, LLC, a Delaware limited liability company ("Westar LLC"), and HBI Financial Inc., a Washington corporation ("HBI") (collectively "Westar"), and various Enterprise Partners funds and certain of their affiliates (collectively "Enterprise"). See "Principal Stockholders."

  Certain members of the Investor Group acquired control of Doskocil on July 1, 1997, pursuant to a leveraged recapitalization transaction (the "Recapitalization"). The total enterprise valuation of Doskocil in the Recapitalization, including $34.3 million of net indebtedness and amounts required to buy out operating leases, was approximately $140.8 million. The Investor Group controlled Dogloo prior to consummation of the Merger, and contributed its Dogloo common stock equity and a portion of its preferred stock equity to the Company as part of the Merger. The total enterprise valuation of Dogloo in the Merger, including $30.0 million of net indebtedness as of June 30, 1997, was approximately $77.3 million, and the total common stock equity value was approximately $21.2 million based on the same valuation method as was used in the Recapitalization. Simultaneously with the Merger, a restructuring of the capital structure of Doskocil created by the Recapitalization occurred. The Investor Group has invested a total of $20.0 million in cash equity in the Company and the Investor Group and other shareholders of Dogloo have contributed Dogloo common and preferred equity estimated at $30.1 million, based on the same valuation method used in the Recapitalization. The Recapitalization, the Merger, the Offering, the New Credit Facility and the application of the net proceeds therefrom, including the refinancing of the Bridge Notes (as defined below) and the Existing Credit Facility (as defined below), the acquisition of certain preferred stock and common stock of Doskocil and Dogloo, and the payment of accrued dividends on shares of Doskocil preferred stock, are collectively referred to herein as the "Transactions."

  The Company operates under the "Doskocil" name with headquarters at Doskocil's facilities in Arlington, Texas. The Company's principal executive offices are located at 4209 Barnett, Arlington, Texas, and its telephone number is (817) 467-5116. Principal stockholders of the Company are Westar (approximately 70.9%) and Enterprise (approximately 17.7%). See "Principal Stockholders."

                             WESTAR AND ENTERPRISE

  Westar is a private investment partnership group, founded in 1987 to pursue investment opportunities including leveraged buyouts, recapitalizations, and private equity investments. Using capital principally from a private investor, Westar has made 12 equity investments in a portfolio of companies with collective 1996 revenues of more than $2.0 billion. Westar is based in Costa Mesa, California.

  Westar acquired control of Dogloo in September 1995 through a recapitalization. Westar changed numerous management procedures and practices, replaced or added two senior managers and actively mentored Dogloo's co-founder and former Chief Executive Officer. Under Westar's guidance, Dogloo's operating results improved from EBITDA of $1.6 million in 1995 to $10.0 million in 1996.

  In addition to Dogloo, representative past and present Westar investments include: Homedco Group, Inc., a home healthcare provider purchased from National Medical Enterprises in 1987, and taken public in 1991 and merged in 1996 to form Apria Healthcare Group, Inc. (NYSE: AHG); USCS International, Inc., a provider of software and billing services which was taken public (NASDAQ: USCS) subsequent to Westar's 1988 investment; Tecstar, Inc., the leading provider of high efficiency power systems for satellites and other spacecraft; All Post, Inc., a leading video and film post-production and restoration provider; and Scripps Clinic Management Services Organization, Inc., a physician practice management company spun out of The Scripps Institute of Medicine and Science of La Jolla, California.

  Enterprise is a leading venture capital firm which has raised four funds from institutional investors since 1985, totaling in excess of $430 million. Enterprise has made approximately 66 investments in a portfolio of companies with collective 1996 revenues in excess of $2.8 billion. In addition to investments in early stage and emerging growth companies, Enterprise has selectively invested in leveraged buyouts. Enterprise and Westar are controlled and operated independently. The firms have one individual general partner in common.

                             THE EXCHANGE OFFERING

Notes Offered............... Up to $85.0 million aggregate principal amount of
                             10 1/8% Senior Subordinated Notes due 2007 which have been registered under the Securities Act. The form and terms of the New Notes will be the same as those of the Old Notes except that the New Notes will have been registered under the Securities Act, and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes. See "Description of the Notes."

The Exchange Offer.......... The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement. For procedures for tendering, see "The Exchange Offer--Procedures for Tendering Old Notes."

Tenders; Expiration Date;
Withdrawal.................. The Exchange offer will expire at 5:00 p.m., New
                             York City time, on       , 1998, or such later
                             date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer-- Terms of the Exchange Offer; Period for Tendering Old Notes" and "The Exchange Offer--Withdrawal Rights."

Conditions to Exchange
Offer....................... The Exchange Offer is subject to the condition that the Exchange Offer not violate any
                             applicable law, policy or interpretation of the staff of the SEC.

Procedures for Tendering
Old Notes................... Each Holder wishing to accept the Exchange Offer must complete and sign the Letter of Transmittal, in accordance with the instructions contained therein, and submits the Letter of Transmittal to the exchange agent identified below. See "The Exchange Offer--Procedures for Tendering Old Notes."

Federal Income Tax
Consequences................ The exchange pursuant to the Exchange Offer should not result in gain or loss to the Holders or the Issuer for federal income tax purposes.

Use of Proceeds............. There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent.............. First Trust National Association is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

                      CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The Offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer--Consequences of Exchanging Old Notes" and "Description of the Notes."

                        SUMMARY DESCRIPTION OF THE NOTES

  The form and terms of the New Notes will be the same as those of the Old Notes except that the New Notes will have been registered under the Securities Act, and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Notes. See "Description of the Notes--Registration Rights; Liquidated Damages."

Company..................... Doskocil Manufacturing Company, Inc.

Guarantor................... The Old Notes are, and the New Notes will be, guaranteed on a senior subordinated basis by all future Subsidiaries of the Company (other than any Receivables Subsidiaries or Foreign Subsidiaries).

Maturity Date............... September 15, 2007.

Interest Payment Dates...... March 15 and September 15 of each year, commencing March 15, 1998.

Ranking..................... The Old Notes are, and the New Notes will, constitute general unsecured obligations of the Company and will be subordinated in right of payment to all Senior Debt of the Company. At September 30, the Company had approximately $170 million of Senior Debt outstanding, all of which was secured under the New Credit Facility, and no outstanding indebtedness to which the Old Notes are, or New Notes would be, senior. The Indenture prohibits the Company and the Guarantors from incurring, assuming or guaranteeing any Indebtedness that is subordinated to any Senior Debt and senior in right of payment to the Notes or the Guarantees, as applicable. See "Description of the Notes--Subordination."

Optional Redemption......... The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after September 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any. In addition, at any time on or before September 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of an Initial Public Equity Offering at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding following such redemption. See "Description of the Notes--Optional Redemption."

Change of Control........... Upon a Change of Control Redemption Event, the
                             Company will have the option, at any time on or prior to September 15, 2002, to redeem the Notes in whole but not in part at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase all or any part of such holder's Notes (unless previously redeemed in connection with a Change of Control Redemption Event) at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of the Notes--Optional Redemption" and "--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control." There can, however, be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered or that restrictions in the New Credit Facility or under the Company's debt instruments existing at such time will allow the Company to make such required repurchases.

Certain Covenants........... The Indenture contains certain covenants, including, but not limited to, covenants limiting: (i) the incurrence by the Company and its Subsidiaries of additional Indebtedness; (ii) the payment of dividends on and the redemption of capital stock by the Company; (iii) the creation of liens securing indebtedness; (iv) restrictions on the ability of Subsidiaries to pay dividends or make other restricted payments; (v) transactions with affiliates; (vi) certain sales of assets; (vii) the ability of the Company and the Subsidiaries to engage in certain businesses; and (viii) the Company's ability to consolidate or merge with or into, or transfer all or substantially all of its assets to, another person. Under the covenant limiting the incurrence by the Company of additional Indebtedness, the Company is permitted to incur Indebtedness if the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the date of incurrence of the Indebtedness is, after giving effect on a pro forma basis to the incurrence of such Indebtedness and the use of proceeds thereof, at least 2.0 to 1. In addition, and without regard to the Consolidated Coverage Ratio, the Company may incur up to $100 million of Indebtedness pursuant to the New Credit Facility, up to $10 million of Purchase Money Indebtedness and $10 million of additional Indebtedness. See "Description of the Notes--Certain Covenants."


Events of Default......      The Indenture defines an Event of Default to
                             include, among other things: (i) the failure of the Company to pay interest when due and continuance of any such failure for 30 days; (ii) the failure to pay principal on the Notes when due; (iii) the failure by the Company or any Subsidiary to comply with the covenants contained in the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days (60 days in the case of certain covenants) after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization; (v) the failure of the Company to pay Indebtedness of the Company or any Subsidiary when due if the aggregate principal amount of such Indebtedness exceeds
                             $5.0 million and (vi) the existence of final unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million at any one time that are not stayed, bonded or discharged within 60 days. See "Description of the Notes--
                             Events of Default and Remedies."

Use of Proceeds............. The Company will not receive any proceeds from the Exchange Offer. The Company used the net proceeds of the Offering, together with borrowings under the New Credit Facility, to repay the Bridge Notes and the Existing Credit Facility, to acquire certain shares of preferred and common stock of Doskocil and certain shares of preferred and common stock of Dogloo in connection with the Merger, to pay accrued dividends on shares of Doskocil preferred stock and to pay related fees and expenses. See "Use of Proceeds."

Risk Factors................ See "Risk Factors" for a discussion of certain factors that should be considered by Holders in connection with the Exchange Offer, including the consequences of failure to exchange and requirements for a transfer of New Notes, the substantial leverage and debt service obligations of the Company, restrictive covenants and asset encumbrances applicable to the Company under the New Credit Facility, the risk related to the merger and integration of Doskocil and Dogloo, the seasonality and quarterly fluctuations of the Company's business and results of operations, the Company's dependence on raw material pricing and availability, the concentration of the Company's customers, the Company's reliance on trademark, patent and proprietary information, the risks associated with intense competition, limited market data and the susceptibility of the Company to changing economic conditions, the inability of the Company to purchase Notes upon a Change of Control, the risks associated with the subordination of the Notes, fraudulent transfer considerations, the lack of a public market for the Notes and the fact that Westar Capital owns a controlling interest in the Company.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

  The following summary pro forma combined financial information was derived in part from, and should be read in conjunction with, the historical combined financial statements of Doskocil and the historical financial statements of Dogloo and the respective notes thereto, the Pro Forma Financial Data (as defined) of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. Doskocil followed a 52/53 week convention through fiscal year ended 1996; all references to December 31 relate to Doskocil's actual year end. The historical combined financial statements of Doskocil and the historical financial statements of Dogloo as of and for the year ended December 31, 1996 have been audited. The financial data for both Doskocil and Dogloo for the latest twelve months ended June 30, 1997 have not been audited. The summary pro forma data for the latest twelve months ended June 30, 1997 and the three months ended September 30, 1997 give effect to the Transactions as if they had occurred on July 1, 1996. The pro forma financial data do not purport to be indicative of the Company's financial position or results of operations that would actually have been obtained had the Transactions been completed as of the date or for the periods presented, or to project the Company's financial position or results of operations at any future date or for any future period.


LATEST TWELVE MONTHS ENDED JUNE 30, 1997

                                                       PRO FORMA     PRO FORMA
                                  DOSKOCIL  DOGLOO   ADJUSTMENTS(1) COMBINED(2)
                                  --------  -------  -------------  -----------
                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Net sales....................... $103,474  $57,209                  $160,683
 Gross profit....................   29,302   20,548     $ 7,593        57,443
 Operating income................    4,716    6,430      10,361        21,507
CASH FLOWS:
  Provided by operating
   activities....................   12,294    5,482      14,583        32,359
  Provided by (used in) investing
   activities....................    1,645   (1,686)        --            (41)
  Used in financing activities...  (15,483)  (3,288)    (10,964)      (29,735)
OTHER FINANCIAL DATA:
 EBITDA(3)....................... $ 19,331  $10,173     $ 8,994      $ 38,498
 Interest expense, net...........      897    3,452      11,472        15,821
 Depreciation and amortization...    5,908    3,361       3,472        12,741
 Capital expenditures............    2,360    1,645      13,254        17,259
 EBITDA/interest expense,
  net(3).........................                                        2.4x
 Total debt/EBITDA(3)............                                        4.3x
 Pro forma ratio of earnings to
  fixed charges(4)...............                                        1.2x
MARGINS:
 Gross margin....................     28.3%    35.9%                     35.7%
 EBITDA(3).......................     18.7%    17.8%                     24.0%

THREE MONTHS ENDED SEPTEMBER 30, 1997

                                                        PRO FORMA     PRO FORMA
                                   DOSKOCIL  DOGLOO   ADJUSTMENTS(1) COMBINED(2)
                                   --------  -------  -------------- -----------
                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
 Net sales.......................  $ 30,435  $12,992                  $ 43,427
 Gross profit....................    10,369    5,168     $ 1,670        17,207
 Operating income................     4,630    1,635       2,257         8,522
CASH FLOWS:
 Provided by (used in) operating
  activities.....................     1,331   (1,491)        699           539
 Used in investing activities....   (20,178)    (524)        --        (20,702)
 Provided by financing
  activities.....................    19,267    2,842      (1,845)       20,264
OTHER FINANCIAL DATA:
 EBITDA(3).......................  $  6,728  $ 2,382     $ 2,257      $ 11,367
 Interest expense, net...........     5,262      947      (1,733)        4,476
 Depreciation and amortization...     2,098      747         350         3,195
 Capital expenditures............    20,145      515         --         20,660
 EBITDA/interest expense, net(3).                                         2.5x
 Pro forma ratio of earnings to
  fixed charges(4)...............                                         1.8x
MARGINS:
 Gross Margin....................      34.1%    39.8%                     39.6%
 EBITDA(3).......................      22.1%    18.3%                     26.2%

--------

(1) For a description of certain of the pro forma adjustments, see Notes to Unaudited Pro Forma Condensed Statements of Operations.

(2) Pro forma combined data have been adjusted to reflect the Transactions. In order to match the combined Company's fiscal year reporting with its seasonality, management has changed its fiscal year end to June 30. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

(3) The term EBITDA as used herein means the sum of operating income plus (i) depreciation and amortization, (ii) operating lease expense related to capital assets repurchased from operating lessors, (iii) impairment of molds, tools and dies, (iv) unusual inventory write-offs, (v) unusual reserves for workers' compensation, (vi) non-recurring write-offs of intangible assets and the write-offs of certain development costs for abandoned projects, (vii) non-recurring settlement costs and (viii) management fees and other expenses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs and there can be no assurance that costs similar to certain of the costs added back to operating income as part of EBITDA will not be incurred again in the future. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. The term EBITDA as used herein may not be comparable to other similarly titled measures of EBITDA used by other companies.

(4) For the purpose of determining the pro forma ratio of earnings to fixed charges, earnings are defined as pre-tax income (loss) plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus one third of rental expense, deemed to be representative of that portion of rental expense estimated to be attributable to interest.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

  The following summary historical financial information was derived in part from, and should be read in conjunction with, the historical combined financial statements of Doskocil and the historical financial statements of Dogloo and the respective notes thereto and "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The historical combined financial statements of Doskocil as of and for each of the years ended December 31, 1993 through 1996, and for the six-month period ended June 30, 1997 have been audited. The historical combined financial statements of Doskocil as of and for the six-month period ended June 30, 1996 and as of and for each of the three-month periods ended September 30, 1996 and 1997 are unaudited. The historical financial statements of Dogloo as of and for the years ended December 31, 1993 through December 31, 1996 have been audited. The historical financial statements of Dogloo as of and for each of the eight-month periods ended August 31, 1996 and 1997 are unaudited.

                                                                                  THREE MONTHS
                                                                 SIX MONTHS           ENDED
                           FISCAL YEAR ENDED DECEMBER 31,      ENDED JUNE 30,     SEPTEMBER 30,
                          -----------------------------------  ----------------  ----------------
                           1993     1994     1995      1996     1996     1997     1996     1997
                          -------  -------  -------  --------  -------  -------  -------  -------
                                       (DOLLARS IN THOUSANDS)
DOSKOCIL
INCOME STATEMENT DATA:
 Net sales..............  $74,325  $92,267  $97,496  $103,455  $51,737  $51,756  $25,928  $30,435
 Gross profit...........   26,788   29,782   25,944    30,327   14,392   13,367    8,001   10,369
 Operating income
  (loss)................    9,270    9,107    5,211     9,645    4,004     (925)   2,990    4,630
CASH FLOWS:
 Provided by (used in)
  operating activities..    4,513    1,480   (4,785)   16,830    7,302    2,766    5,386    1,331
 Used in investing
  activities............   (7,631) (14,113)  (5,319)      (74)  (2,691)    (972)    (861) (18,843)
 Provided by (used in)
  financing activities..    3,615   12,846   13,218   (14,039)  (5,259)  (6,703)  (3,387)  19,267
OTHER FINANCIAL DATA:
 EBITDA(1)..............  $12,313  $13,689  $11,409  $ 17,848  $ 8,018  $ 9,501  $ 5,161  $ 6,728
 Interest expense, net..      240      822    2,456     2,176    1,750      471      513    5,262
 Depreciation and
  amortization..........    2,963    4,283    5,545     5,928    2,877    2,857    1,602    2,098
 Capital expenditures...    6,796   11,474   19,156     4,129    2,740      971      753   20,145
MARGINS:
 Gross margin...........     36.0%    32.3%    26.6%     29.3%    27.8%    25.8%    30.9%    34.7%
 EBITDA(1)..............     16.6     14.9     11.8      17.2     15.5     18.3     19.9     22.1
BALANCE SHEET DATA:
 Fixed assets, net......  $17,306  $28,350  $28,078  $ 22,566  $28,019  $16,904  $27,191  $59,088
 Total assets...........   40,524   58,663   72,876    66,135   70,431   50,679   69,082  181,272
 Current liabilities....    5,575    7,403   22,050    22,966   10,807   14,936   19,687   22,751
 Long-term debt.........    8,538   21,284   21,213     9,110    9,888    8,302    8,302  170,000
 Equity.................   26,411   30,462   31,148    35,638   32,225   29,090   34,054  (15,291)


                                                                 EIGHT MONTHS
                            FISCAL YEAR ENDED DECEMBER 31,     ENDED AUGUST 31,
                           ----------------------------------  ----------------
                            1993     1994     1995     1996     1996     1997
                           -------  -------  -------  -------  -------  -------
DOGLOO
INCOME STATEMENT DATA:
 Net sales...............  $30,766  $44,267  $51,520  $56,519  $30,656  $31,260
 Gross profit............   11,787   14,090   11,298   18,633    8,462    9,702
 Operating income (loss).    3,429    2,620   (4,273)   6,625    1,739    1,308
CASH FLOWS:
 Provided by (used in)
  operating activities...    1,923   (2,854)  (5,758)   7,097    2,480     (487)
 Used in investing
  activities.............   (3,824)  (8,276)  (7,899)  (1,020)    (460)  (1,088)
 Provided by (used in)
  financing activities...    2,014    9,809   13,657   (5,975)  (2,020)   2,007
OTHER FINANCIAL DATA:
 EBITDA(1)...............  $ 3,771  $ 3,679  $ 1,597  $10,031  $ 3,969  $ 3,819
 Interest expense, net...      231    1,229    7,027    3,599    2,361    2,184
 Depreciation and
  amortization...........      342    1,059    2,303    3,067    1,991    2,311
 Capital expenditures(2).    5,450   16,621    9,130    1,000      451    1,054
MARGINS:
 Gross margin............     38.3%    31.8%    21.9%    33.0%    27.6%    31.0%
 EBITDA(1)...............     12.3      8.3      3.1     17.7     13.0     12.2
BALANCE SHEET DATA:
 Fixed assets, net.......  $ 6,926  $22,557  $27,547  $25,948  $26,083  $25,096
 Total assets............   19,995   39,364   47,250   42,438   46,791   45,580
 Current liabilities.....   10,732   15,247   25,802   21,438   20,453   20,399
 Long-term debt..........    2,196   17,702   27,470   23,576   24,674   21,356
 Stockholders' equity
  (deficit)..............    7,186    7,682   (2,517)  (2,470)  (4,290)  (4,137)

                                                    (See Note on following page)

(Notes to table on previous page)
--------------------

(1) The term EBITDA as used herein means the sum of operating income plus (i) depreciation and amortization, (ii) operating lease expense related to capital assets repurchased from operating lessors, (iii) impairment of molds, tools and dies, (iv) unusual inventory write-offs, (v) unusual reserves for workers' compensation, (vi) non-recurring write-offs of intangible assets and the write-offs of certain development costs for abandoned projects, (vii) non-recurring settlement costs and (viii) management fees and other expenses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs and there can be no assurance that costs similar to certain of the costs added back to operating income as part of EBITDA will not be incurred again in the future. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. The term EBITDA as used herein may not be comparable to other similarly titled measures of EBITDA used by other companies.

(2) Capital expenditures in years 1993, 1994 and 1995 include $1,645, $8,355 and $2,500, respectively for capital leases incurred for the acquisition of machinery and equipment.

                                 RISK FACTORS

  In addition to the other information set forth elsewhere in this Prospectus, holders of the Old Notes should carefully consider the following risk factors prior to tendering their Old Notes in the Exchange Offer. This Prospectus contains forward-looking statements which involve risk and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere herein.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available. See "The Exchange Offer--Consequences of Exchanging Old Notes."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS

  The Company incurred substantial indebtedness in connection with the consummation of the Transactions and will remain highly leveraged following the Exchange Offer. As of September 30, 1997, the Company had total consolidated indebtedness of approximately $170 million. On a pro forma basis after giving effect to the Transactions, the Company's ratio of earnings to fixed charges would have been 1.2 to 1.0 for the latest twelve months ended June 30, 1997. Subject to the restrictions in the New Credit Facility and the Indenture, the Company and its subsidiaries may incur additional indebtedness from time to time to finance capital expenditures and acquisitions and for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the possible limitation in the future on the Company's ability to obtain additional financing for working capital, product development, capital expenditures, debt service requirements or other purposes; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for operations and capital additions; (iii) certain of the Company's borrowings, primarily the borrowings under the New Credit Facility, will be at variable rates of interest which could cause the Company to be vulnerable to increases in interest rates; (iv) the Company may be more vulnerable to economic downturns and more limited in its ability to withstand competitive pressures than its competitors that are not as highly leveraged; (v) the Notes will mature after substantially all of the Company's other indebtedness, including all borrowings under the New Credit Facility; and (vi) the Company's leveraged status may affect its ability to make acquisitions in the future.

  The Company's scheduled payments of principal and interest on existing borrowings under the New Credit Facility and the Notes are $281,250 for the year ended June 30, 1998 and increase to $4.1 million in fiscal 1999 and $8.4 million in fiscal 2000. The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance, its indebtedness, including the Notes, will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or successor facilities. However, based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with amounts available under the New Credit Facility, will be adequate to meet its anticipated cash requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its indebtedness, including the Notes, or to obtain additional financing or to dispose of material assets or operations. The New Credit Facility and the Indenture restrict the Company's ability to sell assets and/or use the proceeds therefrom. There can be no assurance that any such refinancing or asset sales would be possible under the Company's debt instruments existing at such time, that the proceeds which the Company could realize from such refinancing or asset sales would be sufficient to meet the Company's obligations then due or that any additional financing could be obtained.

RESTRICTIVE COVENANTS AND ASSET ENCUMBRANCES UNDER THE NEW CREDIT FACILITY AND INDENTURE

  The New Credit Facility and the Indenture contain numerous restrictive covenants which limit the discretion of Company management with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The New Credit Facility also contains a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a "change of control" will constitute an event of default. A failure to comply with the obligations contained in the New Credit Facility or the Indenture, if not cured or waived, could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In addition, the obligations of the Company under the New Credit Facility are secured by substantially all of the assets of the Company. In the case of an event of default under the New Credit Facility, the lenders under the New Credit Facility are entitled to exercise the remedies available to a secured lender under applicable law. If the Company were obligated to repay all or a significant portion of its indebtedness, there can be no assurance that the Company would have sufficient cash to do so or that the Company could successfully refinance such indebtedness. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the New Credit Facility or the Notes. See "Description of the Notes--Certain Covenants" and "Description of New Credit Facility."

RISKS RELATED TO THE MERGER AND INTEGRATION OF DOSKOCIL AND DOGLOO

  The Merger involved the combination of two companies that previously operated independently. The assimilation of the companies may be difficult and requires integration and coordination of the Company's product offerings, management, systems, research and development, manufacturing and sales and marketing efforts. The difficulties of such assimilation may be increased by the necessity of coordinating geographically separated organizations, consolidating manufacturing operations in Arlington, Texas, relocating and integrating personnel and combining different corporate cultures. In addition, the process of integrating the manufacturing, systems and other operations of Dogloo and Doskocil requires substantial attention from management and could cause the interruption of, or a loss of momentum in, the business activities of the Company, which could have an adverse effect on the Company's financial position, results of operations and cash flows. There can be no assurance that the Company will retain its key personnel or that the research and development, manufacturing and sales and marketing teams of Dogloo and Doskocil will successfully cooperate to realize any benefits or that the Company will realize any anticipated benefits from the Merger or the Transactions as a whole. Accordingly, no assurance can be given that difficulties will not be encountered in integrating the operations of Dogloo and Doskocil or that the efficiencies and benefits expected from such integration will be realized. In addition, the Merger could cause customers and potential customers of the Company to delay or cancel orders for products as a result of customer concerns and uncertainty over product evolution, integration and support of the combined Company's products. Such a delay or cancellation of orders could have a material adverse effect on the Company's financial position, business, operating results or cash flows. The Company's future success will be dependent in part upon its continued ability to recruit, motivate and retain qualified personnel. There can be no assurance that the Company will be successful in this regard. See "Management."

  Consistent with its desire to be a focused pet products company, management may consider the sale or other disposition, including a sale or distribution to existing shareholders, of the Doskocil sporting goods and other products line described in "Business--Products--Sporting Goods and Other Products." This product line generated sales of approximately $24 million during 1996. Any such sale or other disposition of this product line would be subject to obtaining the consent of the Company's lenders under the New Credit Facility and compliance with applicable Indenture covenants.

  The Pro Forma Financial Data set forth in the "Prospectus Summary" and under "Unaudited Pro Forma Condensed Financial Data" and management's estimates of certain additional cost savings from the Merger are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company when taken as a whole, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company, and are based upon assumptions with respect to future business decisions that are subject to change. The Pro Forma Financial Data, and such other estimates of management, assume that the Company will achieve certain cost savings and operational efficiencies related to the Merger. Certain of the assumptions underlying the Pro Forma Financial Data are described in more detail under "Unaudited Pro Forma Condensed Financial Data." In addition, the Pro Forma Financial Data exclude the effect of certain non-recurring costs relating to the Merger and the Offering that will be expensed in 1997. Accordingly, the Pro Forma Financial Data, and such other estimates by management, are only estimates that are necessarily speculative in nature. It can be expected that some or all of the assumptions of the Pro Forma Financial Data will not materialize and that actual results will vary from the Pro Forma Financial Data, which variations may be material. The Pro Forma Financial Data do not purport to represent what the Company's results of operations actually would have been if the Transactions had been consummated on the date indicated, or what such results will be for any future date or for any future period.

SEASONALITY AND QUARTERLY FLUCTUATIONS

  The business and results of operations of the Company are seasonal. Dogloo's business and results of operations are especially seasonal due to the increased number of pet shelters sold during periods of inclement weather; because retailers build inventories in anticipation of these periods, sales are typically weighted towards the third and fourth quarters of each calendar year. Doskocil's business and results of operations are also seasonal because of the increased number of pet shelters sold during the third and fourth quarters of each calendar year and because of the increased number of sporting goods and certain other products sold in anticipation of the spring and summer selling seasons. In order to finance these seasonal variations and resulting inventory and receivable levels, Dogloo and Doskocil have both utilized revolving lines of credit. The outstanding balances on the revolving lines of credit have generally followed the seasonal cycle described above, increasing until sales and the collection of receivables could be used to reduce the outstanding balances on the lines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurances, however, that the Company will be able to finance seasonal variations in its liquidity requirements.

DEPENDENCE ON RAW MATERIAL PRICING AND AVAILABILITY

  The major raw materials used in the manufacturing of the Company's products are various plastic resins and recycled plastic materials, including primarily polypropylene and polyethylene and their derivatives. The plastic resins used by the Company are produced from petrochemical intermediates which are, in turn, derived from petroleum extracts. Plastic resin prices may fluctuate as a result of worldwide changes in natural gas and crude oil prices and capacity, as well as changes in supply and demand for resin and petrochemical intermediates from which they are produced. Among other industries, the automotive and housing industries are significant users of plastic resin. As a result, significant changes in worldwide capacity and demand in these and other industries may cause significant fluctuations in the prices of plastic resin. In the past, Dogloo and Doskocil have had limited ability to increase product pricing in response to plastic resin price increases. Any future increases in the prices of plastic resins could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Raw Materials."

  Significant increases in the prices of other raw materials used to manufacture the Company's products could have a material adverse effect on the Company's financial position, operating results, and cash flows. There can be no assurance that severe shortages of raw materials will not occur in the future that could increase the cost or delay the shipment of the Company's products and have a material adverse effect on the Company's financial position, operating results and cash flows.

CONCENTRATION OF CUSTOMERS

  In 1996, the six months ended June 30, 1997 and the three months ended September 30, 1997, Wal-Mart, the Company's largest customer, accounted for approximately 11.7%, 11.1% and 16.6%, respectively of net sales, and the Company's ten largest customers accounted for, in the aggregate, approximately 39.6%, 36.4% and 48.2%, respectively, of net sales. See "Business--Customers." The loss of, or significant reduction of orders from, any of the Company's major customers could have a material adverse effect on the Company's financial position, results of operations and cash flows.

RELIANCE ON TRADEMARK, PATENT AND PROPRIETARY INFORMATION

  The Company's continuing success depends in part on its ability to protect and maintain the proprietary nature of its products through a combination of trademarks, patents, licenses and other proprietary arrangements. The Company intends to protect vigorously the proprietary nature of its products; however, monitoring and identifying unauthorized use of the Company's proprietary rights may prove difficult. There can be no assurance that the Company's pending trademark or patent applications will issue or that, if issued, or licensed to the Company, they will be enforceable or will provide substantial protection from competition or be of commercial benefit to the Company, or that the Company will possess the financial resources necessary to enforce or defend any of its trademark and patent rights. Neither can there be any assurances that a third party will not violate, or attempt to invalidate, the Company's proprietary rights, possibly forcing the Company to expend substantial legal fees. Successful challenges to certain of the Company's patents or trademarks, particularly the federal configuration trademark relating to its igloo-shaped pet shelter, would materially adversely affect its financial condition, business, operating results and cash flows. While Dogloo has successfully relied upon this configuration trademark in the past, there can be no assurance that the Company will again be successful in this regard. Further, there can be no assurance that actions taken by the Company to establish and protect its proprietary rights would be adequate to prevent imitation of its products by others or to prevent others from seeking to block sales of the Company's products as violative of the proprietary rights of others. Moreover, there can be no assurance that third parties will not assert infringement claims against the Company in the future. If any of the Company's products are found to infringe upon patents or other third party rights, the Company could be required to obtain a license to continue to manufacture or market such products. There can be no assurance that licenses to such patent rights would be made available to the Company on commercially reasonable terms, if at all. If the Company does not obtain such licenses, it could encounter delays while it attempts to redesign these products to avoid infringement, or it could find that the manufacture or marketing of these products is not possible. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the United States.

INTENSE COMPETITION, LIMITED MARKET DATA AND THE SUSCEPTIBILITY TO CHANGING ECONOMIC CONDITIONS

  The Company's products are sold in highly competitive markets. In each of its markets, the Company competes with a significant number of companies of varying sizes on the basis of quality, price, availability and service. Competitive pressures or other factors could cause the Company to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the Company's financial position, results of operations and cash flows. Some of the Company's competitors have greater financial and other resources than the Company and may consequently have more operating flexibility and a greater ability to expand production capacity and increase research and development expenditures.

  The market data contained in this Prospectus is based on independent industry publications or the good faith belief of the Company's management. However, such market data cannot be verified with certainty due in part to the unavailability of raw data in certain circumstances and the voluntary nature of the data-gathering process, and estimates may be incorrect, possibly to a material degree. In particular, the Company is not aware of the availability of reliable statistics with respect to specific pet and sporting goods products. Therefore, management's estimates with respect to such specific pet and sporting goods products are based only on the limited data in the public domain and the Company's participation in the pet and sporting goods industries. Accordingly, no assurance can be given as to the accuracy of management's estimates. Holders of the Notes should not place undue emphasis on the market data and predictions of future trends contained in the Prospectus, as there can be no assurance that such data or predictions are accurate in all material respects.

  Sales of pet products can be dependent upon discretionary consumer spending, which may be affected by general economic conditions, as well as continued interest in pet ownership. A decrease in consumer spending on pet products or a reduction in pet ownership could have an adverse effect on the Company's financial position, business, operating results and cash flows.

INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL

  Upon a Change of Control, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the New Credit Facility or under the Company's debt instruments existing at such time will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of the Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

SUBORDINATION OF NOTES

  The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company and, as such, are, and will be, respectively, subordinated to all existing and future Senior Debt of the Company and its subsidiaries, including borrowings under the New Credit Facility. The Old Notes are, and the New Notes will also be effectively subordinated to all secured indebtedness of either the Company or any of its subsidiaries to the extent of the assets secured by such indebtedness. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $80.0 million of outstanding Senior Debt, all of which would have been secured debt under the New Credit Facility. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors of subsidiaries, if any, must be paid in full before the holders of the Notes may be paid. Moreover, under certain circumstances, if any non-payment default exists with respect to certain Senior Debt, the Company may not make any payments on the Notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been paid in full. See "Description of the Notes--Subordination." If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of such proceeds paid to holders of the Notes.

FRAUDULENT TRANSFER CONSIDERATIONS

  As described under "Use of Proceeds," the net proceeds of the Offering were used in part to repay the Bridge Notes and all amounts outstanding under the Existing Credit Facility, which were incurred in connection with the Recapitalization, and to redeem certain preferred and common stock of Doskocil and certain preferred and common stock of Dogloo. The obligations of the Company under the indebtedness represented by the Notes may be subject to review under relevant federal and state fraudulent transfer laws, as well as other similar laws regarding creditors rights generally or distributions to shareholders, if a bankruptcy case or a lawsuit (including circumstances not involving bankruptcy) is commenced by or on behalf of any unpaid creditor or a representative of the Company's creditors, such as a trustee in bankruptcy or the Company as debtor in possession. If a court, in such a lawsuit, were to find that the Company incurred the indebtedness represented by the Bridge Notes, the Existing Credit Facility or the Notes (i) with the intent to hinder, delay or defraud present or future creditors or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or (ii) received less than a reasonably equivalent value or fair consideration for any such indebtedness and, at the time of such incurrence (a) was insolvent; (b) was rendered insolvent by reason of such incurrence; (c) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (d) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the obligations under the Notes, direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors, subordinate such obligations to all other indebtedness of the relevant obligor or take other action detrimental to the holders of the Notes. A court would likely conclude that the Company did not receive reasonably equivalent value or fair consideration for incurring its obligations under the Notes to the extent that the proceeds of the Notes were used to refinance the Bridge Notes and the Existing Credit Facility (each as defined below) and that the Bridge Notes and the Existing Credit Facility were used to repurchase stock of Doskocil or Dogloo, or that the proceeds of the Notes were used to repurchase such stock.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether Doskocil was "insolvent" at the time of the Recapitalization or to determine whether the Company was insolvent at the time the Transactions, including the Offering, were consummated. Further, there can be no assurance that, regardless of the method of valuation, a court would not determine that Doskocil was insolvent at the time of the Recapitalization or that a court would not determine that the Company was insolvent at the time the Transactions, including the Offering, were consummated.

CONTROLLING STOCKHOLDER

  Westar owns approximately 70.9% of the outstanding shares of Doskocil Common Stock. Shares of Doskocil Common Stock are the only outstanding class of voting capital stock of the Company. As a result, Westar has the ability to elect the board of directors of the Company, to approve or disapprove of other matters requiring stockholder approval and to effectively control the affairs and policies of the Company.

LACK OF PUBLIC MARKET FOR THE NOTES

  The Old Notes were issued on September 19, 1997 to institutional investors and are eligible for trading in the PORTAL Market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of holders of the New Notes to sell their New Notes or the price at which such holders may be able to sell their New Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. As a result, the market price of the New Notes could be adversely affected.

  The Company does not intend to apply to list the Old Notes or the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

  The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities, regardless of the Company's financial performance or prospects.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD SENIOR NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m.,
New York City time, on        , 1997; provided, however, that if the Company,
in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

  As of the date of this Prospectus, $85,000,000 aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about       , 1997, to all holders of
Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to the conditions that the Exchange Offer does not violate any applicable law, policy or interpretation of the staff of the SEC.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under "-- Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit either (i) a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to First Trust National Association, as Exchange Agent, at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date, or (ii) if such Old Notes are tendered pursuant to the procedures for book-entry transfer set forth below, a holder tendering Old Notes may transmit an Agent's Message (as defined herein) to the Exchange Agent in lieu of the Letter of Transmittal, in either case on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal or an Agent's Message, as the case may be, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted to the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the tendering Participant (as defined herein) that such Participant has received and agrees to be bound by the Letter of Transmittal and the Company may enforce the Letter of Transmittal against such Participant. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date. The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes, and that neither the holder nor such other person is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act (or that if it is such an affiliate, it will comply with the registration and prospectus delivery requirement of the Securities Act to the extent applicable). In the case of a Holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Company that such holder is not engaged in, or does not intend to engage in, a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Senior Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes, or if no interest has been paid on the Old Notes, from September 19, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered Holders of New Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid from September 19, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered Holders of Old Notes on such record date will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid, from September 19, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. If the Exchange Offer is not consummated within the time period set forth herein under the heading "Description of the Notes--Registration Rights; Liquidated Damages," special interest in the form of Liquidated Damages will accrue and be payable on the Old Notes until the Exchange Offer is consummated.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents or, in the case of a Book-Entry Confirmation, an Agent's Message in lieu thereof. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Old Notes will be resumed without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender Old Notes held by such holder and such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  The Exchange Offer is not subject to any condition, other than that the Exchange Offer does not violate any applicable law, policy or interpretation of the staff of the SEC.

EXCHANGE AGENT

  First Trust National Association has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

         Delivery To: First Trust National Association, Exchange Agent

                By Facsimile:                       By Mail, Overnight Courier or Hand:
               (612) 244-1537                         First Trust National Association
            Confirm by Telephone:                            First Trust Center
               (612) 244-8162                              180 East Fifth Street
                                                         St. Paul, Minnesota 55101
                                                             Attn: David Haugen
                                                    Specialized Finance Corporate Trust
                                                                 Department

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be
$       .

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes--Registration Rights; Liquidated Damages." Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The Offer and sale of the New Notes to "qualified institutional buyers" (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

                         THE DOSKOCIL RECAPITALIZATION

  On July 1, 1997, pursuant to the terms of a recapitalization agreement dated July 1, 1997 (the "Recapitalization Agreement"), the following Enterprise entities collectively acquired control of Doskocil: Enterprise Partners III, L.P., a Delaware limited partnership ("EPIII"), Enterprise Partners III Associates, L.P., a Delaware limited partnership ("EPIIIA"), Enterprise Partners IV, L.P., a Delaware limited partnership "EPIV"), Enterprise Partners IV Associates, L.P., a Delaware limited partnership ("EPIVA"), and Enterprise Management Partners Corporation, a California corporation ("EMPC" and, together with EPIII, EPIIIA, EPIV and EPIVA, the "Enterprise Funds").

  The following events and transactions, together with certain other events and transactions, constituted the recapitalization (the "Recapitalization") of
Doskocil: (i) the Enterprise Funds purchased, indirectly and directly, all of the general and limited partnership interests of the partnership which formerly owned the Spectrum facility for approximately $11.0 million, net of debt (the "Spectrum Purchase Amount"), paid off approximately $1.0 million of existing debt of Spectrum, and subsequently contributed such partnership interests to Doskocil in exchange for 798,612 shares of Doskocil common stock, no par value ("Doskocil Common Stock"); (ii) the Enterprise Funds contributed $3.0 million to Doskocil in exchange for 199,654 shares of Doskocil Common Stock and $23.0 million in exchange for 1,530,674 shares of Doskocil Series A Preferred Stock, no par value ("Doskocil Series A Preferred Stock"); (iii) Doskocil Funding, Inc. and NationsBridge, L.L.C. purchased an aggregate of $32.5 million of senior subordinated increasing rate notes (the "Bridge Notes") from Doskocil; (iv) NationsBank of Texas, N.A. ("NationsBank of Texas") and DLJ Capital Funding, Inc. loaned an aggregate of $65.0 million to Doskocil (the "Existing Credit Facility"); and (v) Doskocil purchased 5,666,145 shares of Doskocil Common Stock from Mr. Benjamin Doskocil, Sr. and his spouse for approximately $87.4 million (the "Doskocil Purchase Amount," and together with the Spectrum Purchase Amount, the "Purchase Amount").

                                  THE MERGER

  Pursuant to the Merger Agreement, on September 19, 1997 Dogloo merged with and into Doskocil, with Doskocil as the surviving corporation. Except as described below, all of the outstanding shares of Dogloo common stock, no par value ("Dogloo Common Stock"), Dogloo Series A Preferred Stock, no par value ("Dogloo Series A Preferred Stock") and Dogloo Series B Preferred Stock, no par value ("Dogloo Series B Preferred Stock") were converted into, respectively, shares of Doskocil Common Stock, Doskocil Series B Preferred Stock, no par value ("Doskocil Series B Preferred Stock") and Doskocil Series C Preferred Stock, no par value ("Doskocil Series C Preferred Stock"). The outstanding shares of Dogloo Common Stock were converted into, in the aggregate, 1,400,603 shares of Doskocil Common Stock. No certificates representing fractional shares of Doskocil Common Stock were issued in the Merger; rather, in lieu thereof, each stockholder of Dogloo otherwise entitled to receive such a fractional share of Doskocil Common Stock received a cash payment or a right thereto. Pursuant to the Merger Agreement, each issued and outstanding share of Dogloo Series A Preferred Stock was converted into one share of Doskocil Series B Preferred Stock and each issued and outstanding share of Dogloo Series B Preferred Stock was converted into one share of Doskocil Series C Preferred Stock. In connection with the Merger, except as described below, all of the outstanding options to purchase shares of Dogloo Common Stock were assumed by Doskocil and thereby become options to purchase shares of Doskocil Common Stock, with adjustments to such options to reflect the ratio into which shares of Dogloo Common Stock are converted into shares of Doskocil Common Stock.

  In connection with the Merger, Doskocil offered to purchase up to an aggregate of 328,851 shares of Dogloo Common Stock for an aggregate price of approximately $575,500 from shareholders of Dogloo other than the Investor Group and Mr. Aurelio F. Barreto, III, the co-founder and former Chief Executive Officer of Dogloo. In addition, Doskocil offered to cash out for $0.41 per option all vested and unvested options of Dogloo employees who did not continue with the Company after the Merger. All Dogloo employees who continued with the Company had their options assumed by the Company and therefore converted into options to purchase Doskocil Common Stock. Immediately prior to the Merger Dogloo had 761,000 outstanding options to purchase shares of

Dogloo Common Stock. Shareholders of Dogloo Common Stock owning 23,148 shares of Dogloo Common Stock (0.071% of the outstanding shares of Dogloo Common Stock immediately prior to the Merger) are entitled to dissenter rights in connection with the Merger and such shareholders who exercise such rights are, in accordance with California law, entitled to receive in cash the fair market value of their shares, excluding any appreciation or depreciation as a consequence of the Merger.

  Concurrent with the closing of the Merger, 1,064,816 shares of Doskocil Series A Preferred Stock owned by EMPC were distributed by EMPC to Westar and HBI to satisfy certain indebtedness of EMPC to Westar and HBI. Immediately after such distribution, all such shares of Doskocil Series A Preferred Stock owned by Westar and HBI were converted into 1,064,816 shares of Doskocil Common Stock.

  Concurrent with the closing of the Merger, the Company used proceeds of the Offering and the New Credit Facility to redeem for $14.9 million (including dividends accrued through September 19, 1997) 598,959 shares of Doskocil Common Stock and 359,376 shares of Doskocil Series A Preferred Stock owned by EMPC, and to redeem for $3.6 million 64,448 shares of Doskocil Common Stock and 51,558 shares of Doskocil Series A Preferred Stock from EPIII, 5,604 shares of Doskocil Common Stock and 4,483 shares of Doskocil Series A Preferred Stock from EPIIIA, 63,050 shares of Doskocil Common Stock and 47,917 shares of Doskocil Series A Preferred Stock from EPIV, and 2,524 shares of Doskocil Series A Preferred Stock from EPIVA.

  Immediately following the Merger, the Company also used proceeds from the Offering and the New Credit Facility to redeem the following additional shares of Doskocil Series B Preferred Stock and Doskocil Series C Preferred Stock (i) 6,890,000 shares of Doskocil Series B Preferred Stock held by Mr. Barreto for $8.4 million (including dividends accrued through September 19, 1997); (ii) 3,334,255 shares of Doskocil Series B Preferred Stock held by Darrell R. Paxman, co-founder of Dogloo, for $4.0 million (including dividends accrued through September 19, 1997); (iii) 495,358 shares of Doskocil Series C Preferred Stock held by EPIII for $594,158 (including dividends accrued through September 19, 1997); (iv) 43,075 shares of Doskocil Series C Preferred Stock held by EPIIIA for $727,567 (including dividends accrued through September 19, 1997); and (v) 2,141,260 shares of Doskocil Series C Preferred Stock held by Mr. Barreto for $2.6 million (including dividends accrued through September 19, 1997). Further, immediately following the Merger, the Company paid approximately $1.5 million of accrued dividends on the shares of Doskocil Series C Preferred Stock which remain outstanding.

  In connection with the conversion and redemption of shares of Doskocil Series A Preferred Stock, the Company borrowed $469,000 under the New Credit Facility to pay cumulative dividends on such shares of Doskocil Series A Preferred Stock as of the date of the Merger.

  Currently, the Company has 3,064,379 shares of Doskocil Common Stock outstanding and 9,161,567 shares of Doskocil Series C Preferred Stock outstanding. No shares of Doskocil Series A Preferred Stock or Doskocil Series B Preferred Stock are outstanding.

  After giving effect to the Transactions, the Investor Group will have invested a total of $20.0 million in cash equity and the Investor group and other shareholders of Dogloo will have contributed Dogloo common and preferred equity with a value of $30.1 million, based on the same valuation method used in the Recapitalization. In addition, Benjamin C. Doskocil, Sr., will also have retained approximately 10.9% of the outstanding shares of Doskocil Common Stock after giving effect to the Transactions.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company from the issuance of the Old Notes of approximately $82.4 million (after deducting the estimated discounts to the Initial Purchasers), together with proceeds from the New Credit Facility and existing cash, were used in connection with the Transactions to repay the Bridge Notes and the Existing Credit Facility to redeem certain shares of Doskocil Common Stock and Doskocil preferred stock, no par value ("Doskocil Preferred Stock") (as described in "The Merger") and to pay related fees and expenses. The following table sets forth the approximate sources and uses of funds in the Transactions.

                                                         (DOLLARS IN THOUSANDS)
CASH SOURCES OF FUNDS:
  New Credit Facility/(1)/:
    Revolving Credit Facility/(2)/......................        $  3,000
    Senior Term A.......................................          45,000
    Senior Term B.......................................          37,500
  Senior Subordinated Notes offered hereby..............          85,000
  Existing cash.........................................           1,886
                                                                --------
                                                                 172,386
NON-CASH SOURCES OF FUNDS:
  Conversion of Dogloo Common Stock into Doskocil Common
   Stock/(3)/...........................................          21,210
  Conversion of Dogloo Series B Preferred Stock for
   Doskocil Series C Preferred Stock (shares that will
   not be redeemed as part of the Transactions).........           9,162
  Retention of Doskocil Common Stock by Doskocil common
   stockholders.........................................          25,000
                                                                --------
    Total sources of funds..............................        $227,758
                                                                ========
CASH USES OF FUNDS:
  Refinance Existing Credit Facility....................        $ 65,316
  Refinance Bridge Notes/(4)/...........................          33,355
  Refinance Dogloo Debt/(5)/............................          34,135
  Redeem Doskocil Common Stock..........................          11,000
  Redeem Doskocil Series A Preferred Stock/(6)/.........           7,469
  Redeem Doskocil Series B Preferred Stock (formerly
   Dogloo Series A Preferred Stock)/(7)/................          12,390
  Redeem Doskocil Series C Preferred (formerly Dogloo
   Series B Preferred Stock)/(8)/.......................           5,041
  Payment of accrued dividends on Doskocil Series C
   Preferred Stock not redeemed/(8)/....................           1,576
  Fees and Expenses paid at the time of the closing of
   the Transactions/(8)/................................           3,680
                                                                --------
                                                                 172,386
NON-CASH USES OF FUNDS:
  Conversion of Dogloo Common Stock into Doskocil Common
   Stock/(3)/...........................................          21,210
  Conversion of Dogloo Series B Preferred Stock for
   Doskocil Series C Preferred Stock (shares that will
   not be redeemed as part of the Transactions).........           9,162
  Retention of Doskocil Common Stock by Doskocil Common
   Stockholders.........................................          25,000
                                                                --------
    Total uses of funds.................................        $227,758
                                                                ========

---------------------
(1) See "Description of New Credit Facility."

(2) Does not give effect to an aggregate amount of $523,490 that Doskocil borrowed under the New Credit Facility to (i) purchase in connection with the Merger an aggregate of 249,703 shares of Dogloo Common Stock from shareholders of Dogloo other than the Investor Group and Mr. Aurelio F. Barreto, III, and (ii) to cash out in connection with the Merger 211,000 options to purchase shares of Dogloo Common Stock held by certain Dogloo employees who are not continuing with the Company.

(3) Includes an aggregate of 249,703 shares of Dogloo Common Stock which Doskocil purchased in connection with the Merger from shareholders of Dogloo other than the Investor Group and Mr. Barreto.
(4) Includes approximately $855,000 of accrued interest.
(5) Of this amount, approximately $786,240 represented outstanding loans from Westar to Dogloo, including accrued interest thereon.
(6) Includes $469,000 in cumulative dividends on shares of Doskocil Series A Preferred Stock that were paid on the date of the Merger.
(7) Included accrued dividends through the date of the Merger.
(8) Includes a $450,000 transaction advisory fee agreed by Dogloo to be paid to Westar as part of the 1995 Dogloo recapitalization.

                              CAPITALIZATION

  The following table sets forth the unaudited capitalization of the Company as of September 30, 1997. This table should be read in conjunction with "Doskocil Selected Historical Financial Data," "Dogloo Selected Historical Financial Data," and "Unaudited Pro Forma Condensed Financial Data" included elsewhere in this Prospectus. For a description of the capital stock of the Company, see "Capital Stock of the Company." The Company is currently indebted under the New Credit Facility and the Notes. See "Description of New Credit Facility" and "Description of the Notes."

                                                            SEPTEMBER 30, 1997
                                                              (IN THOUSANDS)
     Revolving Credit Facility.............................      $  2,500 /(1)/
     Senior Debt--Term A...................................        45,000
     Senior Debt--Term B...................................        37,500
     Senior Subordinated Notes.............................        85,000
                                                                 --------
       Total Debt..........................................       170,000
     Preferred Stock.......................................         9,161
     Common Stock..........................................        34,015
     Retained earnings (deficit)...........................       (58,467)
                                                                 --------
       Total Capitalization................................      $154,709
                                                                 ========

--------

(1) Does not give effect to an aggregate amount of $523,490 that Doskocil borrowed under the New Credit Facility to (i) purchase in connection with the Merger an aggregate of 249,703 shares of Dogloo Common Stock from shareholders of Dogloo other than the Investor Group and Mr. Aurelio F. Barreto, III, and (ii) to cash out in connection with the Merger 211,000 options to purchase shares of Dogloo Common Stock held by certain Dogloo employees who are not continuing with the Company. See "The Merger."

                      PRO FORMA CONDENSED FINANCIAL DATA

  The following unaudited pro forma condensed financial data (the "Pro Forma Financial Data") have been derived by the application of pro forma adjustments to the historical financial statements. The pro forma income statement data for the periods presented give effect to the Transactions as if they had occurred as of July 1, 1996. The adjustments are described in the accompanying notes. The Pro Forma Financial Data do not purport to represent what the Company's results of operations actually would have been if the Transactions had been consummated on the date indicated, or what such results will be for any future date or for any future period. The Pro Forma Financial Data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the notes thereto included elsewhere in this Prospectus.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                    LATEST TWELVE MONTHS ENDED JUNE 30, 1997

                                    HISTORICAL HISTORICAL  PRO FORMA
                                     DOSKOCIL    DOGLOO   ADJUSTMENTS PRO FORMA
                                    ---------- ---------- ----------- ---------
                                      (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                       DATA)
Net sales..........................  $103,474   $57,209               $160,683
Costs of goods sold................    74,172    36,661     $(7,593)A  103,240
                                     --------   -------               --------
  Gross profit.....................    29,302    20,548                 57,443
Selling, general & administrative
 expenses..........................    20,740    14,118      (2,768)B   32,090
Writedown of equipment to be
 disposed..........................     3,846       --                   3,846
                                     --------   -------               --------
Operating income...................     4,716     6,430                 21,507
Other (income) expense:
  Officer and retention bonuses....     4,052       --       (4,052)C      --
  Interest expense, net............       897     3,452      10,964 D   15,313
  Amortization.....................       --        --        2,305 E    2,305
  Other, net.......................       630       (11)                   619
                                     --------   -------               --------
    Total other (income) expense...     5,579     3,441                 18,237
                                     --------   -------               --------
Pre tax income (loss)..............      (863)    2,989                  3,270
Provision (benefit) for income
 taxes.............................       --      1,040         170 F    1,210
                                     --------   -------               --------
Net income (loss)..................  $   (863)  $ 1,949               $  2,060
                                     ========   =======               ========
Pro forma net income per share.....       --        --          --  G $    .37
Pro forma ratio of earnings to
 fixed charges.....................       --        --          --  H     1.2x

     See accompanying Notes to Unaudited Pro Forma Condensed Statements of
                                  Operations.

             UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                   THREE MONTHS ENDED SEPTEMBER 30, 1997

                                             HISTORICAL
                                               DOGLOO
                                              JULY 1 TO
                                 HISTORICAL SEPTEMBER 19,  PRO FORMA
                                  DOSKOCIL      1997      ADJUSTMENTS PRO FORMA
                                 ---------- ------------- ----------- ---------
                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales.......................  $30,435      $12,992                 $43,427
Costs of goods sold.............   20,066        7,824      $(1,670)A   26,220
                                  -------      -------                 -------
  Gross profit..................   10,369        5,168                  17,207
Selling, general and
 administrative expenses........    5,739        3,533         (587)B    8,685
                                  -------      -------                 -------
Operating income................    4,630        1,635                   8,522
Other (income) expense:
  Interest expense, net.........    5,262          947       (1,733)D    4,476
  Amortization..................      --           --           350 E      350
  Other, net....................       13            5                      18
                                  -------      -------                 -------
    Total other (income)
     expense....................    5,275          952                   4,844
                                  -------      -------                 -------
Pre tax income (loss)...........     (645)         683                   3,678
Provision (benefit) for income
 taxes..........................    1,431           42        1,558 F    3,031
                                  -------      -------                 -------
Net income (loss)...............  $(2,076)     $   641                 $   647
                                  =======      =======                 =======
Pro forma net income per share..      --           --           --  G  $   .14
Pro forma ratio of earnings to
 fixed charges..................      --           --           --  H      1.8x

     See accompanying Notes to Unaudited Pro Forma Condensed Statements of
                                  Operations.

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                            (DOLLARS IN THOUSANDS)

(A) The following summarizes the total adjustment to cost of sales:

                                                     LATEST TWELVE THREE MONTHS
                                                     MONTHS ENDED      ENDED
                                                       JUNE 30,    SEPTEMBER 30,
                                                         1997          1997
                                                     ------------- -------------
   Reduction of resin costs(1)......................    $(2,699)      $  (807)
   Elimination of manufacturing expenses(2).........     (4,036)         (863)
   Operating leases(3)..............................       (858)          --
                                                        -------       -------
     Total adjustment to cost of sales..............    $(7,593)      $(1,670)
                                                        =======       =======

  ---------------------
  (1) Reduction of resin costs associated with the utilization of Spectrum instead of external sources to satisfy Dogloo's resin needs.
  (2) Elimination of duplicative manufacturing expenses directly associated with the closure and relocation of Dogloo's Corona, California and Indianapolis, Indiana operations.

  (3) Elimination of amount estimated to represent interest on Doskocil's equipment operating leases. Doskocil purchased the assets covered by the leases as part of the Recapitalization and the related operating leases were terminated on July 1, 1997.

(B) The following summarizes the total adjustment to SG&A:

                                                     LATEST TWELVE THREE MONTHS
                                                     MONTHS ENDED      ENDED
                                                       JUNE 30,    SEPTEMBER 30,
                                                         1997          1997
                                                     ------------- -------------
   Elimination of SG&A expenses(1)..................    $(2,260)      $  (510)
   Elimination of Dogloo debt issuance costs(2).....       (508)          (77)
                                                        -------       -------
     Total adjustment to SG&A.......................    $(2,768)      $  (587)
                                                        =======       =======

  ---------------------
  (1) Elimination of duplicative selling, general and administrative costs directly associated with the closure and relocation of Dogloo's Corona, California and Indianapolis, Indiana operations.
  (2) Elimination of the amortization of Dogloo's debt issuance costs as the related debt will be refinanced as part of the Transactions.

(C) The following summarizes the elimination of certain bonuses:

                                                     LATEST TWELVE THREE MONTHS
                                                     MONTHS ENDED      ENDED
                                                       JUNE 30,    SEPTEMBER 30,
                                                         1997          1997
                                                     ------------- -------------
   Elimination of bonuses(1)........................    $(4,052)      $   --
                                                        =======       =======

  ---------------------

  (1) Elimination of officer's bonus consisting of amounts paid to Doskocil's former owner, which was intended to compensate the owner for personal tax liability associated with taxable income arising from Doskocil's Subchapter S earnings. Also includes elimination of retention bonuses paid by Doskocil upon the completion of the Recapitalization.

(D) The following summarizes the total interest adjustment:

                                                     LATEST TWELVE THREE MONTHS
                                                     MONTHS ENDED      ENDED
                                                       JUNE 30,    SEPTEMBER 30,
                                                         1997          1997
                                                     ------------- -------------
   Interest on New Credit Facility(1)..............     $15,313       $ 3,898
   Interest on Existing Credit Facility(2).........      (4,349)       (5,743)
   Amortization of new debt issuance costs (6 to 10
    years).........................................         508           112
                                                        -------       -------
       Total interest adjustment...................     $11,472       $(1,733)
                                                        =======       =======

--------
(1) Interest expense associated with the New Credit Facility and the Notes.

(2) Elimination of the interest expense associated with the Existing Credit Facility which was repaid in full in connection with the Transactions.

(E) The following summarizes the amortization of goodwill of $54.9 million over a period of 30 years arising from the Transactions:

                                                     LATEST TWELVE THREE MONTHS
                                                     MONTHS ENDED      ENDED
                                                       JUNE 30,    SEPTEMBER 30,
                                                         1997          1997
                                                     ------------- -------------
   Amortization of goodwill.........................    $1,797         $350
                                                        ======         ====

(F) The following summarizes the adjustment of the provision for income taxes using an estimated statutory tax rate of 37 percent:

                                                     LATEST TWELVE THREE MONTHS
                                                     MONTHS ENDED      ENDED
                                                       JUNE 30,    SEPTEMBER 30,
                                                         1997          1997
                                                     ------------- -------------
   Adjustment of provision for income taxes.........     $170         $1,558
                                                         ====         ======

(G) Pro forma income (loss) per common share is based on the common shares of Doskocil outstanding after the acquisition of Dogloo, 3,064,379, divided into net income as reduced by preferred stock dividend requirements of $916 for the year ended June 30, 1997 and $229 for the three month period ended September 30, 1997.

(H) For the purposes of defining the pro forma ratio of earnings to fixed charges and the pro forma deficiency of earnings to cover fixed charges, earnings are defined as pretax income (loss) plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus one-third of rental expense, deemed to be representative of that portion of rental expense estimated to be attributable to interest.

                  DOSKOCIL SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical combined financial data were derived in part from, and should be read in conjunction with, the historical combined financial statements of Doskocil and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus/(1)/. The historical combined financial statements of Doskocil as of December 31, 1992 through 1996 and for each of the years ended December 31, 1992 through 1996, and for the six month period ended June 30, 1997 have been audited. The historical combined financial statements of Doskocil as of and for the six month period ended June 30, 1996 and as of and for each of the three-month periods ended September 30, 1996 and 1997 are unaudited. In order to match the combined Company's fiscal year reporting with its seasonality, the Company has changed its fiscal year end to June 30. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

                                                                                                THREE MONTHS
                                                                          SIX MONTHS ENDED          ENDED
                                   YEAR ENDED DECEMBER 31,                    JUNE 30,          SEPTEMBER 30,
                          ---------------------------------------------  -------------------  ------------------
                           1992     1993      1994     1995      1996       1996      1997      1996      1997
                          -------  -------  --------  -------  --------  ----------- -------  --------  --------
                                                                         (UNAUDITED)             (UNAUDITED)
                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales...............  $63,651  $74,325  $ 92,267  $97,496  $103,455    $51,737   $51,756  $ 25,928  $ 30,435
Cost of goods sold......   40,121   47,537    62,485   71,552    73,128     37,345    38,389    17,927    20,066
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Gross profit............   23,530   26,788    29,782   25,944    30,327     14,392    13,367     8,001    10,369
Selling, general and
 administrative
 expenses...............   14,278   17,518    20,675   20,733    20,682     10,388    10,446     5,011     5,739
Write down of equipment
 to be disposed.........      --       --        --       --        --         --      3,846       --        --
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Total operating
 expenses...............   14,278   17,518    20,675   20,733    20,682     10,388    14,292     5,011     5,739
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Operating income
 (loss).................    9,252    9,270     9,107    5,211     9,645      4,004      (925)    2,990     4,630
Other (income) expenses:
Retention bonuses(2)....      --       --        --       --        --         --      2,875       --        --
Officer's bonus(3)......    7,829    6,303     4,378      --      2,030        853       --      1,255       --
Interest expense, net...      246      240       822    2,456     2,176      1,750       471       513     5,262
Litigation expense(4)...      --       --        --     2,106       --         --        --        --        --
Other, net..............     (859)    (215)      (44)    (541)      696         71         5       (94)       13
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Total other (income)
 expense................    7,216    6,328     5,156    4,021     4,902      2,674     3,351     1,674     5,275
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Pretax income (loss)....    2,036    2,942     3,951    1,190     4,743      1,330    (4,276)    1,316      (645)
Income tax provision....      --       --        --       --        --         --        --        --      1,431
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Net income (loss).......    2,036    2,942     3,951    1,190     4,743      1,330    (4,276)    1,316    (2,076)
Preferred stock
 dividends..............      --       --        --       --        --         --        --        --        497
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Net income (loss)
 attributable to common
 stockholders...........    2,036    2,942     3,951    1,190     4,743      1,330    (4,276)    1,316    (2,573)
Pro forma income tax
 (benefit)..............      753    1,088     1,580      440     1,755        492    (1,582)      505       --
                          -------  -------  --------  -------  --------    -------   -------  --------  --------
Pro forma net income
 (loss) attributable to
 common stockholders....  $ 1,283  $ 1,854  $  2,371  $   750  $  2,988    $   838   $(2,694) $    811  $ (2,573)
                          =======  =======  ========  =======  ========    =======   =======  ========  ========
Pro forma net income
 (loss) per share
 (Unaudited 1992-
 1996)(5)...............  $   .96  $  1.39  $   1.78  $   .56  $   2.25    $   .63   $ (2.02) $    .61  $  (1.67)
                          =======  =======  ========  =======  ========    =======   =======  ========  ========
CASH FLOWS:
Provided by (used in)
 operating activities...    2,884    4,513     1,480   (4,785)   16,830      7,302     2,766     5,386     1,331
Used in investing
 activities.............   (6,596)  (7,631)  (14,113)  (5,319)      (74)    (2,691)     (972)     (861)  (18,843)
Provided by (used in)
 financing activities...      264    3,615    12,846   13,218   (14,039)    (5,259)   (6,703)   (3,387)   19,267
OTHER DATA:
EBITDA(6)...............  $11,812  $12,313  $ 13,689  $11,409  $ 17,848    $ 8,018   $ 9,501  $  5,161  $  6,728
EBITDA margin...........     18.6%    16.6%     14.9%    11.8%     17.2%      15.5%     18.3%     19.9%     22.1%
Capital expenditures....  $ 4,707  $ 6,796  $ 11,474  $19,156  $  4,129    $ 2,740   $   971       753    20,145
Depreciation and
 amortization...........    2,559    2,963     4,283    5,545     5,928      2,877     2,857     1,602     2,098
BALANCE SHEET DATA:
Fixed assets, net(7)....  $14,209  $17,306  $ 28,350  $28,078  $ 22,566    $28,019   $16,904  $ 27,191  $ 59,088
Total assets............   32,586   40,524    58,663   72,876    66,135     70,431    50,679    69,082   181,272
Net working capital(8)..   12,401   14,963    20,501   31,899    25,743     29,208    25,318    17,241    33,039
Equity..................   23,469   26,411    30,462   31,148    35,638     32,225    29,090   (34,054)  (15,291)

                                                  (See Notes on following page)

(Notes to table on previous page)
--------
(1) Doskocil elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code ("IRC") from January 1, 1988 until the Recapitalization, effective July 1, 1997. This election allowed for federal income taxation at the shareholder level rather than at the corporate level. Prior to the Recapitalization, Spectrum operated as Spectrum Polymers, Ltd., a Texas limited partnership, which was owned by Benjamin L. Doskocil, Sr. and his spouse. The financial data set forth herein combines the historical financial statements of Doskocil and Spectrum. Further, in 1993, Doskocil acquired the assets of Contico, Inc.'s pet products division, and, in 1994, Doskocil acquired the assets of a sporting goods product line from Ekco Canada, Inc. and Ekco Group, Inc. These acquisitions were accounted for using the purchase method and accordingly, the operating results of the acquired operations have been included in Doskocil's combined financial statements since the dates of the respective acquisitions.

(2) Retention bonuses consist of amounts paid to certain Doskocil employees at the time of the Recapitalization.

(3) Officer's bonus consists of amounts paid to one of Doskocil's shareholders, a portion of which was intended to compensate both of the shareholders for their personal tax liability associated with taxable income arising from Doskocil's Subchapter S earnings.

(4) During 1995, Doskocil settled a patent infringement lawsuit initiated by Dogloo involving Dogloo's federal configuration trademark for its igloo-shaped pet shelters. Doskocil incurred legal costs during 1995 of $2.1 million in connection with this case.

(5) For all periods other than the three months ended September 30, 1997, pro forma net income (loss) per share and pro forma weighted average common shares outstanding are based on the termination of Doskocil's S Corporation status and the common shares outstanding after the recapitalization. For the three month period ended September 30, 1997, historical earnings per share is presented and is based on weighted average common shares outstanding during the period.

(6) The term EBITDA as used herein means the sum of operating income plus (i) depreciation and amortization, (ii) operating lease expense related to capital assets repurchased from operating lessors, (iii) impairment of molds, tools and dies, (iv) unusual inventory write-offs, (v) unusual reserves for workers' compensation, (vi) non-recurring write-offs of intangible assets and the write-offs of certain development costs for abandoned projects, (vii) non-recurring settlement costs and (viii) management fees and other expenses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs and there can be no assurance that costs similar to certain of the costs added back to operating income as part of EBITDA will not be incurred again in the future. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. The term EBITDA as used herein may not be comparable to other similarly titled measures of EBITDA used by other companies.

(7) Fixed assets excludes assets sold and leased back under operating leases. Assets with a net book value of $14.1 million and $3.9 million were sold and leased back in December 1995 and 1996, respectively. On July 1, 1997, these assets were reacquired and the operating leases paid off.

(8) Net working capital is current assets, excluding cash, less current liabilities, excluding current portion of long-term debt and lines of credit.

                   DOGLOO SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data were derived in part from, and should be read in conjunction with, the historical financial statements of Dogloo and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus/(1)/. The historical financial statements of Dogloo as of and for the years ended December 31, 1993 through December 31, 1996 have been audited. The historical financial statements of Dogloo as of and for each of the eight month periods ended August 31, 1996 and 1997 are unaudited.

                                                                EIGHT MONTHS
                              YEAR ENDED DECEMBER 31,          ENDED AUGUST 31,
                          -----------------------------------  ----------------
                           1993     1994      1995     1996     1996     1997
                          -------  -------  --------  -------  -------  -------
INCOME STATEMENT DATA:
Net sales...............  $30,766  $44,267  $ 51,520  $56,519  $30,656  $31,260
Cost of goods sold......   18,979   30,177    40,222   37,886   22,194   21,558
                          -------  -------  --------  -------  -------  -------
Gross profit............   11,787   14,090    11,298   18,633    8,462    9,702
Selling, general and
 administrative
 expenses...............    8,358   11,470    13,680   12,008    6,723    8,394
Impairment of molds,
 tools and dies.........      --       --      1,891      --       --       --
                          -------  -------  --------  -------  -------  -------
Total operating
 expenses...............    8,358   11,470    15,571   12,008      --       --
                          -------  -------  --------  -------  -------  -------
Operating income (loss).    3,429    2,620    (4,273)   6,625    1,739    1,308
Other (income) expenses:
Interest expense, net...      231    1,229     7,027    3,599    2,361    2,184
Other, net..............      (25)      35       199      (35)     (30)      (4)
                          -------  -------  --------  -------  -------  -------
Total other (income)
 expense................      206    1,264     7,226    3,564    2,331    2,180
                          -------  -------  --------  -------  -------  -------
Pretax income (loss)....    3,223    1,356   (11,499)   3,061     (592)    (872)
Income tax provision
 (benefit)..............       82       34    (1,896)   1,071     (237)    (349)
                          -------  -------  --------  -------  -------  -------
Net income (loss).......  $ 3,141  $ 1,322  $ (9,603) $ 1,990  $  (355) $  (523)
                          =======  =======  ========  =======  =======  =======
CASH FLOWS:
Provided by (used in)
 operating activities...    1,923   (2,854)   (5,758)   7,097    2,480     (487)
Used in investing
 activities.............   (3,824)  (8,276)   (7,899)  (1,020)    (460)  (1,088)
Provided by (used in)
 financing activities...    2,014    9,809    13,657   (5,975)  (2,020)   2,007
OTHER DATA:
EBITDA(2)...............  $ 3,771  $ 3,679  $  1,597  $10,031    3,969    3,819
EBITDA margin...........     12.3%     8.3%      3.1%    17.7%    13.0%    12.2%
Capital expenditures(3).  $ 5,450  $16,621  $  9,130  $ 1,000      451    1,054
Depreciation and
 amortization...........      342    1,059     2,303    3,067    1,991    2,311
BALANCE SHEET DATA:
Fixed assets, net.......  $ 6,926  $22,557  $ 27,547  $25,948  $26,083  $25,096
Total assets............   19,995   39,364    47,250   42,438   46,791   45,580
Net working capital(4)..    5,110    9,577     9,644    8,455    6,928    9,557
Shareholders' equity
 (deficit)..............    7,186    7,682    (2,517)  (2,470)  (4,290)  (4,137)

                                                  (See Notes on following page)

(Notes to table on previous page)
--------
(1) Dogloo elected to be taxed under the provisions of Subchapter S of the IRC from July 1, 1992 through September 21, 1995. This election allowed for federal income taxation at the shareholder level rather than at the corporate level.

(2) The term EBITDA as used herein means the sum of operating income plus (i) depreciation and amortization, (ii) operating lease expense related to capital assets repurchased from operating lessors, (iii) impairment of molds, tools and dies, (iv) unusual inventory write-offs, (v) unusual reserves for workers' compensation, (vi) non-recurring write-offs of intangible assets and the write-offs of certain development costs for abandoned projects, (vii) non-recurring settlement costs and (viii) management fees and other expenses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs and there can be no assurance that costs similar to certain of the costs added back to operating income as part of EBITDA will not be incurred again in the future. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. The term EBITDA as used herein may not be comparable to other similarly titled measures of EBITDA used by other companies.

(3) Capital expenditures in years 1993, 1994 and 1995 include $1,645, $8,355 and $2,500, respectively for capital leases incurred for the acquisition of machinery and equipment.

(4) Net working capital is current assets, excluding cash, less current liabilities, excluding current portion of debt, lines of credit, and capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following should be read in conjunction with "Unaudited Pro Forma Condensed Financial Data" and the historical combined financial statements of Doskocil and historical financial statements of Dogloo and the related notes thereto included elsewhere in this Prospectus.

OVERVIEW

  Doskocil began manufacturing wooden and wire pet carriers in the early 1960s. In 1972, Doskocil purchased its first injection molding machine and began manufacturing plastic pet carriers, quickly becoming the primary supplier to the domestic airline market. Subsequently, Doskocil expanded into the portable firearms case market and became a principal supplier of both pet carriers and firearms cases to the airline industry. Building on its success with the airline industry (which is now a small component of the Company's overall business) and using the flexibility of the injection molding manufacturing process, Doskocil began to target the consumer market directly in the mid-70s. From a base of $4.0 million in sales in 1977, Doskocil experienced growth for a ten-year period with sales increasing at a compound annual rate of over 23% per annum through 1987. From 1988 to 1994, sales grew at a compound annual rate of over 14% annually, increasing from $41.9 million to $92.3 million, driven in part by expansion of Doskocil's product offerings. In 1993, Doskocil acquired the pet products division (consisting primarily of pet carriers and pet shelters) of Contico, Inc. through an asset purchase. In 1994, Doskocil purchased the Woodstream product line, consisting primarily of firearms cases and fishing products, from Ekco Canada, Inc. and Ekco Group, Inc. During the period from 1994 to 1996, Doskocil's net sales and operating income increased in total amount by 12.1% and 5.9%, respectively.

  During 1993 to 1995, Doskocil invested a portion of its new product development budget in the rapidly growing pet shelter segment to compete with Dogloo. In 1995, Dogloo filed a lawsuit against Doskocil to enjoin infringement of its federal configuration trademark on its igloo-shaped pet shelters. Dogloo subsequently obtained a preliminary injunction prohibiting Doskocil from manufacturing and selling a confusingly similar product in the United States. In settlement of this litigation, Doskocil agreed to entry of a permanent injunction against Doskocil from selling dome-shaped pet shelters once its then existing inventory of such pet shelters was sold. Doskocil's litigation expenses totalled $2.1 million in 1995, while Dogloo incurred approximately $1.0 million in legal fees. Accordingly, Doskocil's pet shelter sales declined 15.6% in 1995, and a significant portion of Doskocil's new product development dollars spent during the 1993 to 1995 period did little to generate new product sales in 1995 and 1996. Management believes that Doskocil's inability to offer the dome-shaped pet shelters negatively affected sales of its other pet shelter models because many retailers prefer buying an entire product line from a single manufacturer.

  Beginning in 1993 and continuing through 1995, Doskocil invested heavily in future growth by constructing the Spectrum facility, purchasing new molding machines, and leasing a new distribution facility adjacent to its manufacturing facilities. During this period, Doskocil's margins were adversely affected by this buildup in capacity, creating fixed costs which were not fully absorbed by Doskocil's volume in 1995 and, to a lesser extent, 1996. The total investments in plant and equipment in 1995 and 1996 were $19.2 million and $4.1 million, respectively. As discussed below, increases in resin prices in 1995 also affected Doskocil's results, though management believes that the Spectrum operations reduced the impact of these price increases. Operating results subsequently improved in 1996 as a result of reduced resin prices and increased absorption of the new capacity added during 1994 and 1995.

  Dogloo designed and produced the first igloo-shaped pet shelters in 1987, initially marketing to local pet retailers in Southern California. Throughout the next four years, Dogloo increased its product offerings by building various sizes of the igloo-shaped pet shelter and adding additional designs to its product line. Distribution was expanded in 1989 when the first sales were made to Sam's Club and national distribution of Dogloo products began. Dogloo continued to focus on new product development, using unaffiliated vendors to manufacture its products. Prior to 1993, Dogloo offered only one line of pet shelters and outsourced all production. Due to production supply problems experienced by Dogloo's suppliers in 1992 and 1993, Dogloo management decided to begin manufacturing structural foam products. Accordingly, Dogloo began to manufacture and distribute its own products in 1994 in a new facility it constructed in Indianapolis, Indiana. Dogloo purchased five structural foam molding machines in order to commence manufacturing operations. The distribution facility was later expanded with the addition of approximately 108,000 square feet and a sixth structural foam molding machine. The cumulative total investment in plant and equipment at the Indianapolis facility at December 31, 1994 and 1995 was $12.0 million and $17.5 million, respectively. These investments were principally related to the manufacturing of pet shelters, as Dogloo also introduced a pet carrier line in 1994 whose production was and continues to be outsourced.

  In 1995, Dogloo encountered growth-related financial difficulties caused primarily by a combination of (i) start-up problems at the new Indianapolis facility which caused unfavorable product cost variances, (ii) outsourced manufacturing problems related to Dogloo's new pet carrier line, (iii) a business which had grown beyond the capabilities of its then-existing infrastructure and organizational controls, (iv) increased service requirements on debt, and (v) an increased number of unusual expenditures, including expansion of the Indianapolis facility, installation of a new information system, and the incurrence of significant legal fees associated with Dogloo's lawsuit against Doskocil, which was settled in 1995. In September 1995, Westar acquired control of Dogloo through a recapitalization. Westar changed numerous management procedures and practices, replaced or added two senior managers and actively mentored Dogloo's co-founder and Chief Executive Officer. As discussed below, Dogloo's operating results improved from an operating loss of $4.3 million in 1995 to operating income of $6.6 million in 1996. Key elements of the improvement included (i) the reduction and control of sales returns and allowances, (ii) the elimination of excessive manufacturer's profit on outsourced pet carriers, (iii) a substantial increase in manufacturing efficiency, (iv) a reduction in inter-company freight costs, and (v) a shift in product mix toward higher-margin products.

  In addition to the factors described above, both companies were affected by a five-year high in resin prices in 1995. Market prices of polypropylene ("PP") resin increased from an average price of $0.35 per pound in 1994 to $0.50 per pound in 1995, while high-density polyethylene ("HDPE") market prices increased from $0.32 per pound in 1994 to $0.41 cents per pound in 1995. Doskocil sought to mitigate its exposure to the increased resin prices through utilization of its Spectrum facility, which became fully operational in mid-1995; Spectrum's average cost for PP resin increased only $0.07 per pound from 1994 to 1995. During this time period, Dogloo took more limited steps to reduce its exposure to the fluctuations in HDPE resin prices by making short-term volume commitments with its principal supplier. Thus, while both companies attempted to reduce their exposure to the increased resin prices, gross margins were adversely affected. During 1996, market resin prices decreased as new industry capacity came on-line, declining from a high of $0.50 for PP and $0.41 for HDPE in 1995 to $0.44 and $0.37 respectively, at the end of 1996.

  Management expects the consolidation of the two companies' operations to result in substantial cost-savings over time. The Company will seek to utilize Doskocil's existing production and distribution capacity and the combined Company's complementary strengths to substantially reduce the manufacturing and operating expenses of the combined entity. Following the Merger, the Company intends to close Dogloo's administrative and manufacturing facilities and centralize those operations at Doskocil's Arlington, Texas facility, thereby eliminating redundant expenses and spreading higher production volumes over a relatively fixed cost base. Upon complete integration of the two companies, management estimates approximately $17.5 million in annualized cost savings resulting from the combination of Doskocil and Dogloo. While the pro forma annual cost savings for the twelve months ended June 30, 1997 are estimated to be $9.0 million, management believes that additional annual cost savings estimated to be approximately $8.5 million can be achieved over time. To achieve these cost savings, the Company intends to focus on:
(i) consolidating production and distribution facilities to Doskocil's campus in Arlington, Texas; (ii) utilizing Doskocil's vertically integrated resin operation for the production of Dogloo's pet shelters and carriers;
(iii) transferring production of Dogloo's carrier line to Doskocil's production facilities (the production is currently outsourced);
(iv) rationalizing the administration, sales and marketing overheads of the two companies; and (v) benefiting from the Company's increased purchasing power of new materials and supplies as a larger combined entity. There can be no assurance that the cost savings discussed here and elsewhere will be realized or that there will not be significant delays in achieving such cost savings. See "Risk Factors."

  In order to achieve certain of these potential cost savings, management estimates that it will be necessary in the next year to spend a net amount of approximately $9.0 million for unusual capital expenditures and costs, net of approximately $4.0 million of net proceeds from the sale of the Indianapolis facility. The unusual capital expenditures are necessary for, among other uses, (i) the construction of a new manufacturing facility in Arlington to house Dogloo's and other production equipment; (ii) certain enhancements to Doskocil's existing distribution center; (iii) the costs of moving and rigging Dogloo's production equipment; (iv) and other items such as systems integration, including a year 2000 conversion project to address all necessary code changes, testing and implementation. Unusual costs relate primarily to employee termination and relocation costs and other costs such as the temporary carrying costs of vacated facilities. The Company expects its year 2000 date conversion to be completed on a timely basis.

DOSKOCIL

 GENERAL

  The following discussion provides an assessment of the combined results of operations for Doskocil during the period from 1994 to 1996 and a comparison of such results of operations for each of the six-month periods ended June 30, 1997 and June 30, 1996 and each of the three-month periods ended September 30, 1997 and 1996. Doskocil elected to be taxed under the provisions of Subchapter S of the IRC from January 1, 1988 until the Recapitalization, effective July 1, 1997. This election allowed for federal income taxation at the shareholder level rather than at the corporate level. During this period, an officer's bonus was paid to one of the shareholders, a portion of which was intended to compensate both of the shareholders for their personal tax liability associated with taxable income arising from Doskocil's Subchapter S earnings.

 RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, operating results and EBITDA, as defined, in thousands of dollars and expressed as a percentage of sales:

                            YEAR ENDED DECEMBER 31,               SIX MONTHS ENDED JUNE 30,
                   --------------------------------------------  -----------------------------
                       1994           1995            1996           1996           1997
                   -------------  -------------  --------------  -------------  --------------
                      $      %       $      %       $       %       $      %       $       %
                                                                  (UNAUDITED)
Pet products
 sales...........  $64,762  70.2% $69,389  71.2% $ 72,692  70.3% $34,732  67.1% $35,838   69.2%
Sporting goods
 and other.......   25,639  27.9   23,772  24.4    23,589  22.8   12,245  23.7   13,346   25.8
Custom molding...    1,795   1.9    3,741   3.8     4,761   4.6    4,262   8.2      --     --
Outside resin
 sales...........       71   --       594   0.6     2,413   2.3      498   1.0    2,572    5.0
                   ------- -----  ------- -----  -------- -----  ------- -----  -------  -----
 Net sales.......   92,267 100.0   97,496 100.0   103,455 100.0   51,737 100.0   51,756  100.0
Costs of goods
 sold............   62,485  67.7   71,552  73.4    73,128  70.7   37,345  72.2   38,389   74.2
                   ------- -----  ------- -----  -------- -----  ------- -----  -------  -----
Gross profit.....   29,782  32.3   25,944  26.6    30,327  29.3   14,392  27.8   13,367   25.8
Selling, general
 & administrative
 expenses........   20,675  22.4   20,733  21.3    20,682  20.0   10,388  20.1   10,446   20.2
Write-down of
 equipment ......      --    --       --    --        --    --       --    --     3,846    7.4
                   ------- -----  ------- -----  -------- -----  ------- -----  -------  -----
Operating income
 (loss)..........    9,107   9.9    5,211   5.3     9,645   9.3    4,004   7.7     (925)  (1.8)
Adjustments:
 Write-down of
 equipment (1)...      --    --       --    --        --    --       --    --     3,846    7.4
Operating
 leases:(2)
 Income effect...      149   0.2      149   0.2       799   0.8      400   0.8      459    0.9
 Depreciation
  effect.........      150   0.2      150   0.2     1,476   1.4      737   1.4      936    1.8
Non-cash write-
 offs(3).........      --    --       --    --        --    --       --    --     2,328    4.5
Dogloo
 litigation(4)...      --    --       354   0.4       --    --       --    --       --     --
Depreciation &
 amortization(5).    4,283   4.6    5,545   5.7     5,928   5.7    2,877   5.6    2,857    5.5
                   ------- -----  ------- -----  -------- -----  ------- -----  -------  -----
 EBITDA(6).......  $13,689  14.9% $11,409  11.8% $ 17,848  17.2% $ 8,018  15.5% $ 9,501   18.3%
                   ======= =====  ======= =====  ======== =====  ======= =====  =======  =====
                    THREE MONTHS ENDED SEPTEMBER 30,
                   -------------------------------------
                         1996               1997
                   ------------------ ------------------
                       $        %         $        %
                                (UNAUDITED)
Pet products
 sales...........  $  18,163    70.1% $  20,437    67.2%
Sporting goods
 and other.......      6,253    24.1%     8,257    27.0%
Custom molding...        498     1.9%       109     0.4%
Outside resin
 sales...........      1,014     3.9%     1,632     5.4%
                   --------- -------- --------- --------
 Net sales.......     25,928   100.0%    30,435   100.0%
Costs of goods
 sold............     17,927    69.1%    20,066    65.9%
                   --------- -------- --------- --------
Gross profit.....      8,001    30.9%    10,369    34.1%
Selling, general
 & administrative
 expenses........      5,011    19.3%     5,739    18.9%
Write-down of
 equipment ......        --      --         --      --
                   --------- -------- --------- --------
Operating income
 (loss)..........      2,990    11.5%     4,630    15.2%
Adjustments:
 Write-down of
 equipment (1)...        --      --         --      --
Operating
 leases:(2)
 Income effect...        200     0.8%       --      --
 Depreciation
  effect.........        369     1.4%       --      --
Non-cash write-
 offs(3).........        --      --         --      --
Dogloo
 litigation(4)...        --      --         --      --
Depreciation &
 amortization(5).      1,602     6.2%     2,098     6.9%
                   --------- -------- --------- --------
 EBITDA(6).......    $ 5,161    19.9%   $ 6,728    22.1%
                   ========= ======== ========= ========

                                                   (See Notes on following page)

(Notes to table on previous page)
---------------------
(1) Management decided to discontinue the production of resin furniture which had sales of $0.2 million and $1.6 million for 1995 and 1996, respectively, and $1.6 million and $2.3 million for the six months ended 1996 and six months ended 1997, respectively.

(2) As part of the Recapitalization, equipment was repurchased by Doskocil from operating lessors for $18.7 million. Adjustments reflect this transaction as if it had been effected at the beginning of the periods shown, by adding back operating lease payments made. These payments have been allocated between income and depreciation, as if the assets had been owned by Doskocil and depreciated pursuant to its accounting policies.

(3) As discussed below, these adjustments were recorded primarily to increase reserves for inventory and workers' compensation liabilities.

(4) Write-off of dome-shaped pet shelter inventory following settlement of Dogloo infringement lawsuit.

(5) Excludes depreciation associated with equipment repurchased from operating lessors.

(6) The term EBITDA as used herein means the sum of operating income plus (i) depreciation and amortization, (ii) operating lease expense related to capital assets repurchased from operating lessors, (iii) impairment of molds, tools and dies, (iv) unusual inventory write-offs, (v) unusual reserves for workers' compensation, (vi) non-recurring write-offs of intangible assets and the write-offs of certain development costs for abandoned projects, (vii) non-recurring settlement costs and (viii) management fees and other expenses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs and there can be no assurance that costs similar to certain of the costs added back to operating income as part of EBITDA will not be incurred again in the future. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. The term EBITDA as used herein may not be comparable to other similarly titled measures of EBITDA used by other companies.

 THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996

  Net Sales. Net sales increased to $30.4 million in the first quarter of fiscal 1998 from $25.9 million in the comparable period of the prior year, an increase of $4.5 million or 17.4%. The increase was the result of the inclusion of Dogloo net sales of $3.5 million from the merger date (September 19, 1997) through September 30, 1997 and an increase in the net sales of the Company of $1.0 million. The increase in the Company's net sales was the result of several factors, including an increase in sporting goods and other of $2.0 million as the sales of firearms cases increased from the lower levels experienced after the 1995 passage of the federal legislation regulating firearm ownership and a general increase in other sporting goods and hardware products as retail distribution improved and an increase of $0.6 million in outside resin sales due to increased utilization of the Spectrum facility. These increases were partially offset by a decline in pet product sales of $1.2 million due to a reduction in dog and cat accessory items and pet shelters due to a slower than expected sell through at retail partially offset by an increase in kennel sales, and a reduction in custom molding as management discontinued this low margin business during the quarter.

  Gross Profit. Gross profit increased to $10.4 million in the first quarter of fiscal 1998 from $8.0 million in the comparable period of the prior year, an increase of $2.4 million or 30.0%. As a percentage of net sales, gross margin increased to 34.1% in the first quarter of fiscal 1998 from 30.9% in the comparable period of the prior year. The increase was the result of several factors including the inclusion of the results of Dogloo from the merger date through September 30, 1997 and the improvement of the Company's gross margin on a stand-alone basis. Dogloo's results contributed $1.6 million of gross profit, which was 43.2% as a percentage of its net sales during the period. The Company's gross profit as a percentage of net sales was favorably effected by a decrease in the cost of the principal raw material, plastic resin, and a more favorable mix of sales. During the quarter ended September 30, 1997, the Company discontinued custom molding, which historically carried a low gross profit margin, and increased sales of firearm cases, which carry a substantially higher gross margin.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $5.7 million in the first quarter of fiscal 1998 from $5.0 million in the comparable period of the prior year, an increase of $0.7 million or 14.0%. The increase was the result of several factors including the inclusion of Dogloo expenses of $0.5 million incurred from the merger date through September 30, 1997, the amortization of goodwill associated with the Spectrum Polymers acquisition and the Dogloo merger of $0.4 million, partially offset by other individually immaterial spending decreases. As a percentage of net sales, SG&A spending decreased to 18.9% in the first fiscal quarter of fiscal 1998 from 19.3% in the comparable period of the prior year.

  Depreciation and Amortization. Depreciation and amortization increased to $2.1 million in the first quarter of fiscal 1998 from $1.6 million for the comparable period of the prior year, an increase of $0.5 million or 31.0%. The increase was the result of depreciation taken on machinery and equipment purchases, the inclusion of the Dogloo depreciation for the period from the effective date of the merger and the amortization of goodwill related to the acquisition of Spectrum Polymers and the merger with Dogloo.

  Operating Income. Operating income increased to $4.6 million in the first quarter of fiscal 1998 from $3.0 million for the comparable period of the prior year, an increase of $1.6 million or 54.8%. The increase was the result of the factors discussed above.

  EBITDA. EBITDA increased to $6.7 million in the first quarter of fiscal 1998 from $5.2 million for the comparable period of the prior year, an increase of $1.5 million or 28.9%. The increase was the result of the factors discussed above.

 SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

  Net Sales. Net sales were essentially unchanged for the six months ended June 30, 1997 as compared to the comparable period in 1996. This was largely due to the absence of custom molding sales in the first six months of 1997, compared to $4.3 million of custom molding sales in the comparable period for 1996. Doskocil's custom molding operations were reduced as management decided to terminate a large custom molding contract with unacceptable margins. Thus, excluding custom molding, the Company's net sales in its core business increased approximately 9.0%, or $4.3 million, to $51.8 million for the first six months of 1997, compared to $47.5 million for its core business in 1996.

  Pet products sales increased $1.1 million, or 3.2%, to $35.8 million for the six months ended June 30, 1997 from $34.7 million for the six months ended June 30, 1996. Pet products sales increased despite temporary inventory reduction programs by certain major customers. Sporting goods and other sales increased by $1.1 million, or 9.0%, to $13.3 million. Resin furniture sales, a low margin product line now discontinued, represented $0.7 million of this sales increase.

  Gross Profit. Gross profit decreased to $13.4 million for the six months ended June 30, 1997 from $14.4 million for the comparable period in 1996, a decrease of $1.0 million or 7.1%. As a percentage of net sales, gross margin decreased to 25.8% from 27.8%. Gross profit for the first six months of 1997 was adversely affected by a charge of $1.9 million for the write-off of inventory and workers' compensation reserves. Excluding these charges, the gross profit would have been $15.3 million, or 29.6% of net sales, due to a shift in product mix to higher margin products and a reduction in resin costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") remained essentially flat at $10.4 million for the period ended June 30, 1997. As a percentage of net sales, SG&A increased to 20.2% from 20.1%.

  Depreciation and Amortization. Depreciation and amortization remained approximately the same for the periods ended June 30, 1997 and 1996.

  Operating Income (Loss). Operating income (loss) declined to a loss of $0.9 million for the six months ended June 30, 1997 from operating income of $4.0 million for the six months ended June 30, 1996, a decrease of $4.9 million. The decrease was the result of the write down of equipment to be disposed and the other factors discussed.

  EBITDA. EBITDA (as defined herein) increased to $9.5 million for the six months ended June 30, 1997 as compared to $8.0 million for the comparable period in 1996, an increase of $1.5 million or 18.5%. As a percentage of sales, EBITDA margin increased from 15.5% to 18.3%.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net Sales. Net sales increased to $103.5 million in 1996 from $97.5 million in 1995, an increase of $6.0 million or 6.1%. Pet products sales increased to $72.7 million in 1996 from $69.4 million in 1995, an increase of $3.3 million or 4.8%. This increase in sales was attributable in part to the introduction of a new line of pet shelters, significant growth in sales of cat toys and houses, and the full year's effect of a price increase taken in late 1995. These factors were partially offset by an inventory realignment by a large customer, resulting in the cancellation of a significant number of pet products orders. Sporting goods and other sales decreased by $0.2 million, or 0.8%, to $23.6 million. This decrease was primarily caused by lower sales of firearm cases, due to overall market softness in this category. Custom molding sales increased to $4.8 million in 1996 from $3.7 million in 1995, an increase of $1.1 million or 27.3% as a result of the growth in sales to a large custom molder. Outside resin sales totaled $2.4 million in 1996, the first full year for this line of business compared to $0.6 million in 1995.

  Gross Profit. Gross profit increased to $30.3 million in 1996 from $25.9 million in 1995, an increase of $4.4 million or 16.9%. As a percentage of net sales, gross margin increased to 29.3% in 1996 from 26.6% in 1995. Gross profit in 1996 was adversely affected by an increase in operating lease payments as the result of the sales of equipment in December 1995 pursuant to an operating lease. This increase in gross margin was primarily the result of increased capacity utilization, lower resin prices and the full year's effect of a price increase taken in late 1995. These factors were partially offset by higher overhead costs relating to additional capacity purchased in the prior year.

  Selling, General and Administrative Expenses. SG&A remained essentially flat at $20.7 million in 1996. As a percentage of net sales, SG&A decreased to 20.0% in 1996 from 21.3% in 1995.

  Depreciation and Amortization. Depreciation and amortization increased by $0.4 million to $5.9 million for the year ended December 31, 1996 from $5.5 million for the year ended December 31, 1995.

  Operating Income (Loss). Operating income increased to $9.6 million for the year ended December 31, 1996 from $5.2 million for the year ended December 31, 1995, an increase of $4.4 million or 84.6%. As a percentage of sales, operating income margin increased to 9.3% for 1996 from 5.3% in 1995. The improvements were the result of the factors discussed above.


  EBITDA. EBITDA (as defined herein) increased to $17.8 million for 1996 as compared to $11.4 million in 1995, an increase of $6.4 million or 56.4% for the reasons discussed above. As a percentage of sales, EBITDA margin increased from 11.8% to 17.2%.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

  Net Sales. Net sales increased to $97.5 million in 1995 from $92.3 million in 1994, an increase of $5.2 million or 5.7%. Sales of pet products increased to $69.4 million in 1995 from $64.8 million in 1994, an increase of $4.6 million or 7.1%. This increase was primarily due to the introduction of new products and generally strong demand for Doskocil's products. The increase was offset by the trademark infringement lawsuit initiated by Dogloo which resulted in a preliminary injunction prohibiting Doskocil from manufacturing and selling dome-shaped pet shelters. Management believes that Doskocil's inability to offer the dome-shaped pet shelters negatively affected sales of its other pet shelter models because many retailers prefer buying an entire product line from a single manufacturer. Separate from this, Dogloo introduced a competing line of pet carriers, which management believes decreased Doskocil's pet carrier sales. Sporting goods and other sales decreased by $1.9 million, or 7.3%, to $23.8 million. This was primarily attributable to a decrease in firearm cases, as compared to unusually high sales levels in 1994, when consumers bought high levels of firearms (and firearm cases) in anticipation of new federal legislation regulating ownership. Custom molding sales increased to $3.7 million in 1995 from $1.8 million in 1994, an increase of $1.9 million or 108.4%.

  Gross Profit. Gross profit decreased to $25.9 million in 1995 from $29.8 million in 1994, a decrease of $3.9 million or 12.9%. As a percentage of net sales, gross margin decreased to 26.6% in 1995 from 32.3% in 1994. Gross profit in 1995 was adversely affected by an increase in resin prices. In addition, gross profit was affected by an increase in factory overhead associated with the cost of facilities expansion at both Doskocil and

Spectrum and the construction of a new 450,000 square foot warehouse and distribution center. Gross profit in 1995 was also adversely affected by an unusual charge of $0.4 million for the write-off of dome-shaped pet shelter inventory following settlement of the Dogloo infringement lawsuit.

  Selling, General and Administrative Expenses. SG&A remained essentially flat at $20.7 million in 1995. As a percentage of net sales, SG&A decreased to 21.3% in 1995 from 22.4% in 1994.

  Depreciation and Amortization. Depreciation and amortization increased by $1.3 million, reflecting high levels of capital expenditures in 1994 and 1995 incurred to add manufacturing and distribution capacity, including the Spectrum facility.

  Operating Income (Loss). Operating income declined $5.2 million for the year ended December 31, 1995 from $9.1 million for the year ended December 31, 1994, a decrease of $3.9 million or 42.9%. As a percentage of sales, operating income margin declined to 5.3% in 1995 from 9.9% in 1994. The decline was the result of the factors noted above.

  EBITDA. For the reasons discussed above, EBITDA (as defined herein) decreased to $11.4 million in 1995 as compared to $13.7 million in 1994, a decrease of $2.3 million or 16.7%. As a percentage of sales, EBITDA margin decreased from 14.9% to 11.8%.

DOGLOO

 GENERAL

  The following discussion provides an assessment of the results of operations of Dogloo during the period from 1994 to 1996 and a comparison of the eight months ended August 31, 1997 to the eight months ended August 31, 1996.

 RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, operating results and EBITDA, as defined, in thousands of dollars and expressed as a percentage of net sales.

                                   YEAR ENDED DECEMBER 31,               EIGHT MONTHS ENDED AUGUST 31,
                          --------------------------------------------  ---------------------------------
                              1994           1995            1996            1996             1997
                          -------------  --------------  -------------  ---------------- ----------------
                             $      %       $       %       $      %       $       %        $       %
                                                                                   (UNAUDITED)
Pet product sales.......  $44,005  99.4% $50,258   97.6% $53,315  94.3% $ 28,453   92.8% $ 28,555   91.3%
Custom molding..........      262   0.6    1,262    2.4    3,204   5.7     2,203    7.2     2,705    8.7
                          ------- -----  -------  -----  ------- -----  -------- ------  -------- ------
Net sales...............   44,267 100.0%  51,520  100.0%  56,519 100.0%   30,656  100.0%   31,260  100.0%
Costs of goods sold.....   30,177  68.2   40,222   78.1   37,886  67.0    22,194   72.4    21,558   69.0
                          ------- -----  -------  -----  ------- -----  -------- ------  -------- ------
Gross profit............   14,090  31.8   11,298   21.9   18,633  33.0     8,462   27.6     9,702   31.0
SG&A....................   11,470  25.9   13,680   26.5   12,008  21.3     6,723   21.9     8,394   26.8
                          ------- -----  -------  -----  ------- -----  -------- ------  -------- ------
Impairment of molds,
 tools and dies.........      --    --     1,891    3.7      --    --        --     --        --     --
                          ------- -----  -------  -----  ------- -----  -------- ------  -------- ------
Operating income (loss).    2,620   5.9   (4,273)  (8.3)   6,625  11.7     1,739    5.7     1,308    4.2
Adjustments:
Writeoff and impairment
 of certain assets(1)...      --    --     3,567    6.9      --    --        --     --        --     --
Management fees and
 other(2)...............      --    --       --     --       204   0.4       239    0.8       200    0.6
Settlement costs(3).....      --    --       --     --       135   0.2       --     --        --     --
Depreciation and
 amortization...........    1,059   2.4    2,303    4.5    3,067   5.4     1,991    6.5     2,311    7.4
                          ------- -----  -------  -----  ------- -----  -------- ------  -------- ------
 EBITDA(4)..............  $ 3,679   8.3% $ 1,597    3.1% $10,031  17.7% $  3,969   13.0% $  3,819   12.2%
                          ======= =====  =======  =====  ======= =====  ======== ======  ======== ======

--------
(1) Write off and impairment of certain assets includes impairment of molds, tools and dies no longer used of $1,891, write off of abandoned product development costs, deposits and disputed items with vendors of $700, write off of intangible assets of $594 and a provision for obsolete and slow moving inventory of $382.

(Notes to table on previous page)

(2) Management fees from Westar and other expenses.

(3) Settlement costs related to the cessation of employment of an executive.

(4) The term EBITDA as used herein means the sum of operating income plus (i) depreciation and amortization, (ii) operating lease expense related to capital assets repurchased from operating lessors, (iii) impairment of molds, tools and dies, (iv) unusual inventory write-offs, (v) unusual reserves for workers' compensation, (vi) non-recurring write-offs of intangible assets and the write-offs of certain development costs for abandoned projects, (vii) non-recurring settlement costs and (viii) management fees and other expenses. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs and there can be no assurance that costs similar to certain of the costs added back to operating income as part of EBITDA will not be incurred again in the future. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the ability to service debt. The term EBITDA as used herein may not be comparable to other similarly titled measures of EBITDA used by other companies.

 EIGHT MONTHS ENDED AUGUST 31, 1997 COMPARED TO EIGHT MONTHS ENDED AUGUST 31,
1996

  Net Sales. Net sales increased to $31.3 million for the eight months ended August 31, 1997 from $30.7 million for the comparable period in 1996, an increase of $0.6 million or 2.0%. Net pet product sales remained essentially flat for the eight months ended August 31, 1997, increasing $0.1 million, compared to the eight months ended August 31, 1996. There were, however, several changes in net pet product sales including a decline of $1.4 million in pet shelter sales, a decline of $1.2 million in pet bedding sales and a decline of $1.3 million in bowl sales. These decreases were offset by an increase of $2.5 million in feeding and watering products sales and an increase of $0.8 million in carrier sales and a reduction in sales returns and allowances of $0.7 million. The declines in pet shelter and bedding sales in the first eight months of 1997 were attributable to two main factors: (1) warehouse clubs changed their inventory strategy and began stocking these products only in the peak selling season which is August through December; and
(2) a major pet specialty superstores chain significantly increased purchases of these products in December 1996, thereby reducing its purchases in the first eight months of 1997. This retailer has since resumed a more normalized purchasing pattern. The reduction in bowl sales was the result of management's decision to de-emphasize this low-margin product line in 1997. Feeding and watering products were introduced in 1997 and the increase in carrier sales was the result of increased sales to pet superstores in 1997. The decrease in sales returns and allowances was the result of increased management control over rebates and damages. Custom molding sales increased $0.5 million to $2.7 million in 1997 from $2.2 million in 1996. The increase resulted from more efficient manufacturing processes and the resulting availability of machine time to manufacture products for others.

  Gross profit. Gross profit increased to $9.7 million for the eight months ended August 31, 1997 from $8.5 million for the eight months ended August 31, 1996, an increase of $1.2 million or 14.1%. As a percentage of net sales, gross margin increased to 31.0% from 27.6%. The improvement in the gross margin percentage was the result of an improvement in pet carrier margin, the elimination of lower margin bowl sales in 1997, a reduction in sales returns and allowances and more efficient utilization of the manufacturing plant.

  Selling, General and Administrative Expenses. S,G & A increased to $8.4 million for the eight months ended August 31, 1997 from $6.7 million, an increase of $1.7 million or 25.4%. The increase was the result of several factors including an increase in freight expense to customers, increased salaries related to the expansion of the sales, marketing and management staff, an increase in marketing and promotional spending and additional costs associated with the Indianapolis facility.

  Depreciation and Amortization. Depreciation and amortization increased to $2.3 million for the eight months ended August 31, 1997 from $2.0 million for the eight months ended August 31, 1996, an increase of $0.3 million or 13.0%. The increase was the result of normal depreciation recorded on assets acquired in the second half of 1996, principally tooling, and the amortization of certain transaction costs incurred in December 1996.

  Operating Income. Operating income decreased to $1.3 million for the eight months ended August 31, 1997 from $1.7 million for the eight months ended August 31,1996, a decrease of $0.4 million or 23.5%. The decrease was the result of the factors discussed above, particularly the increase in S,G & A spending.

  EBITDA. EBITDA (as defined) decreased to $3.8 million for the eight months ended August 31, 1997 from $4.0 million for the eight months ended August 31, 1996, a decrease of $0.2 million or 5.0%. The decrease was the result of the factors discussed above.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net Sales. Net sales increased to $56.5 million in 1996 from $51.5 million in 1995, an increase of $5.0 million or 9.7%. Net pet products sales increased $3.1 million or 6.1%, to $53.3 million in 1996 from $50.3 million in 1995. The increase in net pet products sales was the result of several factors including an increase of $2.5 million in pet shelter sales, an increase of $2.1 million in pet carrier sales, an increase of $0.5 million in bowl sales and a reduction in sales returns and allowances of $0.6 million. These increases were partially offset by a decrease of $2.7 million in bedding sales. The increase in pet product sales was primarily a result of increased sales in the pet specialty and the mass merchandise channels. Custom molding sales increased $1.9 million as a result of more efficient use and scheduling of machinery and equipment and the demand for press time from other manufacturers. The reduction in sales returns and allowances resulted principally from better customer management and the consummation of vendor supply agreements which stipulate defined allowances for retailer customers.

  Gross Profit. Gross profit increased to $18.6 million in 1996 from $11.3 million in 1995, an increase of $7.3 million or 64.9%. As a percentage of sales, gross margin increased to 33.0% in 1996 from 21.9% in 1995. These increases were the result of several factors, including (i) a decline in the average cost of resin by $.07 per pound for Dogloo's pet shelters, which contributed $2.0 million of the increase; (ii) gross margin on higher sales volume of $1.7 million; (iii) a reduction in the level of sales returns and allowances of $0.9 million; (iv) a reduction in unusual, non-recurring inventory charges of $0.7 million; (v) the elimination of outside manufacturers' profits on pet shelters when manufacturing moved in-house in 1996 of $0.9 million; (vi) a reduction of the average cost of carriers purchased from outside vendors of $0.9 million; and (vii) manufacturing efficiencies and other of $0.2 million.

  Selling, General, and Administrative Expenses. SG&A decreased to $12.0 million in 1996 from $13.7 million in 1995, a decrease of $1.7 million or 12.2%. The reduction was the result of several factors, including: (i) elimination of costs associated with the consolidation of distribution activities in Indianapolis and the reduction in freight expenses realized by the consolidation of distribution operations in Indianapolis, which contributed $0.8 million of the reduction; (ii) the elimination of unusual charges related to the elimination of certain intangible assets having no continuing value in 1995, which contributed $0.6 million of the reduction; and
(iii) a general reduction in most other spending categories after reorganization activities ceased in 1996. These reductions were partially offset by increased freight costs in 1996, resulting from an increased number of shipments and higher freight rates.

  Depreciation and Amortization. Depreciation and amortization increased to $3.1 million in 1996 from $2.3 million in 1995, an increase of $0.8 million or 33.2%. The increase was the result of a full year of depreciation of assets added in 1995, principally one additional structural foam molding machine and related equipment.

  Operating Income (Loss). Operating income increased to $6.6 million for the year ended December 31, 1996 from a loss of $4.3 million for the year ended December 31, 1995, an increase of $10.0 million. The increase is the results of the factors noted above.

  EBITDA. EBITDA (as defined herein) increased to $10.0 million in 1996 from $1.6 million in 1995, an increase of $8.4 million.

 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net Sales. Net sales increased to $51.5 million in 1995 from $44.3 million in 1994, an increase of $7.3 million or 16.4%. Net pet products sales increased $6.3 million or 14.2% to $50.3 million in 1995 from

$44.0 million in 1994. The increase in net pet products sales was the result of several factors, including an increase in pet shelter sales of $4.8 million, an increase in carrier sales of $2.0 million, an increase in bedding sales of $0.1 million, and an increase in bowl sales of $1.2 million, which were partially offset by an increase in sales returns and allowances and other charges of $1.8 million. The increase in the pet shelter, pet carrier and bedding sales were comprised of increases in sales to all major retailer channels. The increase in net pet products sales resulted from increased consumer demand for pet shelters and carriers driven by overall industry growth and increased exposure in retailer channels. The increase in bowl sales resulted from the introduction of the product line in 1995. Custom molding sales increased $1.0 million in 1995 due to the opening of the Indianapolis manufacturing facility, allowing capacity for the custom manufacturing of other companies' products.

  Gross Profit. Gross profit decreased to $11.3 million in 1995 from $14.1 million in 1994, a decrease of $2.8 million or 19.8%. As a percentage of net sales, gross margin decreased to 21.9% in 1995 from 31.8% in 1994. Gross profit for 1995 was adversely affected by an unusual charge of $0.7 million related to the write-off of previously capitalized product development projects which were abandoned in 1995. Excluding this unusual charge, the gross margin would have been 23.3%. The decrease in gross profit was also due, in part, to the increased cost of resin and start-up costs in the Indianapolis plant, as discussed below, plus a significant increase in sales returns and allowances experienced in 1995. The increase in allowances was the result of management's decision to pursue increased distribution of products through the granting of liberal volume rebate, discount and damage allowances. Specifically, these factors contributed to the decrease in gross profit as follows: (i) an increase in the cost of resin contributed $1.5 million of the decrease; (ii) an overall decline in gross margin on the prior year's sales level which contributed $1.2 million of the decrease; (iii) the incurrence of substantial start-up costs related to the commencement of manufacturing at the Indianapolis facility contributed $1.0 million of the decrease; and (iv) several unusual charges related to the previously capitalized cost of product development projects which were abandoned in 1995 contributed $0.7 million of the decrease. These decreases in gross profit were partially offset by gross profit earned on higher sales in 1995 of $1.6 million.

  Selling, General and Administrative Expenses. SG&A increased to $13.7 million in 1995 from $11.5 million in 1994, an increase of $2.2 million or 19.3%. This increase was the result of several factors, including: (i) the cost of consolidating distribution and establishing manufacturing activities in Indianapolis, Indiana, which contributed $1.3 million of the increase; (ii) unusual charges related to intangible assets which were determined to have no continuing value, which contributed $0.6 million of the increase; (iii) amortization of capitalized costs related to the 1995 recapitalization transaction; and (iv) other cost increases associated with increased operations in Indianapolis and support staff in Corona. These increases were partially offset by a reduction in freight expenses due to the relocation of manufacturing and distribution facilities to the more centrally located Indianapolis, Indiana location rather than the Southern California area.

  Depreciation and Amortization. Depreciation and amortization increased to $2.3 million in 1995 from $1.1 million in 1994, an increase of $1.2 million or 117.5%. The increase related to a full year of depreciation taken on assets placed in service in 1994 and a partial year for assets placed in service in 1995.

  Operating Income (Loss). Operating income (loss) declined to a loss of $4.3 million for the year ended December 31, 1995 from operating income of $2.6 million for the year ended December 31, 1994, a decline of $6.9 million. The decline was the result of the factors discussed above.

  EBITDA. EBITDA (as defined herein) declined to $1.6 million in 1995 from $3.7 million in 1994, a decrease of $2.1 million. The decrease was the result of several factors, including the decline in gross profit and the increase in selling, general and administrative expenses discussed above.

SEASONALITY

  The business and results of operations of both Doskocil and Dogloo are seasonal. Dogloo's business and results of operations are seasonal due to the increased number of pet shelters sold during periods of inclement weather; because retailers build inventories in anticipation of these periods of bad weather, sales are typically weighted towards the third and fourth quarters of the calendar year. As a consequence, custom molding sales typically represent a higher percentage of net sales for the six month period ended June 30 and profitability is higher during the six month period ended December 31 as a result of the increased sales of proprietary products. Doskocil's business and results of operations are also seasonal. However, Doskocil's broad mix of products insulates it somewhat from seasonal fluctuations. In the first quarter, sales of hardware, fishing tackle, and custom molding are typically strong. In the second quarter, pet carriers and firearms cases are usually the sales leaders. Sales of fishing tackle, pet shelters, other pet products and firearms cases are normally higher in the third and fourth quarters. In order to match the Company's fiscal year reporting with its seasonality, management has changed the Company's fiscal year end to June 30.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of liquidity is cash flow from operations and borrowings under the New Credit Facility. Financing available under the New Credit Facility consists of a $27.5 million revolving credit facility, $25 of which remained available at September 30, 1997. In addition, the New Credit Facility includes two term loans in the aggregate amount of $82.5 million, which were fully drawn upon closing of the Offering. The Company intends to use cash flow from operations and borrowings under the revolving credit facility to meet seasonal fluctuations in working capital requirements primarily related to inventory and accounts receivable, which historically reach their peak in the period from May through August, and for capital expenditure requirements including tooling requirements for new products as well as replacement tooling for existing products. The Company's obligations under the New Credit Facility are secured by a security interest in substantially all of the Company's assets.

  Doskocil's aggregate capital expenditures for the years ended December 31, 1995 and 1996, for the six months ended June 30, 1997 and for the three-months ended September 30, 1997 were $19.2 million, $4.1 million, $1.0 million and $20.1 million, respectively. Doskocil's capital spending related principally to the acquisition of molds and molding machines and capacity expansion at Spectrum. Dogloo's aggregate capital expenditures for the years ended December 31, 1995 and 1996, for the six months ended June 30, 1997 and for the eight months ended August 31, 1996 were $9.1 million, $1.0 million, $0.9 million and $1.1 million, respectively. Dogloo's capital spending related principally to manufacturing efficiency improvements to existing tooling and new tooling for 1996 and 1997 and one additional structural foam molding machine in 1995. Management anticipates incurring capital expenditures for the fiscal year ending June 30, 1998 of approximately $9.0 million relating to upgraded machinery and tooling. Management plans to fund these capital expenditures through cash flow from operations and, if necessary, borrowings under the revolving credit facility.

  The Company anticipates that it will incur certain non-recurring expenditures related to the integration of the operations of Doskocil and Dogloo. The estimated total cash requirements of these unusual expenditures in the next year is approximately $9.0 million net of approximately $4.0 million of net proceeds from the sale of the Indianapolis facility. Such unusual charges include costs related to consolidation of manufacturing and distribution facilities, severance obligations, and integration of management information systems. Such costs are expected to be partially offset by cash proceeds of the sale of the Indianapolis facility. Management expects these non-recurring costs to be initially funded through cash flows and borrowings under the revolving credit facility.

  The New Credit Facility and the Notes Indenture contain various covenants which impose certain restrictions on the Company, including with respect to the incurrence of additional indebtedness, the payment of dividends, and the ability to make acquisitions. See "Risk Factors." In addition, the New Credit Facility requires compliance with the maintenance of certain financial ratios. Availability under the revolving credit facility will be determined among other things by receivables and inventory levels.

                                   BUSINESS

GENERAL

  The Company, created by the Merger of Dogloo and Doskocil, is among the leading plastic pet products companies in the United States, manufacturing a broad range of plastic and other pet products sold through a distribution network of more than 2,000 retailers, including PETsMART, Wal-Mart, K-Mart, Petco and Costco. Doskocil brings to the combined Company its strength in the pet carrier category, along with a broad range of products and efficient manufacturing capabilities. Dogloo adds its strength in the pet shelter category, along with its demonstrated product development and marketing abilities. Accordingly, the Merger created a company with complementary pet product lines, including both pet carriers and pet shelters, complementary customer bases and substantial opportunities for cost reductions. The Company expects to take advantage of Doskocil's historically under-utilized manufacturing and distribution facilities to achieve a lower combined cost structure. The Company's cost structure is also enhanced through Doskocil's vertically integrated manufacturing operations which include a facility for the recycling, blending and compounding of plastic resins, the largest raw material component in the Company's products. The combined sales of Doskocil and Dogloo have increased from $105.1 million in 1993 to $160.0 million in 1996, representing a compound annual growth rate of 15.0%. On a pro forma combined basis after giving effect to the Transactions, the Company's pro forma EBITDA (as defined herein) for the twelve-month period ended June 30, 1997 would have been $38.5 million.

  The Merger combined complementary product lines in several categories in which both companies have traditionally had a smaller presence and offers further opportunities to expand product offerings. Doskocil produces a broad line of plastic products, including pet products such as pet carriers, pet shelters, cat litter boxes, bowls, feeders, waterers and cat toys, as well as sporting goods and other products. Doskocil's Vari Kennel(R), Sky Kennel(R), Pet Mate(R), Pet Porter(R), Pet Taxi(R) and Kennel Cab(R) pet carrier brand names are widely known and have enjoyed increasing use in the transportation and indoor training of pets. Doskocil's Gun Guard(R) brand (firearms and archery cases) and Woodstream(TM) brand (fishing tackle cases) are similarly well-recognized in the sporting goods market. Dogloo's product line consists of plastic pet shelters, pet carriers, pet bedding and pet feeding and watering products. Dogloo's numerous styles and sizes of pet shelters include the Dogloo(R), Indigo(R), Ruff Hauz(R), Barney(R), Cape Cod(TM) and Brik Hauz(R). These shelters are made from a structural foam plastic which provides exceptional durability and insulation relative to other types of plastic or wooden pet shelters. The Company believes the Dogloo, Dogloo's igloo-shaped best-seller, is unique in style, wind resistant, easy to clean and popular among breeders, kennel owners and general consumers. In the Merger, the Company acquired Dogloo's federal configuration trademark on its igloo-shaped pet shelters. In 1995, Dogloo successfully relied upon this trademark to obtain a preliminary injunction against the manufacture and sale by Doskocil of a confusingly similar product, after which Doskocil agreed to discontinue sales of its dome-shaped pet shelters.

  As a result of the Merger, the Company has a substantially broadened customer base and reduced customer concentration. Doskocil's principal products are sold to a wide variety of retailers including specialty pet superstores such as PETsMART and Petco, mass merchandisers such as Wal-Mart and K-Mart, food and drug stores, hardware stores and a number of distributors that sell to independent pet stores. Dogloo's products are sold through a variety of similar retail channels, including mass merchandisers such as Wal-Mart, wholesale clubs such as Sam's Club, home centers such as Lowe's and Menards, pet specialty superstores such as PETsMART, farm and agricultural stores such as Tractor Supply Company, and distributors that sell to independent pet stores. Despite similar distribution channels, there is little overlap among the major customers of Doskocil and Dogloo--only three shared customers rank in the top ten customers of each individual company. On a pro forma combined basis after giving effect to the Transactions, no one customer would have accounted for more than 11.9% of the Company's total net revenues in 1996.

PET PRODUCTS INDUSTRY OVERVIEW

  The U.S. nonfood pet supplies industry was estimated in a study published in 1996 by Packaged Facts to have generated approximately $4.0 billion in sales in 1995, up from $3.1 billion in 1991, an increase of approximately $900 million over the four-year period or a 6.6% compound annual growth rate. The study indicated that since 1991, the dog and cat segments have dominated consumption in, and have grown faster than, the overall non-food pet supplies market. The study estimated that of the $4.0 billion in 1995 non-food pet supplies sales, the dog and cat segments represented approximately 68.8%. According to this study, sales growth for the dog and cat segment surpassed $2.7 billion by the end of 1995, up from $1.9 billion in 1991, a 41% increase which outpaced the growth of the overall pet supplies market during that period. Packaged Facts attributed this recent growth in non-food pet supply sales to both an increasing number of pets and an increasing annual expenditure per pet. Packaged Facts estimated that from 1991 to 1995, the total number of cats and dogs increased from 116 million to 121 million, growing at an approximate 1.0% compound annual rate over the period. Based on these estimates, the average annual expenditure per cat and dog has increased during this period from $16.81 in 1991 to $22.76 in 1995, a compound annual growth rate of 7.9% over this period. Packaged Facts attributed the growth in the pet supplies market to a number of factors, including (i) the baby boomer generation, who are now purchasing pets for children, (ii) the increasing senior citizen component of the population who appreciate the companionship of pets, and (iii) the expansion of pet supply outlets which has stimulated consumer demand. Management believes that pet superstores have stimulated retail sales by increasing product turnover through advertising, promotions and a larger selection of products. Management further believes the Company is well-positioned to benefit from these retailers as they continue to expand their store count, both domestically and internationally.

  The Company estimates that the total U.S. plastic pet shelter market for 1996 was approximately 1.4 million units. The Company believes that important sources of ongoing pet shelter sales are the birth or purchase of new dogs, family lifestyle changes such as a new home or child, and the replacement of wooden shelters. The Company estimates that 75% of the pet shelters in use are wooden. The Company's research also indicates that plastic shelters have largely replaced wooden pet shelters in retail stores. Accordingly, the Company believes that demand for its plastic pet shelters will increase over time as wooden shelters are replaced with plastic shelters.

  The Company estimates that the total U.S. plastic pet carrier market for 1996 was approximately 4.1 million units. An American Pet Products Manufacturers Association ("APPMA") 1996/1997 study indicates that, within the pet carrier market, 25% of dog owners and 56% of cat owners in 1996 owned pet carriers. In addition, according to APPMA data, of all cages or traveling crates owned by dog owners, 75% were made of plastic in 1996 as compared to only 51% in 1992. The Company believes that pet carrier purchases will continue to increase due to increased market awareness of the use of pet carriers for the transportation and indoor training of dogs and consumer transition from wire to plastic carriers.

BUSINESS STRATEGY

  The Company's strategic objectives are to further enhance its position among the leading manufacturers and marketers of plastic pet products in the United States and to continue its expansion internationally. The Company will seek to leverage its competitive strengths to accomplish the following objectives:

  Capitalize on Market Position. The Company expects to strengthen its market position by continuing to develop new products, using advertising and other promotional programs to implement a consumer driven "pull strategy," and making strategic acquisitions of related product lines that will take advantage of the Company's existing markets and broad distribution channels.

  Continue to Introduce New Products in Order to Fuel Growth. The Company is committed to continued product development within its current product categories and the creation of innovative new product categories. Management believes that both Doskocil and Dogloo have demonstrated the ability to develop and market new products to both retail consumers and those who influence the purchasing patterns of consumers, such as breeders and veterinarians. Doskocil and Dogloo launched a combined total of 27 new products over the past two years. The Company expects to launch an additional 30 new products in 1997. Net sales from new products introduced in the calendar years 1995 and 1996 would have accounted for 16.7% of the Company's total pro forma combined net sales for 1996. The Company intends to focus additional efforts in new product development and annual expenditures for this area may amount to $2-4 million per year. These increased expenditures for new product development may partially affect some of the cost savings discussed below. There can be no assurance that these additional expenditures will result in the successful introduction of new products or in increased sales.

  Achieve Substantial Cost Savings. The Company intends to close Dogloo's administrative, distribution and manufacturing facilities and centralize those operations at Doskocil's Arlington, Texas facility, thereby eliminating redundant expenses and spreading higher production and distribution volumes over a relatively fixed cost base. By integrating operations and capitalizing on the complementary strengths of the two companies, the Company will seek to achieve the following cost savings:

  . Elimination of Duplicative Manufacturing, General & Administration Expense. By closing Dogloo's Corona and Indianapolis operations and not replacing duplicative expenses, management expects substantial savings in manufacturing, distribution and administrative personnel, facilities expense and other operating expenses. While the pro forma adjustments herein for the 12 months ended June 30, 1997 include $6.3 million for this consolidation, management believes that upon full integration of these operations, additional savings can be achieved.

  . Reduction of Resin Costs. As discussed below, the Company expects to reduce its resin costs through better utilization of Spectrum. While the pro forma adjustments herein for the 12 months ended June 30, 1997 estimate $2.7 million of cost savings resulting from utilization of Spectrum instead of external sources, management believes additional savings can be achieved through the reformulation of resins currently used in Dogloo products and through other purchasing savings.

  . Restructuring Sales & Marketing Operations. Although not reflected in the pro forma adjustments herein, the Merger is expected to allow the realization of substantial savings through the consolidation of distributors and increased use of direct sales representatives.

  . Direct Labor Savings. Due to the configuration and material handling systems included in the new facility discussed below, management expects to achieve substantial savings in manufacturing direct labor costs. These savings are not included in the pro forma adjustments herein.

  . Shipping Consolidation Savings. The consolidation of distribution is expected to allow volume discounts on freight rates and reduce the number of less-than-truckload shipments. While management expects these savings to be substantial, these amounts are not included in the pro forma adjustments herein.

  . Pet Carrier Savings. The Company anticipates moving the previously outsourced production of Dogloo's pet carriers into Doskocil's manufacturing facilities, which is expected to result in substantial savings in product costs. These savings are not included in the pro forma adjustments herein.

  . Other Savings. While not included in the pro forma adjustments herein, management believes additional savings can be achieved through improved manufacturing, further purchasing economics and other improvements.

  While the pro forma annual cost savings for the twelve months ended June 30, 1997 are estimated to be approximately $9.0 million, management believes that additional annual cost savings estimated to be approximately $8.5 million can be achieved over time. However, there can be no assurance that the $17.5 million of potential annual cost savings discussed above will be realized or that there will not be significant delays in achieving such cost savings. See "Risk Factors--Risks Related to the Merger and Integration of Dogloo and Doskocil."

  In order to achieve certain of these potential cost savings, management estimates that it will be necessary to spend a net amount of approximately $8.5 million in the next two years for unusual capital expenditures, net of approximately $4.0 million of net proceeds from the sale of the Indianapolis facility, plus $8.0 million for unusual costs. The unusual capital expenditures are necessary for (i) the construction of a new manufacturing facility in Arlington to house Dogloo's and other production equipment; (ii) certain enhancements to Doskocil's existing distribution center; (iii) the costs of moving and rigging Dogloo's production equipment; and (iv) other items such as systems integration. Unusual costs relate primarily to employee termination and relocation costs, a $3.5 million bonus program tied to the achievement of potential cost savings, and other costs such as the temporary carrying costs of vacated facilities.

  Capitalize on Plastic Resin Cost Advantage. Spectrum, the Company's vertically integrated plastic resin compounding facility, together with the Company's resin compounding experience, enable the Company to produce plastic resins using a significantly reduced proportion of prime resins, while achieving raw material specifications which meet or exceed the Company's product and manufacturing requirements. The Company's principal raw materials are various plastic resins, which are either "prime" resins, purchased from petrochemical producers, or blends of prime resins and recycled materials purchased from third-party suppliers or produced by the Company. Spectrum has an estimated annual capacity in excess of 100 million pounds, and uses a mixture of prime resins and recycled materials to produce plastic resins. In 1996, Doskocil used 49 million pounds of plastic resins, approximately 92% of which were compounded in Spectrum. In 1996, Dogloo used approximately 28 million pounds of prime plastic resins purchased from outside suppliers. Spectrum is expected to satisfy all of Dogloo's resin needs, which the Company expects will substantially increase Spectrum's capacity utilization and further reduce the Company's average resin cost per pound.

  Exploit International Growth Opportunities. While international sales represented approximately 12.4% of the combined Company's net sales in 1996, management believes that the international markets, especially Europe and Latin America, represent a significant growth opportunity. The international expansion of U.S. retailers is also expected to provide a significant opportunity for the Company to increase international sales. Management believes the 1996 acquisition by PETsMART of Pet City Holdings PLC, the United Kingdom's largest pet superstore chain, is indicative of the international expansion of such retailers and represents one opportunity for growth in international markets. Management is currently evaluating the establishment of distribution facilities in continental Europe and Latin America. The combination of Doskocil and Dogloo is also expected to allow the Company to redeploy certain overlapping product molds for international contract manufacturing.

PRODUCTS

  The combination of the two businesses created a company with broad product lines in many key segments of the pet supplies industry. Doskocil is a leading industry participant in its core business of plastic pet carriers, while Dogloo is a market leader in the plastic pet shelter segment. Doskocil produces numerous additional plastic products, including pet shelters, cat litter boxes, bowls, feeders, waterers and cat toys, as well as products for the sporting goods, hardware and lawn and garden markets. Dogloo also produces other complementary products such as pet bedding.

  Pet Carriers. (31.4% of 1996 combined sales.) The Company currently produces a total of 98 SKUs of pet carriers ranging in domestic retail price from approximately $10 to $200. Management believes the Company's Vari Kennel, Pet Porter, Pet Taxi, Furrarri(R) and Innovator(R) brand names are widely known among retail consumers as well as pet product retailers and airlines. These pet carriers come in a variety of colors and have an assortment of features such as quick-release latches, dual door locks and snap-on waterer/feeder dishes. The Company's pet carriers have been developed and refined over a 35-year period and have achieved strong brand awareness among consumers. The combined Company sold in excess of 3.1 million units in 1996.

  The Company believes that its plastic pet carriers are superior to cardboard and wire carriers and have made wooden carriers practically obsolete. Plastic pet carriers are durable, yet lightweight, and provide superior protection for the animals while maintaining a clean environment outside of the carrier. In addition to being used for transportation, pet carriers have enjoyed increasing consumer acceptance for the indoor training of pets.

  Pet Shelters. (25.2% of 1996 combined sales). The Company produces numerous styles of pet shelters in various sizes, including the Dogloo, Indigo, Ruff Hauz, Barney, Cape Cod, Pet Barn(R) and Brik Hauz. The Dogloo, the Company's best seller, is unique because of its trademarked igloo-shape and structural foam plastic construction, which management believes offers significant advantages relative to wooden and other plastic pet shelters. The Company currently manufactures a total of 52 different pet shelter SKUs, providing retailers with the ability to tailor their product offerings to their customer base. Domestic retail pricing on the Company's pet shelters ranges from approximately $30 for a small Ruff Hauz to over $180 for a Dogloo Giant. The combined Company sold in excess of 1.0 million units in 1996.

  Management believes the Company's plastic pet shelters are superior to wooden models or other non-structural foam plastic pet shelters on the market. Dogloo pioneered the use of structural foam plastic in the production of pet shelters in the late 1980s, and owns a configuration trademark which protects certain aspects of its design from imitation by competitors. See "Patents and Trademarks." The insulating qualities of structural foam and the igloo-shaped design are strong selling features. Structural foam plastic is an extremely durable, lightweight, thermal material which enables the Company's pet shelters to remain warmer in winter and cooler in summer. The igloo-shaped structural foam shelters manufactured by the Company provide exceptional durability and insulation compared to other types of wooden homes and non-structural foam plastic shelters. Another advantage of these shelters over wooden shelters is that structural foam is non-porous, making it easy to clean with soap or disinfectants and dry quickly and easily. The non-porous surface also prevents fleas and disease from living in the material, as can occur with wood products.

  Other Pet Products. (22.1% of 1996 combined sales.) The combined Company's other pet product lines include cat litter boxes, feeding and watering systems, pet bowls, pet toys, and pet furniture and bedding. The Company's feeding and watering systems are among the fastest growing segments of the Company's "other" pet products category, and offer multiple day feeding and watering solutions for pets in the absence of their owners. Management believes the breadth of the Company's entire pet product line represents the most complete assortment of durable dog and cat products in the industry.

  Sporting Goods and Other Products. (15.1% of 1996 combined sales.) The Company sells four sporting goods product lines with over 180 different SKUs, which gives the Company a significant presence in this market. The Company is one of the leading manufacturers and suppliers of hard-sided firearms cases, fishing tackle boxes and golf cases in the United States and has substantial market share in each of its product lines. In 1976, the Company became the first manufacturer to sell hard-sided firearms cases to the airline industry and eventually to retail customers. Management believes the Company's plastic Gun Guard(R) cases are known for their high quality. The Company is the leading producer of hard-sided firearms cases in the United States.

  Through the Woodstream product line, the Company sells a full line of hard and soft-sided fishing tackle boxes. In July 1996, the Company introduced a waterproof modular fishing system utilizing MFS technology (patent pending). MFS offers fishermen improved flexibility and performance in tackle organization, and MFS waterproof and saltwater utility boxes feature DRI-Loc seal, an airtight seal.

  The Company also manufactures and supplies a line of photo/video camera cases and utility bins. The photo/video case product line is sold under the Camera Guard(R) name and includes products such as the Seal Tight(R), a water, dust and airtight case with foam inside. The utility bin line, sold under the Tote Bin name, includes several bins used to store, move or mix items. These bins are made of rugged, lightweight, high-impact plastic, which facilitates cleaning and are oil and chemical resistant.

  In 1994, through the acquisition of the assets of the Woodstream sporting goods product line from Ekco Canada, Inc. and Ekco Group, Inc., the Company entered the golf accessories market with the Golf Guard(R) hard-sided travel case for golf clubs. Because of its rugged outer shell, management believes the Golf Guard travel case is superior to soft cases which can rip, stain, and show dirt. In addition, the Golf Guard case has built-in padlock tabs, bail latches and dual wheels. The Company also produces a variety of plastic products for the home improvement market, including cord wheels and edging products.

  Consistent with its desire to be a focused pet products company, management may consider the sale or other disposition, including a sale or distribution to existing shareholders, of the Doskocil sporting goods and other products line. This product line generated sales of approximately $24 million during 1996. Any such sale or other disposition of this product line would be subject to obtaining the consent of the Company's lenders under the New Credit Facility and compliance with applicable Indenture covenants.

NEW PRODUCT DEVELOPMENT

  New products introduced within the past two calendar years accounted for approximately 16.7% of the combined Company's 1996 revenue. The Company is committed to maintaining its reputation as an industry leader through continued product development within its current product categories and the creation of innovative new product categories. Management believes that the Company has demonstrated the ability to develop and market new products to both retail consumers and those who influence the purchasing patterns of consumers such as breeders and veterinarians. Doskocil and Dogloo launched a total of 27 new products over the past two years. The Company expects to launch an additional 30 new products in 1997.

  The Company's philosophy on new product development is to focus on the needs of the consumer while creating products which will enhance the care, comfort, lifestyle, and interaction of the pet with its owner. The Company evaluates ideas from multiple sources, both internally and externally, and tests such ideas against consumer reaction and market potential. Once a promising product is identified through consumer and market research, the Company employs a multifunctional team approach to accelerate the speed and improve the effectiveness of the new product introduction. The Company has won 9 new product industry awards during the past five years. The Company will also seek to employ resources to acquire existing products that can be leveraged through its broad distribution network.

  While the Company intends to increase its new product development efforts, there can be no assurance that these increased efforts will result in successful new product introductions.

SALES, MARKETING AND DISTRIBUTION

  The Company's marketing strategy is to communicate directly with the consumer via direct marketing, advertising and promotional programs. The Company believes that strong brand recognition and programs which influence consumer purchase intentions provide the framework for establishing effective merchandising presentations at point of sale. The Company has tailored its products to nine distinct distribution channels. See "Business--Customers." By focusing on multiple distribution channels, the Company believes it is well positioned to meet the various needs and shopping habits of consumers.

  Domestically, the Company employs a direct salesforce which is based near key retail customers. The Company also utilizes manufacturer representatives to support certain customers and to cover specific territories and channels of distribution. The Company believes that this approach, along with its proactive customer service function, will strengthen important customer partnerships and will serve as a significant competitive advantage.

  The Company also markets its products internationally, with primary emphasis on Europe, Canada, Latin America and Japan. The Company has developed multilingual packaging, customized case packs and trade advertising capabilities as it continues to expand international distribution. With a base of foreign pet distributors in place to service the pet specialty channel, the Company is focusing on mass merchandisers and home and garden centers such as Wal-Mart in Latin America and Canada, Sam's Club in Latin America, Home Depot in Canada, Costco in Canada, Latin America and the United Kingdom, and PETsMART in Canada and the United Kingdom. The Company primarily utilizes direct sales personnel, in cooperation with selected distributors, to market internationally. The Company believes that it is well positioned to assist United States retailers expanding their operations abroad.

CUSTOMERS

  The Company distributes through nine distinct distribution channels in the United States and to more than 2,000 retail customers worldwide, with the largest customer accounting for 11.9% of 1996 revenues. The primary distribution channels include mass merchants, pet superstores, hardware and home centers, warehouse clubs, distributors, farm and agriculture, food and drug, co-ops, and catalogs. The mass merchant channel accounted for 19.8% of combined 1996 net sales, followed closely by the pet superstore channel at 16.5%.

  In 1996, Doskocil's ten largest customers accounted for approximately 38.1% of its net sales and Dogloo's ten largest customers accounted for approximately 53.3% of its net sales. On a combined basis, the Company's top ten customers accounted for 39.6% of net sales during this period. The Company's top 10 customers on a pro forma combined basis after giving effect to the Merger for 1996 were as follows:

     1.  Wal-Mart Stores, Inc.    6. Petco Animal Supplies, Inc.
     2.  PETsMART                 7. Lowe's Companies, Inc.
     3.  K-Mart Corporation       8. H & H Distributing
     4.  Sam's Club               9. Target Stores
     5.  Costco Wholesale        10. Army & Air Force Exchange Service

  As management believes is typical in the pet and sporting goods industries, the Company does not have long-term or exclusive contracts with any of its customers. Sales to customers and purchases from suppliers are generally made pursuant to purchase orders.

FACILITIES, EMPLOYEES AND MANUFACTURING

  The Company operates manufacturing facilities in Arlington, Texas, Mansfield, Texas and Indianapolis, Indiana, a fabric cut and sew facility in Corona, California and has offices and warehouse facilities in Arlington, Texas, Indianapolis, Indiana and Corona, California.

  The approximate size and location of the Company's significant facilities and the approximate distribution of its employees are summarized below:

                                                  SIZE                 NO. OF
                      LOCATION                  (SQ. FT) OWNED/LEASED EMPLOYEES
                      --------                  -------- ------------ ---------
     MANUFACTURING, WAREHOUSE AND OFFICE:
     Arlington, Texas.......................... 992,000     Leased       640
     Indianapolis, Indiana..................... 268,000      Owned       249
     Corona, California........................  61,000     Leased       102
     Mansfield, Texas..........................  52,000     Leased        90

     WAREHOUSE:
     Indianapolis, Indiana..................... 181,000     Leased         4

  As discussed above, the Company expects to consolidate its Indianapolis and Corona operations into the Arlington facilities.

  The Company's manufacturing operations include 37 injection molding machines ranging in size from 75 to 3,000 ton and nine structural foam molding machines, eight of which are 750 ton and one of which is a dual platen 400 ton. With moderate additional capital expenditures after integration, management believes that the Company's manufacturing facilities can accommodate a substantial increase in product volume. The Company manufactures substantially all of its products, with the current exception of Dogloo pet carriers, fishing tackle boxes and aluminum firearm cases, which are manufactured by contract suppliers. The Company's employees are not covered by a collective bargaining agreement. The Company considers its relationship with its employees to be good.

RAW MATERIALS

  The Company's principal raw materials are various plastic resins, which are either "prime" resins, purchased from petrochemical producers, or blends of prime resins and recycled materials, purchased from third-party suppliers or produced by the Company. The main resins historically utilized by the Company are HDPE, which Dogloo has used to manufacture its line of pet shelters, and PP, which Doskocil uses to manufacture its pet carriers and other plastic products. In manufacturing many products, including pet shelters, formulations of PP can be substituted for HDPE. To a lesser extent, the Company utilizes other raw materials such as steel, specialty chemicals (including impact modifiers, blowing agents, antioxidants and u.v. stabilizers), carbon black, synthetic fibers, natural rubbers, polyethylene, colorants, components of polyester/cotton fabrics, polyurethane foam and PVC vinyl.

  In 1996, Doskocil used approximately 49 million pounds of PP resins, approximately 92% of which was compounded in its Spectrum facility. Of this amount, approximately 3.5 million pounds were used in production of resin furniture products which have since been discontinued. In 1996, Dogloo used approximately 28 million pounds of plastic resins, consisting of 25 million pounds of HDPE and 2.8 million pounds of PP. The Spectrum facility and the Company's resin compounding expertise enable the Company to produce plastic resins using a significantly reduced proportion of prime resins while achieving raw material specifications which meet or exceed the Company's product and manufacturing specifications.

  Resin prices reached peaks in 1988 and 1995 and have declined significantly in recent years (see chart below). As major petrochemical companies have built polypropylene plants, hundreds of millions of pounds of resin compounding capacity have been added to the marketplace, driving down resin prices. With seven years between the two most recent resin price market highs, and the recent resin price peak of 1995, industry analysts expect generally that resin prices will continue to stabilize or decline as industry capacity increases. Plastic resin prices can vary from year to year and are very difficult to predict beyond a few months.




                             [GRAPH APPEARS HERE]

PATENTS AND TRADEMARKS

  The Company maintains two distinct product brand identifications which derive from the pre-Merger companies, Doskocil and Dogloo. Trademarked brands marketed under the Doskocil name include Vari Kennel, Sky Kennel, Pet Mate, Pet Taxi and Kennel Cab in pet products, as well as Gun Guard firearms and archery cases, Woodstream fishing tackles cases, Camera Guard camera cases and Golf Guard golf travel cases. Several Doskocil trademarks represent technology improvements: MFS technology, DRI-Loc airtight utility box seals, and Seal Tight brand camera cases (sold under the Camera Guard name). Brands marketed under the Dogloo name include Furrarri and Innovator carriers as well as the Dog Kabin, Ruff Hauz, Brik Hauz, Dogloo II, Indigo, Barney and Cape Cod pet shelters. In the Merger, the Company acquired Dogloo's configuration trademark for its igloo-shaped pet shelters. In 1995, Dogloo successfully relied upon this trademark in litigation against Doskocil to obtain a preliminary injunction against the manufacture and sale by Doskocil of a confusingly similar product. In settlement of this litigation, Doskocil agreed to entry of a permanent injunction prohibiting Doskocil from selling dome-shaped pet shelters once their existing inventory of such pet shelters was sold. The current registrations of the Company's trademarks in the United States and foreign countries are effective for varying periods of time, and may be renewed periodically provided that the Company, as the registered owner, and its licensees, where applicable, comply with all applicable laws. The Company also has several U.S. utility and design patents and several patent applications pending. The Company is not aware of any material challenge to the ownership by the Company of its major trademarks or patents. The Company believes it benefits from its intellectual property and intends to defend its exclusive use of such property against infringement by third parties, although the Company cannot predict success in defending its intellectual property rights. See "Risk Factors--Trademark, Patent and Proprietary Information."

COMPETITION

  The market for the Company's products is highly competitive. The Company competes with a number of smaller, privately held companies and certain public companies, some of which have greater name/brand recognition, larger customer bases and/or significantly greater financial resources than the Company, such as Rubbermaid Inc. There are no substantial regulatory or other barriers to entry of new competitors into the Company's market. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the current and future competitive pressures faced by the Company will not adversely affect its profitability or financial performance.

LEGAL PROCEEDINGS

  From time to time, the Company has been involved in legal proceedings arising in the ordinary course of business. None of the matters in which the Company is currently involved is expected to have a material adverse effect on the Company's business or financial condition.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth the name, age and position of each of the individuals who serve as directors, executive officers and key employees of the Company. Each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the board of directors.

              NAME             AGE POSITIONS
              ----             --- ---------
                                   President and Chief Executive Officer,
   Gary E. Kleinjan...........  48 Director
   Donald J. Fritschen........  57 Vice President and Chief Financial Officer
   Michael J. Farmer..........  36 Senior Vice President of Sales and Marketing
   Garland W. Strong..........  44 Vice President and President of the Sporting
                                    Goods and Hardware Division
   William C. Bowie, Jr. .....  39 Vice President and President of Spectrum
   Bruce W. Schafer...........  49 Senior Vice President of Operations
   C. Raymond Thomas..........  51 Vice President of Information Systems
   George L. Argyros..........  60 Director
   John W. Clark..............  52 Director
   Charles D. Martin..........  60 Director
   Benjamin L. Doskocil, Sr. .  59 Director
   Michael P. Hoopis..........  46 Director
   Larry E. Rembold...........  56 Director

  Gary E. Kleinjan joined the Company as its President and Chief Executive Officer and as a director effective October 6, 1997. Mr. Kleinjan has 20 years of experience in the consumer products industry. From August 1997 to September 1997, Mr. Kleinjan served as President of Sales and Corporate Accounts of Rubbermaid, Inc.'s Home Products division. From 1994 to August 1997, Mr. Kleinjan served as President and General Manager of Rubbermaid, Inc.'s Little Tikes division. During 1994, Mr. Kleinjan served as President and General Manager of Rubbermaid, Inc.'s Office Products division. From 1992 to 1994, Mr. Kleinjan served as Vice President and General Manager of Micro Computer Accessories, a Rubbermaid, Inc. company.

  Donald J. Fritschen has served as the Company's Vice President and Chief Financial Officer since consummation of the Merger, prior to which he had served as Doskocil's Vice President and Chief Financial Officer since 1990. Mr. Fritschen has 14 years of experience in the injection molded plastic products industry. From 1985 to 1990, Mr. Fritschen served as Chief Financial Officer of the Max Fletcher companies, a diversified holding company. From 1978 to 1985, Mr. Fritschen served as Controller of Rubbermaid Inc.'s Specialty Products Inc. division.

  Michael J. Farmer has served as the Company's Senior Vice President of Sales and Marketing since consummation of the Merger, prior to which he had served as Executive Vice President and General Manager of Dogloo since May 1997. From April 1994 to May 1997, Mr. Farmer served as Vice President, Sales and Marketing of Dogloo. Mr. Farmer has 14 years of experience in the durable consumer products business. From 1989 to 1994, Mr. Farmer served as Director of Marketing and New Product Development of the Coleman Company. From 1983 to 1989, Mr. Farmer served in several positions including Director of Engineering and Materials Management, Factory Operations Manager and Industrial Engineering Manager of the Coleman Company.

  Garland W. Strong has served as the Company's Vice President and President of the Sporting Goods and Hardware Division since consummation of the Merger, prior to which he had served as Doskocil's Executive Vice President of Sales and Marketing since 1995. From 1989 to 1995, Mr. Strong served as Doskocil's Executive Vice President and General Manager. Mr. Strong has 22 years of experience in the injection molded plastic products industry.

  William C. Bowie, Jr. has served as the Company's Vice President and President of Spectrum since consummation of the Merger, prior to which he had served as General Manager of Spectrum since January 1993. From January 1991 to January 1994, Mr. Bowie served as Doskocil's Resin Manager. Mr. Bowie has nine years of experience in the resin industry.

  Bruce M. Schafer has served as the Company's Senior Vice President of Operations since consummation of the Merger, prior to which he had served as Dogloo's Vice President of Operations and Research and Development since September 1996. From 1995 to September 1996, Mr. Schafer served as Chief Operating Officer for McKecknie Plastics USA, a British custom injection molding company. From 1992 to 1995, he served as General Manager of an injection molding plant of Automotive Industries, a privately held company. From 1981 to 1992, Mr. Schafer served in various positions with General Motors Corporation, including Engineering Manager of a design implementation team for automobile plastic components.

  C. Raymond Thomas has served as the Company's Vice President of Information Systems since consummation of the Merger, prior to which he had managed Doskocil's information systems since July 1996. From 1990 to 1996, Mr. Thomas worked as an independent systems consultant. Mr. Thomas has 27 years experience in information systems management.

  George L. Argyros has served as a director of the Company since consummation of the Merger, prior to which he served as a director of Dogloo since September 1995. Mr. Argyros has been a General Partner of Westar since its formation in 1987. Mr. Argyros has also served as Chairman and Chief Executive Officer of Arnel & Affiliates, a West Coast diversified investment company, since 1968. Mr. Argyros is a member of the board of directors for Rockwell International Corporation, First American Financial Corporation, the Newhall Land and Farming Company and selected companies within the Westar portfolio. Mr. Argyros was the 1993 recipient of the Horatio Alger Award of Distinguished Americans and currently serves as President and Chief Executive Officer of the Washington D.C. based Horatio Alger Association. Mr. Argyros formerly was a co-owner of AirCal and owner of the Seattle Mariners Baseball Club of the American League.

  John W. Clark has served as a director of the Company since consummation of the Merger, prior to which he served as a director of Dogloo since September 1995. Mr. Clark has been a General Partner of Westar since 1995. From 1990 to May 1995, Mr. Clark was a private investor. Prior to 1990, Mr. Clark was President of Valentec International Corporation, a producer of metal and electronic components for military and commercial products. Mr. Clark is a director of Amerigon, Inc., and serves on the boards of selected companies within the Westar portfolio. Earlier in his career, Mr. Clark was founder and Managing Partner of a CPA practice which grew substantially before merging into Ernst & Young's predecessor firm, where he served as the office's Managing Partner.

  Charles D. Martin has served as a director of the Company since consummation of the Merger, prior to which he served as a director of Doskocil since the Recapitalization in July 1997. Mr. Martin served as a director of Dogloo from September 1995 to April 1997. Mr. Martin has been a General Partner of Enterprise since its formation in 1985 and has also been a General Partner of Westar since its formation in 1987. Mr. Martin is a member of the board of directors of USCS International, Inc. Mr. Martin has served on the board of directors of 38 private and public companies.

  Benjamin L. Doskocil, Sr. has served as a director of the Company since consummation of the Merger. Mr. Doskocil founded Doskocil in the early 1960s and served as Doskocil's President and Chief Executive Officer from its formation until the Recapitalization in July 1997. Mr. Doskocil has 36 years of experience with Doskocil. Pursuant to the Stockholders' Agreement (as defined below), Benjamin L. Doskocil, Sr. or his son, Edward J. Doskocil, have the right to a board seat so long as Benjamin L. Doskocil, Sr. and his spouse own at least fifty percent (50%) of the Doskocil Common Stock owned by them immediately following consummation of the Recapitalization.

  Michael P. Hoopis has served as a director of the Company since consummation of the Merger, prior to which he served as a director of Dogloo since December 1994. Since July 1996, Mr. Hoopis has served as

President of Worldwide Household Products, Black & Decker Corporation. From May 1992 to July 1996, Mr. Hoopis served as President of Price Pfister, Inc., a division of Black & Decker Corporation.

  Larry E. Rembold served as the Company's Interim President and Chief Executive Officer from July 1997 to October 1997 and has served on the Company's board since July 1997. From March 1996 to June 1997, Mr. Rembold worked on several consulting engagements for companies with an emphasis on lender relations and acquisition evaluations. Mr. Rembold was a consultant to Enterprise in its due diligence effort of Doskocil prior to the Recapitalization. From April 1989 to March 1996, Mr. Rembold served as President and Chief Executive Officer of Dolco Packaging Corporation ("Dolco"), a plastics company whose shares were traded publicly until March 1996, at which time Dolco was sold and taken private.

EXECUTIVE COMPENSATION

  The following table sets forth compensation paid by Doskocil for 1994, 1995 and 1996 to its Chief Executive Officer and the only other executive officer whose total annual salary and bonus equaled at least $100,000 as of the end of 1996.

                          SUMMARY COMPENSATION TABLE

   NAME AND PRINCIPAL POSITIONS                      YEAR SALARY ($) BONUS ($)
   ----------------------------                      ---- ---------- ----------
   Benjamin L. Doskocil, Sr. ....................... 1994  $520,000  $4,691,534
    Chief Executive Officer                          1995   520,000     340,752
    and President                                    1996   520,000     507,250
   Garland W. Strong................................ 1994   151,799      20,000
    Executive Vice President                         1995   151,799         --
    of Sales and Marketing                           1996   151,745         --

EMPLOYMENT AND OTHER ARRANGEMENTS

  Consulting Services. Mr. Benjamin L. Doskocil, Sr. retired from his position as Doskocil's President and Chief Executive Officer in July 1997. Thereafter Mr. Doskocil entered into a letter agreement with Doskocil whereby he agreed to render certain consulting services to Doskocil. Pursuant to this agreement, Mr. Doskocil receives $2,000 per day for consulting services, plus reimbursement of expenses, and $2,000 per meeting of the board of directors.

  Employment Agreement. Mr. Michael J. Farmer is party to an employment agreement, pursuant to which Mr. Farmer serves as Senior Vice President of Sales and Marketing of the Company. Pursuant to this agreement, Mr. Farmer receives an annual base salary of approximately $166,000, plus an annual bonus if Mr. Farmer meets certain performance targets agreed to by Mr. Farmer at the start of each year. In the event Mr. Farmer's employment is terminated other than for cause, Mr. Farmer will receive severance pay equal to his annual base salary plus the greater of (a) his last annual bonus, or (b) the performance bonus payable during the fiscal year of termination.

  In connection with the Merger, the Company delivered letters to certain members of Dogloo's management, including Messrs. Farmer and Schafer. The letters provide, among other things, that if following the Merger the employee is terminated without cause or resigns for good reason (as defined) on or before August 31, 1999, the Company will continue to pay the employee's salary and benefits for a twelve-month period following the termination or resignation date.

  Option Plan. In connection with the Merger, the Company adopted a stock option plan (the "Option Plan") which provides for the grant to employees from time to time of non-qualified stock options and incentive stock options pursuant to Section 422 of the IRC to purchase up to an aggregate of 625,000 shares of Doskocil Common Stock. The Company granted "base" options to certain employees immediately following the Merger at an exercise price of $15.03 per share, based on management's estimate of the fair market value of the

Company's Common Stock. Additionally, all Dogloo employees who held options to purchase shares of Dogloo Common Stock ("Dogloo Options") and who continued with the Company after the Merger had their Dogloo Options assumed by the Company and converted into options to purchase shares of Doskocil Common Stock. All options to purchase shares of Doskocil Common Stock, including those Dogloo Options assumed by the Company in the Merger, will become exercisable at the rate of twenty percent (20%) per year on the first through the fifth anniversaries of September 30, 1997. The Option Plan also provides for the acceleration of the exercisability of 50 percent of the previously unvested portion of the options, unless the Company's Board of Directors determines that such option should not be accelerated, upon the occurrence of certain corporate events involving the dissolution or liquidation of the Corporation, merger or consolidation where less than 50% of the outstanding voting securities of the surviving entity are owned by former shareholders of the Corporation, or the sale of substantially all of the Corporation's business or assets. All optionholders who exercise such options will be required to execute and thereby become a party to the Second Securityholders Agreement (see "Shareholder Agreements") and become subject to certain of the rights and restrictions of that agreement.

  In addition to the "base" options described above, the Company granted additional stock options to certain employees of the Company following the Merger. These options have an exercise price of $15.03 per share, based on management's estimate of the fair market value of the Company's Common Stock, and vest on the sixth anniversary of the date of grant provided, however, that the options vest on June 30, 1999 (June 30, 1998 in the case of certain options) if certain specified financial or other goals set by the board of directors are met.

  Stockholders Agreements. The following agreements regulate the relationship among the Company's shareholders: (1) a Stockholders' Agreement dated as of July 1, 1997, by and among Benjamin L. Doskocil, Sr., Mary Frances Doskocil (collectively, the "Doskocils"), Enterprise and the Company (the "Stockholders' Agreement"); (2) a First Amendment to Stockholders' Agreement, dated as of September 19, 1997 by and among Enterprise, Westar, HBI, the Doskocils and the Company (the "First Amendment"); and (3) an Amended and Restated Securityholders Agreement, dated as of September 19, 1997 by and among Enterprise, Westar, HBI, the Company and certain other securityholders other than the Doskocils (the "Second Securityholders Agreement").

  Prior to the Merger, Dogloo Securityholders were and are bound by a Securityholders Agreement dated as of September 22, 1995 (the "First Securityholders Agreement"). The Second Securityholders Agreement amends and restates the First Securityholders Agreement to apply on a going-forward basis to all Company shareholders who sign the Second Securityholders Agreement (other than the Doskocils), including those Dogloo shareholders whose shares of Dogloo capital stock were converted into shares of Doskocil capital stock in the Merger and, with respect to certain provisions, any shareholders who purchase shares or exercise options in the future. (Company shareholders who do not sign the Second Securityholders Agreement will continue to be bound by the First Securityholders Agreement, which contains, with certain exceptions, provisions similar to those contained in the Second Securityholders Agreement.) The Second Securityholders Agreement contains (i) certain preemptive rights for all holders of more than ten percent (10%) of the fully diluted Doskocil Common Stock ("Eligible Securityholders"); (ii) rights of first offer in favor of Eligible Securityholders in the event any securityholder proposes to sell the Company's securities; (iii) tag-along rights entitling securityholders other than Westar, Enterprise and HBI ("Other Securityholders") to join in certain proposed sales of Company securities by Eligible Securityholders; (iv) drag-along rights entitling a majority in interest of the Eligible Securityholders to compel participation in, or a vote in favor of, stock sales and certain other transactions; and (v) certain registrations rights for all holders of Doskocil Common Stock. The Second Securityholders Agreement also contains certain other restrictions on transfer of equity securities. In the event any existing Other Securityholder ceases to be an employee of the Company, the Second Securityholders Agreement gives the Company the option to repurchase the shares of such Other Securityholder. All Other Securityholders who owned Company securities at the time of the Merger will have the option to require the Company to repurchase their shares between January 1, 2000 and June 30, 2000 for a price per share based on five times the Company's EBITDA, minus its debt and the redemption value of its preferred stock, divided by the number of shares of fully diluted Doskocil Common Stock then currently outstanding (the "Repurchase Price").

  The Second Securityholders Agreement also gives holders of Doskocil Series B and Series C Preferred Stock the right to convert such shares into subordinated debt of the Company under certain conditions. Subject to the consent of the Company's lenders and compliance with Texas law (and in the case of conversion of Series C Preferred Stock if all holders of Series C Preferred Stock also consent), the holders of Doskocil Series B and Series C Preferred Stock may convert some or all of their shares into subordinated debt which would accrue simple interest at the rate of ten percent per year. Such debt would be subordinated and junior to any other debt under any working capital or other credit agreement or facility with a commercial bank, insurance company, other recognized financial institution, or any debt, including the Notes, issued to the public pursuant to a private placement or effective registration statement, any debt incurred in connection with any past or future acquisitions by the Company, and any sale/leaseback financing of equipment or real property by the Company. As part of the Transactions, the Company redeemed all of the Doskocil Series B Preferred Stock and a portion of the Doskocil Series C Preferred Stock. See "The Merger" and "Use of Proceeds."

  The Stockholders' Agreement was executed in connection with the Recapitalization and governs the relationship among Enterprise and the Doskocils after the Recapitalization. It contains (i) limitations on transfer of Company stock, including certain rights of first offer in favor of the Company and Enterprise if the Doskocils propose to transfer their stock; (ii) tag-along rights entitling the Doskocils to join in certain sales by Enterprise; (iii) drag-along rights obligating the Doskocils to sell their stock in certain transactions initiated by Enterprise; (iv) certain preemptive rights in the event new securities are issued by the Company; and (v) certain registration rights. Additionally, the parties to the Stockholders' Agreement agreed to vote for the election of Mr. Doskocil (or his designee) as a director of the Company for so long as the Doskocils (and/or their family members) own at least fifty percent (50%) of the Company stock owned by the Doskocils upon consummation of the Recapitalization.

  The First Amendment added Westar, certain Westar affiliates and HBI as signatories to the Stockholders' Agreement. The First Amendment also reconciles certain provisions of the Stockholders' Agreement with the Second Securityholders Agreement to provide for the Doskocils, Enterprise, Westar and HBI to share in certain rights and restrictions of their stock ownership with all other securityholders on a pro rata basis. Accordingly, pursuant to the First Amendment, the Doskocils agree that the pro rata sharing provisions of their tag-along rights and registration rights will be governed by the Second Securityholders Agreement, rather than the Stockholders' Agreement, in order to provide for the Doskocils to share in all rights and restrictions of such provisions with all other Company securityholders. Similarly, pursuant to the First Amendment, Westar, HBI, and certain Westar affiliates became parties to the Stockholders' Agreement and agree that their preemptive rights and rights of first offer will be governed by the Second Securityholders Agreement, rather than the Stockholders' Agreement.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of Doskocil Common Stock as of September 25, 1997 by (i) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of Doskocil Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Doskocil Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and are located at the Company's principal offices at 4209 Barnett, Arlington, Texas 76017.

                                                         SHARES BENEFICIALLY OWNED
                                                           AFTER THE TRANSACTIONS
                                                         -------------------------
    NAME AND ADDRESS OF BENEFICIAL OWNER                    NUMBER        PERCENT(1)
    Westar Capital II, LLC,(2).........................          434,333          14.2%
     a Delaware limited liability company
     Attn: John W. Clark
     949 South Coast Drive, Suite 650
     Costa Mesa, California 92626
    Westar Capital, L.P.,(3)(4)........................          161,209           5.3%
     a California limited partnership
     Attn: John W. Clark
     949 South Coast Drive, Suite 650
     Costa Mesa, California 92626
    HBI Financial Inc.,(4)(5)..........................        1,578,443          51.5%
     a Washington corporation
     Attn: Irwin Treiger
     Bogle & Gates
     Two Union Square
     601 Union Street, Suite 4700
     Seattle, Washington 98101
    Enterprise Partners III, L.P.,(6)..................          322,348          10.5%
     a Delaware limited partnership
     Attn: Charles D. Martin
     5000 Birch Street, Suite 6200
     Newport Beach, California 92660
    Enterprise Partners IV, L.P.,(4)(7)................          177,666           5.8%
     a Delaware limited Partnership
     Attn: Charles D. Martin
     5000 Birch Street, Suite 6200
     Newport Beach, California 92660
    George L. Argyros(8)...............................        2,173,985          70.9%
    Benjamin L. Doskocil, Sr.(9).......................          332,755          10.9%
    John W. Clark(10)..................................          595,542          19.4%
    Charles D. Martin(11)..............................        1,139,039          37.2%
    Larry E. Rembold...................................              --            --
    Michael P. Hoopis..................................              --            --
    Gary E. Kleinjan...................................              --            --
    Donald J. Fritschen................................              --            --
    Michael J. Farmer(12)..............................           11,663            *
    Garland W. Strong..................................              --            --
    William C. Bowie, Jr...............................              --            --
    Bruce M. Schafer(13)...............................            1,004            *
    C. Raymond Thomas..................................              --            --
    All directors and executive officers
     as a group (10 persons)(8)(9)(10)(11)(12)(13)(14).        3,062,904          99.5%

-----------------
  * Less than 1%.
 (1) Percentage of ownership is based on 3,064,379 shares of Doskocil Common Stock outstanding as of September 25, 1997. The number of shares of Doskocil Common Stock beneficially owned and calculation of percentage ownership, in each case, takes into account those shares underlying stock options that are exercisable within 60 days after September 22, 1997.

 (2) Shares held of record by Westar Capital II, LLC, a Delaware limited liability company ("Westar LLC"). The members of Westar LLC are George L. Argyros, Sr. and Westar Capital Associates II, LLC, a Delaware limited liability company ("WCALLC"). The members of WCALLC are, among others, Mr. Argyros, John W. Clark and Charles D. Martin. Messrs. Argyros, Clark and Martin may be deemed to have shared voting or dispositive power with respect to the shares held by Westar LLC. Messrs. Argyros, Clark and Martin disclaim beneficial ownership of shares held by Westar LLC except to the extent of their interests described above.

 (3) Shares held of record by Westar Capital, L.P., a California limited partnership ("Westar LP"). The sole general partner of Westar LP is Westar Capital Associates, a California limited partnership ("WCALP"), of which, among others, GLA Financial Corporation, a California corporation ("GLA"), Messrs. Clark and Martin are general partners. Mr. Argyros is the sole shareholder of GLA Financial and a limited partner of Westar LP and WCALP. GLA and Messrs. Argyros, Clark and Martin may be deemed to have shared voting or dispositive power with respect to the shares held by Westar LP. GLA and Messrs. Argyros, Clark and Martin disclaim beneficial ownership of shares held by Westar LP except to the extent of their interests described above.

 (4) Prior to consummation of the Transactions, Aurelio F. Barreto, III (co-founder and former Chief Executive Officer of Dogloo) Dogloo and Doskocil, granted to Westar, or its designees, the right to purchase any or all of the shares of Doskocil Common Stock that Mr. Barreto would own upon completion of the Merger. Westar exercised this right on September 24, 1997, designating HBI, EPIV and EPIVA (each as defined above) as its designees. On that same date, all of Mr Barreto's shares of Doskocil Common Stock were purchased by HBI, EPIV and EPIVA (303,116, 61,028 and 5,986 shares of Doskocil Common Stock, respectively).

 (5) Shares held of record by HBI, of which Mr. Argyros is the sole shareholder.

 (6) Shares held of record by EPIII (as defined above). The sole general partner of EPIII is Enterprise Management Partners III, L.P., a Delaware limited partnership ("EMPIII"), of which, among others, Charles D. Martin, is a general partner. Shares exclude: (i) 28,034 shares of Doskocil Common Stock held by EPIIIA (approximately 0.9%) of which EMPIII is the sole general partner; (ii) 177,666 shares of Doskocil Common Stock held by EPIV (approximately 5.8%) of which Enterprise Management Partners IV, L.P., a Delaware limited partnership ("EMPIV"), is the sole general partner; Mr. Martin, among others, is the general partner of EMPIV; and
     (iii) 15,449 shares of Doskocil Common Stock held by EPIVA (approximately 0.5%) of which EMPIV is the sole general partner. Mr. Martin may be deemed to have shared voting or dispositive power with respect to the shares described above. Mr. Martin disclaims beneficial ownership of such shares except to the extent of his interests described above.

 (7) Shares held of record by EPIV (as defined above). The sole general partner of EPIV is Enterprise Management Partners IV, L.P., a Delaware limited partnership ("EMPIV"), of which, among others, Charles D. Martin, is a general partner. Shares exclude: (i) 322,348 shares of Doskocil Common Stock held by EPIII (approximately 10.5%) of which EMPIII is the sole general partner; (ii) 28,034 shares of Doskocil Common Stock held by EPIIIA (approximately 0.9%) of which EMPIII is the sole general partner; and (iii) 15,499 shares of Doskocil Common Stock held by EPIVA (approximately 0.5%) of which EMPIV is the sole general partner. Mr. Martin may be deemed to have shared voting or dispositive power with respect to the shares described above. Mr. Martin disclaims beneficial ownership of such shares except to the extent of his interests described above.

 (8) Consists of 434,333 shares of Doskocil Common Stock held by Westar LLC, 161,209 shares held by Westar LP and 1,578,443 shares held by HBI. Mr. Argyros disclaims beneficial ownership of the shares held by Westar LLC, Westar LP and HBI, except to the extent of his ownership interests in Westar LLC, Westar LP and HBI described above.

 (9) Consists of 331,363 shares of Doskocil Common Stock held in the name of Benjamin L. Doskocil, Sr. and 1,392 shares of Common Stock held in the name of Mary Frances Doskocil, Mr. Doskocil's spouse.

(10) Consists of 434,333 shares of Doskocil Common Stock held by Westar LLC of which WCALLC is a member, and 161,209 shares held by Westar LP of which WCALP is the sole general partner. Mr. Clark disclaims beneficial ownership of the shares held by Westar LLC and Westar LP, except to the extent of his ownership interests therein as described above.

(11) Consists of 434,333 shares of Doskocil Common Stock held by Westar LLC of which WCALLC is a member, 161,209 shares held by Westar LP of which WCALP is the sole general partner, 322,348 shares held by EPIII, 28,034 shares held by EPIIIA, 177,666 shares held by EPIV and 15,449 shares held by EPIVA. Mr. Martin disclaims beneficial ownership of the shares held by Westar Capital, EPIII, EPIIIA, EPIV and EPIVA except to the extent of his interests described above.

(12) Includes approximately 9,253 shares of Doskocil Common Stock issuable pursuant to options held by Mr. Farmer exercisable within 60 days of September 22, 1997.

(13) Includes approximately 1,004 shares of Doskocil Common Stock issuable pursuant to options held by Mr. Schafer exercisable within 60 days of September 22, 1997.

(14) Includes approximately 10,257 shares of Doskocil Common Stock issuable pursuant to options held by Mr. Farmer and Mr. Schafer exercisable within 60 days of September 22, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 15,000,000 shares of Doskocil Common Stock and 25,000,000 shares of Doskocil Preferred Stock. The Company has 3,064,379 outstanding shares of Doskocil Common Stock and 9,161,567 outstanding shares of Doskocil Series C Preferred Stock.

COMMON STOCK

  Holders of shares of Doskocil Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of shares of Doskocil Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor, and upon liquidation or dissolution are entitled to receive all assets available for distribution to the shareholders. Holders of Doskocil Common Stock have no preemptive or other subscription rights, except those provided for in the Second Securityholders Agreement (see "Management--Employment and Other Arrangements") and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Doskocil Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Company's board of directors will have the authority, without further action by the stockholders, to issue up to a total of 25,000,000 shares of Doskocil Preferred Stock in one or more additional series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designations of such series.

  Doskocil's Series C Preferred Stock accumulates dividends at the rate of $0.10 per share per annum, payable on March 1 of each year, subject to the availability of funds and the terms of the Company's loan agreements. Dividends are cumulative and accrue on each outstanding share of Doskocil Series C Preferred Stock whether or not earned or declared. Doskocil Series C Preferred Stock has a redemption price of $1.00 per share, plus all accrued but unpaid dividends, and must be redeemed if the Company effects a business combination with another entity (by way of merger, consolidation or reorganization) or an initial underwritten public offering. Shares of Doskocil Series C Preferred Stock may also be redeemed by voluntary repurchase. Holders of Doskocil Series C Preferred Stock have a liquidation preference equal to the redemption price. Doskocil Series C Preferred Stock has no voting rights, except for such rights as are provided under applicable law and class voting rights with respect to transactions adversely affecting the rights, preferences, privileges or restrictions of Doskocil Series C Preferred Stock or the issuance of any equity security having a preference over, or being on parity with, Doskocil Series C Preferred Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On July 1, 1997, as part of the Recapitalization, Doskocil purchased 5,666,145 shares of Doskocil Common Stock from Mr. Benjamin L. Doskocil, Sr. and his spouse, Doskocil's sole shareholders at the time, for approximately $87.4 million.

  In connection with the Recapitalization, Doskocil entered into twelve long-term real property lease agreements with Mr. Doskocil and/or entities owned by him (the "Lessors") pursuant to which Doskocil leases, and following consummation of the Transactions, the Company will lease, substantially all of its Arlington, Texas facilities. The Lessors leased these facilities to Doskocil prior to the Recapitalization pursuant to agreements which provided for aggregate lease payments in 1996 of approximately $285,000 per month. The total payments to the Lessors by the Company under the current lease agreements is approximately $284,000 per month. In July 2002, the base rent for each of these leases is scheduled to increase by ten percent (10%). Each of the leases has an initial ten-year term, which may be renewed by the Company (subject to certain conditions) for up to an additional 15 years. The base rent for the renewal terms is the greater of (i) the fair market value, or (ii) one hundred and ten percent (110%) of the existing base rent, but in no event greater than one hundred and twenty-five percent (125%) of the then existing base rent. Certain of the leases grant to the Company the option to elect to purchase all of Lessors' interest in the Arlington facilities, including without limitation, the buildings, parking lots, fixtures and improvements constructed on the land, and all of Lessors' equipment, machinery, furniture, used in connection with the operation of such property. In connection with such leases, the Company may also elect to purchase any or all vacant or undeveloped land that is contiguous to such property.

  As part of the Recapitalization, Doskocil paid $380,000 plus expenses to EMPC as a financing fee.

  Prior to the Recapitalization, Doskocil made advances to fund the annual premiums on a life insurance policy on Mr. Doskocil. The policy is owned by a trust. As collateral for these advances, the trust assigned the premium receivable rights in the cash value and death proceeds of the policy to Doskocil. The advances for premiums receivable were approximately $764,000 and $825,000 at December 30, 1995 and December 28, 1996, respectively. In connection with the Recapitalization, Doskocil distributed in the form of a dividend assets of approximately $1.2 million, which included this insurance trust receivable, the cash surrender value of the life insurance policies on Mr. Doskocil, and property and equipment. See "The Doskocil Recapitalization" and "Management."

  During the six-month period ended June 30, 1997, Doskocil made cash distributions of approximately $1.0 million, to Mr. Doskocil and his spouse.

  Pursuant to an agreement dated May 27, 1997, by and among Aurelio F. Barreto, III, Dogloo, Westar, EPIII, EPIIIA and HBI, the parties agreed, among other things, to the following: (i) Dogloo's payment of a $4,615 weekly salary to Mr. Barreto from May 27, 1997 until September 30, 1998; (ii) Dogloo's payment of a $1,195 monthly amount to Mr. Barreto from May 27, 1997 until September 30, 1998; and (iii) Dogloo's redemption of the 6,890,000 shares of Dogloo Series A Preferred Stock owned by Mr. Barreto upon certain specified triggering events. Pursuant to a Stock Redemption Agreement, dated September 11, 1997, among Mr. Barreto, Doskocil and Westar, Mr. Barreto agreed that his rights to payments under the above agreement terminate in the event that Westar, or its designees, purchase all of the shares of Doskocil Common Stock that Mr. Barreto acquired upon completion of the Merger provided that such purchase occurs on the earlier of (i) 15 business days after the Merger is effective or (ii) October 31, 1997. Westar exercised this right on September 24, 1997, designating HBI, EPIV and EPIVA as its designees. On that same date, all of Mr. Barreto's shares of Doskocil Common Stock were purchased by HBI, EPIV and EPIVA (303,116, 61,028 and 5,986 shares of Doskocil Common Stock, respectively).

  In September 1995, Mr. Barreto exchanged 13,291,889 shares of Dogloo Common Stock for cash of approximately $4.5 million, 8,268,000 shares of Dogloo Series A Preferred Stock and 2,141,280 shares of Dogloo Series B Preferred Stock as part of a recapitalization of Dogloo. In connection with the recapitalization of Dogloo, Westar made loans to Dogloo for an aggregate of $5.0 million, bearing interest at 10.25%. These loans were repaid, in part, at time of the closing of the Dogloo recapitalization. As of August 31, 1997, $732,000 of such loans remained outstanding. The outstanding amount will be repaid as part of the Transactions.

  From July 1991 to February 1996, Dogloo leased a facility from Mr. Barreto and the other then principal stockholder of Dogloo. The monthly lease payments for this facility were approximately $10,000.

  Dogloo agreed to pay a $450,000 transaction advisory fee to Westar as part of the 1995 Dogloo recapitalization transaction. In addition, at that time Dogloo agreed to pay fees for financial management and strategic advisory services provided to Dogloo. Pursuant to the agreement, Dogloo paid fees to Westar of approximately $200,000 and $50,000 in 1996 and 1995, respectively. Fees paid during the eight-month period ended August 31, 1997 pursuant to this agreement were approximately $200,000. The agreement may be terminated at any time by either party, with or without cause.

  Pursuant to the terms of the Second Securityholders Agreement, Westar is permitted to charge the Company a monthly advisory fee of $50,000. This fee may be modified from time to time by the Company's board of directors.

  During 1995, Doskocil advanced approximately $4.4 million to Marybe, Ltd., an entity owned directly and indirectly by Mr. Doskocil and his spouse. The unpaid balance of such advances at December 28, 1996 was approximately $427,000, which was paid in full during the six-month period ended June 30, 1997.

  During 1994 and 1996, Doskocil expensed approximately $4.4 million and $2.0 million, respectively, in officer's bonus to Mr. Doskocil. A portion of these officer's bonuses were intended to compensate Mr. Doskocil and his spouse for their personal tax liability associated with taxable income arising from Doskocil's Subchapter S earnings. The $1.5 million payable at December 28, 1996 was paid in full during 1997. No such bonuses were declared or paid for the six-month period ended June 30, 1997. See "Doskocil Selected Historical Financial Data."

  Concurrent with the Merger, the Company used proceeds from the Offering and the New Credit Facility to pay accrued dividends on shares of Doskocil Preferred Stock and to redeem certain shares of Doskocil Common Stock and Doskocil Preferred Stock. See "The Merger."

                      DESCRIPTION OF NEW CREDIT FACILITY

  General. Concurrent with the consummation of the Merger, the Company entered into the New Credit Facility with NationsBank of Texas, as administrative agent (the "Agent"), NationsBanc Capital Markets, Inc. ("NationsBanc") and Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), as arrangers and syndication agents, and other lending institutions party thereto (the "Lenders"), which agreement provides for an aggregate principal amount of loans of up to $110 million. Loans under the New Credit Facility consist of $82.5 million in aggregate principal amount of term loans (the "Term Loan Facility"), which facility includes a $45 million tranche A term loan subfacility and a $37.5 million tranche B term loan subfacility, and a $27.5 million revolving credit facility (the "Revolving Credit Facility"), which facility includes a subfacility for swingline borrowings and a sublimit for letters of credit. The Company used the Term Loan Facility and a portion of the Revolving Credit Facility to provide a portion of the funds necessary to consummate the Transactions. See "Use of Proceeds." This summary of the New Credit Facility is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the New Credit Facility.

  Security. Indebtedness of the Company under the New Credit Facility is guaranteed by each of Doskocil's domestic subsidiaries (direct or indirect), hereafter acquired, and is secured by: (i) a first priority security interest in substantially all of the assets and properties (including, without limitation, accounts receivable, inventory, real property, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles) of the Company and each of its domestic subsidiaries (direct or indirect) hereafter acquired; (ii) a first priority perfected pledge of all capital stock of each of Doskocil's domestic subsidiaries (direct or indirect) hereafter acquired; and (iii) a first priority perfected pledge of 65% of the capital stock of foreign subsidiaries of Doskocil or any of its domestic subsidiaries.

  Interest. Indebtedness under the New Credit Facility bears interest at a floating rate. Indebtedness under the Term Loan Facility and the Revolving Credit Facility initially bears interest at a rate based (at the Company's option) upon (i) LIBOR for one, two, three or six months, plus 2.25% with respect to the Tranche A Term Loan Facility and the Revolving Credit Facility or plus 2.75% with respect to the Tranche B Term Loan Facility, or (ii) the Alternate Base Rate (as defined in the New Credit Facility) plus .75% with respect to the Tranche A Term Loan Facility and the Revolving Credit Facility or plus 1.25% with respect to the Tranche B Term Loan Facility; provided, however, the interest rates are subject to several quarter point reductions in the event the Company meets certain performance targets.

  Maturity. The Tranche B Term Loan Facility matures on the seventh anniversary of the closing under the New Credit Facility. The Tranche A Term Loan Facility and the Revolving Credit Facility mature on the sixth anniversary of the closing under the New Credit Facility. The Term Loan shall be subject to repayment according to quarterly amortization of principal based upon the Scheduled Amortization (as defined in the New Credit Facility).

  Prepayments. The New Credit Facility provides for mandatory prepayments of the Term Loan Facility and the Revolving Credit Facility until certain financial ratios are attained by the Company. Prepayments on the Term Loan Facility are applied to reduce scheduled amortization payments as provided in the New Credit Facility. The mandatory prepayments defined in the New Credit Facility include: (a) 100% of the net cash proceeds received by the Company, or any subsidiary from asset sales, subject to de minimus baskets, certain exceptions, and reinvestment provisions and net of selling expenses and taxes to the extent such taxes are paid; (b) 50% of Excess Cash Flow pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of debt (excluding certain debt proceeds) by the Company, or any subsidiary; and (d) 50% of the net cash proceeds from the issuance of equity by the Company or any subsidiary subject to de minimus baskets and certain exceptions. In addition, the Company may prepay the New Credit Facility in whole or in part at any time without penalty, subject to reimbursement of certain costs or the Lenders.

  Fees. The Company is required to pay to the Lenders in the aggregate a commitment fee equal to 1/2% per annum on the committed undrawn amount of the Revolving Credit Facility during the preceding quarter; provided that this fee may be subject to reduction in the event the Company meets certain performance targets. The Company also is required to pay to the Lenders participating in the Revolving Credit Facility letter of credit fees, due quarterly in arrears, equal to the applicable margin over LIBOR for loans under the Revolving Credit Facility, plus a facing fee of 1/4% per annum to be paid to the issuing bank for its own account. Fees will be calculated on the aggregate stated amount for each letter of credit for the stated duration thereof.

  Covenants. The New Credit Facility requires the Company to meet certain financial tests, including a minimum fixed charge coverage ratio, minimum interest coverage ratio and maximum leverage ratio. The New Credit Facility also contains covenants which include, without limitation (i) delivery of financial statements and other reports; (ii) delivery of compliance and borrowing base certificates; (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws; (v) payment of taxes; (vi) maintenance of insurance; (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii) ERISA (as defined) matters;
(xiii) limitation on transactions with affiliates; and (xiv) limitation on capital expenditures.

                           DESCRIPTION OF THE NOTES

GENERAL

  Set forth below is a summary of certain provisions of the Notes. The Old Notes are, and the New Notes will be, issued pursuant to an indenture (the "Indenture") dated as of September 19, 1997, by and between the Company and First Trust National Association, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summarizes all material provisions of the Indenture and the Registration Rights Agreement only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture and the Registration Rights Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture and the Registration Rights Agreement, as appropriate. Wherever particular provisions of the Indenture or the Registration Rights Agreement are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The form and terms of the New Notes will be the same as those of the Old Notes except that the New Notes will have been registered under the Securities Act, and consequently will not be subject to certain transfer restrictions, registration rights and related Liquidated Damages provisions applicable to the Old Notes. See "--Registration Rights; Liquidated Damages" below.

  The Old Notes are, and the New Notes will be, senior subordinated, unsecured, general obligations of the Company, limited in aggregate principal amount to $85.0 million. The Notes are subordinate in right of payment to certain other debt obligations of the Company. The Notes will be jointly and severally irrevocably and unconditionally guaranteed on a senior subordinated basis by each of the Company's future Subsidiaries other than any Receivables Subsidiaries or any Foreign Subsidiaries (the "Guarantors"). The obligations of each Guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Certain Bankruptcy Limitations" below. The term "Subsidiaries" as used herein, however, does not include Unrestricted Subsidiaries. As of the date of this Prospectus, the Company has no Subsidiaries. The Notes will be issued only in fully registered form, without coupons, in denominations of $l,000 and integral multiples thereof.

PRINCIPAL, MATURITY AND INTEREST

  The Notes mature on September 15, 2007. The Notes bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 1998, to the persons in whose names such Notes are registered at the close of business on the March 1 or September 1 immediately preceding such Interest Payment Date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

  Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except as set forth below. At the option of the Company, but subject (as applicable) to the procedures of the DTC as described in "Book-Entry, Delivery and Form," payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency is the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

SUBORDINATION

  The Notes and the Guarantees are general, unsecured obligations of the Company and the Guarantors, respectively, subordinated in right of payment to all Senior Debt of the Company and the Guarantors, as applicable. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $80.0 million of outstanding Senior Debt, all of which would have been secured debt outstanding under the New Credit Facility.

  The Indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of the Company or a Guarantor, as applicable, on account of the principal of, premium, if any, or interest or Liquidated Damages on the Notes (including any repurchases of Notes), or on account of any other obligation for the payment of money due in respect of the Notes, or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities issued in connection with a reorganization pursuant to the bankruptcy laws of any jurisdiction), (i) upon the maturity of any Senior Debt of the Company or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest (and with respect to the New Credit Facility, any other obligations) on such Senior Debt are first paid in full in cash or Cash Equivalents (or, with respect to Senior Debt other than the New Credit Facility, such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on Senior Debt of the Company or such Guarantor when it becomes due and payable, whether at maturity, a scheduled payment date, or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

  Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt (or a trustee or agent on behalf of such holders) to declare such Senior Debt to be due and payable and (ii) written notice of such event of default given to the Trustee by the holders (or a trustee, agent or other representative of such holders) of Designated Senior Debt (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company or any Guarantor which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest or Liquidated Damages on the Notes (including any repurchases of any of the Notes), or on account of any other obligation for the payment of money due in respect of the Notes, or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities issued in connection with a reorganization pursuant to the bankruptcy laws of any jurisdiction. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company and the Guarantors shall be required, unless the provisions described in the immediately preceding paragraph are then applicable, to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default relates to the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is a breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

  Upon any distribution of assets of the Company or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of the Company or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of the Company or such Guarantor, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents (or, with respect to Senior Debt other than the New Credit Facility, to have such payment duly provided for) or, with respect to any holder, otherwise to the extent such holder expressly acknowledges satisfaction of amounts due by settlement in other than cash or Cash Equivalents (it being acknowledged that approval of a plan of reorganization in a bankruptcy proceeding shall not constitute satisfaction of amounts due in settlement), before the Holders are entitled to receive any payment on account of principal of, premium, if any, and interest and Liquidated Damages on the Notes, or on account of any other obligation for the payment of money due in respect of the Notes (other than Junior Securities issued in connection with a reorganization pursuant to the bankruptcy laws of any jurisdiction) and (ii) any payment or distribution of assets of the Company or such Guarantor of any kind or character from any source, whether in cash, property or securities (other than Junior Securities issued in connection with a reorganization pursuant to the bankruptcy laws of any jurisdiction) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Guarantor (other than Junior Securities issued in connection with a reorganization pursuant to the bankruptcy laws of any jurisdiction) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid (or, with respect to Senior Debt other than the New Credit Facility, unprovided for) or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay (or, with respect to Senior Debt other than the New Credit Facility, to provide for the payment of) all such Senior Debt in full, or otherwise to the extent holders expressly acknowledge satisfaction of amounts due after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

  No provision contained in the Indenture or the Notes affects the obligation of the Company and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes. The subordination provisions of the Indenture and the Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any Guarantor or a marshalling of assets or liabilities of the Company or any Guarantor, holders of the Notes may receive ratably less than other creditors.

  In the event of any liquidation or reorganization of the Company or any Guarantor in bankruptcy, insolvency, receivership or similar proceeding, if the Holders of the Notes (or the Trustee on their behalf) have not filed any claim, proof of claim, or other instrument of similar character necessary to enforce the obligations of the Company or any Guarantor in respect of the Notes at least thirty (30) days before the expiration of the time to file the same, then in such event, but only in such event, the holders of the Designated Senior Debt or a representative on their behalf may, as an attorney-in-fact for such Holders, file any claim, proof of claim, or other instrument of similar character on behalf of such Holders.

  The subordination provisions of the Indenture shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of the Senior Debt upon the insolvency, bankruptcy, or reorganization of the Company, any Guarantor, or otherwise, all as though such payment has not been made.

CERTAIN BANKRUPTCY LIMITATIONS

  The Company's future Subsidiaries (other than any Receivables Subsidiaries or any Foreign Subsidiaries) will guarantee the Company's obligations with respect to the Notes, as provided under "Future Subsidiary Guarantors" below. Holders of the Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors--Fraudulent Transfer Considerations."

  If the obligations of a Guarantor under its guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

OPTIONAL REDEMPTION

  The Company does not have the right to redeem any Notes prior to September 15, 2002 (other than out of the Net Cash Proceeds of an Initial Public Equity Offering or upon a Change of Control Redemption Event, as described in the next two following paragraphs). The Notes will be redeemable for cash at the option of the Company, in whole or in part, at any time on or after September 15, 2002, upon not less than 30 days nor more than 60 days notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

            YEAR                               PERCENTAGE
            ----                               ----------
            2002..............................  105.063%
            2003..............................  103.375%
            2004..............................  101.688%
            2005 and thereafter...............  100.000%

  Until September 15, 2000, upon an Initial Public Equity Offering of common stock for cash of the Company, up to 35% of the aggregate principal amount of the Notes originally outstanding may be redeemed at the option of the Company within 90 days of such Initial Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such Initial Public Equity Offering, at a redemption price equal to 110 1/8% of principal, (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of the Notes originally outstanding remain outstanding immediately following such redemption.

  At any time on or prior to September 15, 2002, the Notes may also be redeemed in whole (but not in part) at the option of the Company upon the occurrence of a Change of Control Redemption Event on not less than 15 days, but not more than 30 days, notice (but in no event shall any such redemption occur more than 45 Business Days after the occurrence of such Change of Control Redemption Event) to each Holder of Notes, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the Redemption Date (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date).

  In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

  The Notes will not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (except for a redemption of all outstanding Notes in connection with a Change of Control Redemption Event, in which case notice will be sent within the applicable time periods referenced above) to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

 Repurchase of Notes at the Option of the Holder Upon a Change of Control

  The Indenture provides that in the event that a Change of Control has occurred, if the Company has not first redeemed all of such holder's Notes in connection with a Change of Control Redemption Event as provided above, each holder of Notes has the right, at such holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. Except as provided in the next following paragraph, the Change of Control Offer shall be made within 20 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

  The Indenture provides that, prior to the commencement of a Change of Control Offer, but in any event within 30 days following any Change of Control, the Company will (i)(a) repay in full and terminate all commitments under Indebtedness under the New Credit Facility and all other Senior Debt the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments under all Indebtedness under the New Credit Facility and all such other Senior Debt and repay the Indebtedness owed to each lender which has accepted such offer in full or (ii) obtain the requisite consents under the New Credit Facility and all such other Senior Debt to permit the repurchase of the Notes as provided herein. The Company's failure to comply with the preceding sentence shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "Events of Default" below.

  As used herein, a "Change of Control" means (i) any merger or consolidation of the Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, the Company's ability to pay such purchase price is, and may in the future be, limited by the terms of the New Credit Facility or other agreements relating to indebtedness that constitute Senior Debt. The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Facility. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under indebtedness constituting Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Also, the Company's ability to pay cash to Holders of Notes upon a Change of Control may be limited by the Company's then existing financial resources. No assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

 Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

  The Indenture provides that, except as set forth in this covenant, the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, (A) the Company and the Guarantors may incur Indebtedness, (B) Subsidiaries of the Company that are not Guarantors may incur Indebtedness that is not subordinated in right of payment to any other Indebtedness, and
(C) the Company may issue Disqualified Capital

Stock if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock and
(ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to l (the "Debt Incurrence Ratio").

  In addition, the foregoing limitations will not apply to:

    (a) the incurrence by the Company or any Guarantor of Purchase Money Indebtedness on or after the Issue Date, provided, that (i) the aggregate principal amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (a) (including any Indebtedness issued to refinance, replace or refund such Indebtedness) shall not exceed $10 million, and (ii) in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Company or such Guarantor, as applicable, of the property so purchased or leased;

    (b) if no Event of Default shall have occurred and be continuing, the incurrence by the Company or any Guarantor of Indebtedness in an aggregate principal amount outstanding at any time (including Indebtedness incurred to refinance, replace or refund such Indebtedness) of up to $10 million; and

    (c) the incurrence by the Company or any Guarantor of Indebtedness pursuant to the New Credit Facility up to an aggregate principal amount outstanding at any time (including any Indebtedness incurred to refinance, replace or refund such Indebtedness) of $100 million, minus the amount of any such Indebtedness (i) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (1)(b)(ii) of the first paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (ii) assumed by a transferee in an Asset Sale.

  Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

 Limitation on Restricted Payments

  The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period), commencing on the day next following the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by the Company from the sale (other than (i) to a Subsidiary of the Company, (ii) to the extent applied in connection with a Qualified Exchange and (iii) to the extent added to any amount available for repurchases, loans and advances under clause
(v) of the next following paragraph) after the Issue Date of Qualified Capital Stock of the Company or debt securities of the Company or any of its Subsidiaries that have been converted into or exchanged for Qualified Capital Stock of the Company, plus (c) the amount of any Restricted Investments made after the Issue Date (other than pursuant to clause (t) of the next following paragraph) that are returned to the Company or the Subsidiary Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation.

  The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, do not prohibit (t) Restricted Payments, provided, that, after giving pro forma effect to any such Restricted Payment, the aggregate amount of all such Restricted Payments made on or after the Issue Date that are outstanding at any time does not exceed $4 million, plus the amount of any Restricted Investments made pursuant to this clause (t) that are returned to the Company or the Subsidiary Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, (u) the defeasance, redemption or repurchase of Subordinated Indebtedness issued after the Issue Date with the Net Cash Proceeds from an incurrence of Refinancing Indebtedness permitted under the Indenture, (v)(i) repurchases of Capital Stock from departing or deceased directors, officers, employees or consultants (provided that any such consultants are retained pursuant to written agreements) (or their estates or authorized representatives) of the Company or any of the Guarantors and (ii) loans and advances to employees and officers of the Company or any Guarantors in the ordinary course of business for bona fide business purposes, such (i) and (ii) in the aggregate not to exceed in any fiscal year $1,000,000 (net of any repayments of principal during any such year in respect of such loans and advances described in clause (ii)), plus (A) the cumulative amount by which (1) the product of $1,000,000 times the number of preceding fiscal years subsequent to the Issue Date exceeds (2) the amount of all such payments, repurchases, loans or advances (in the case of such loans and advances, net of principal repayments) made during such fiscal years, plus (B) the aggregate Net Cash Proceeds received by the Company, after the Issue Date and on or prior to the date of such repurchase, from the sale or issuance of Qualified Capital Stock of the Company to directors, officers, employees and consultants (provided that any such consultants are retained pursuant to written agreements) of the Company and the Guarantors (including, to the extent not otherwise included in the amount of such cash consideration, cash repayments of principal received by the Company on loans made to such persons to enable them to purchase such stock) to the extent such Net Cash Proceeds were contributed, or are concurrently with such dividend contributed to the capital surplus of the Company (provided that the net amount of all such payments, repurchases, loans and advances (in the case of such loans and advances, net of principal repayments and, in the case of such repurchases, net of the Net Cash Proceeds received in respect of the sale of Qualified Capital Stock of the Company) made under this clause (v) shall not exceed $7.5 million), and (w) payments for the purpose of and in an amount equal to the amount required to redeem or repurchase Capital Stock of the Company from certain stockholders of the Company as required pursuant to the Second Securityholders Agreement in an aggregate amount not to exceed $250,000, and the provisions of the foregoing paragraph will not prohibit (x) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, (y) a Qualified Exchange, or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to the foregoing clauses (v), (w) and (z) (but not pursuant to clause (t), clause (u), clause (x) or clause (y)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

  For purposes of this covenant, the amount of any Restricted Payment, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors of the Company. Additionally, within 30 days of each Restricted Payment, the Company shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the Indenture.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, or by indentures governing other Indebtedness of the Company (and if such Indebtedness is guaranteed, by the guarantors thereof) ranking on a parity with the Notes (or the Guarantees, if applicable), provided that the restrictions imposed by such indentures are no more restrictive than the restrictions imposed by the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under Indebtedness outstanding on the Issue Date after giving effect to the Transactions, including, without limitation, the New Credit Facility, to the extent and in the manner such restrictions are in effect on the Issue Date,
(d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under clause (c) of the second paragraph of the covenant "Limitation on Incurrence of Indebtedness and Disqualified Capital Stock," provided that such restriction or requirement is no more restrictive than that imposed by the New Credit Facility as of the Issue Date, (f) restrictions with respect solely to the Company or a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of the Equity Interests or assets of such person permitted pursuant to the Indenture, provided that such restrictions apply solely to the Equity Interests or assets of such person which are being sold, (g) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to clause (a) of the second paragraph of the covenant "Limitation on Incurrence of Indebtedness and Disqualified Capital Stock," provided that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, (h) restrictions on transfer relating to the financing or acquisition of real property and related personal property that relate only to such property, and arise pursuant to a transaction otherwise permitted under the Indenture, (i) any restriction or requirement imposed by Indebtedness incurred under clause (B) of the first paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided that such restrictions and requirements apply only to Subsidiaries of the Company that are not Guarantors, (j) in connection with and pursuant to permitted Refinancings of Indebtedness referred to in clauses (a), (c), (d),
(e), (g), (h) or (i) of this paragraph, replacements of restrictions imposed pursuant to clauses (a), (c), (d), (e), (g), (h) or (i) of this paragraph that are not more restrictive in any material respect than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, and (k) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease or other contract entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture on assets securing Purchase Money Indebtedness incurred in accordance with clause (b) of the second paragraph of the covenant "Limitation on Incurrence of Indebtedness and Disqualified Capital Stock," shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

 Limitations on Layering Indebtedness

  The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, or suffer to exist any Indebtedness (other than the Notes) that is subordinate in right of payment to any other Indebtedness of the Company or a Guarantor unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantee, as applicable.

 Limitation on Liens Securing Indebtedness

  The Company and the Guarantors will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any Indebtedness of the Company or any Subsidiary other than Senior Debt, unless the Company and each of the Guarantors provides, and causes their Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured, provided that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

 Limitation on Sale of Assets and Subsidiary Stock

  The Indenture provides that the Company and the Guarantors will not, and will not permit any of their Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary of the Company, and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless (l)(a) within 365 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture and other Indebtedness of the Company ranking on a parity with the Notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds for asset sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding or to the repurchase of the Notes and such other Indebtedness pursuant to an irrevocable, unconditional cash offer (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the "Asset Sale Offer") to repurchase such Indebtedness at a purchase price of 100% of principal amount (or accreted amount in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 335 days of such Asset Sale, or (b) within 365 days following such Asset Sale, the Asset Sale Offer Amount is (i) used (x) to make one or more Acquisitions, (y) to make capital expenditures or (z) to acquire other tangible assets, in each case which in the good faith reasonable judgment of the Board of Directors of the Company will immediately constitute or be a part of a Related Business of the Company or a Subsidiary Guarantor (or, if such Asset Sale is by a Foreign Subsidiary, such Foreign Subsidiary) immediately following such transaction or
(ii) used to retire permanently Senior Debt (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), or, if such Asset Sale is by a Foreign Subsidiary, Indebtedness of Foreign Subsidiaries or (c) any combination permitted by the foregoing clauses (a) and (b), (2) at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, provided that (A) the amount of any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any such Subsidiary (other than Subordinated Indebtedness) that are assumed by the transferee of any such assets (provided that the Company and its Subsidiaries are released from all obligations in respect thereof) shall be deemed to be cash for purposes of this provision,
(B) any notes or other obligations received by the Company or a Subsidiary from such transferee in exchange for any such assets that are promptly converted into cash (to the extent of cash received) shall be deemed to be cash for purposes of this provision, and (C) in connection with any Asset Sale or series of related Asset Sales involving exclusively assets and property (including Equity Interests of any Subsidiary of the Company) comprising the Company's business described under "Business--Products--Sporting Goods and Other Products" in this Prospectus, the total consideration for any such Asset Sale that does not consist of cash or Cash Equivalents may be up to the lesser of (x) 50% of the total consideration of such Asset Sale or (y) $5,000,000,
(3) no Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, unless such Asset Sale is in consideration solely of cash or Cash Equivalents and such consideration is applied immediately to the permanent reduction of the principal amount of Indebtedness outstanding pursuant to the New Credit Facility, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

  The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (1)(b) above (the "Excess Proceeds") exceeds $5 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company promptly shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered (on a pro rata basis as described above if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales minus the amount of Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee.

  Notwithstanding the foregoing provisions of the two immediately prior paragraphs, the following transactions shall not constitute Asset Sales:

    (i) the Company and each of its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of property in the ordinary course of business;

    (ii) the Company and each of its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with
  (A) the mergers, sales and consolidation provisions in the Indenture and
  (B) the provisions in the covenant "Limitation on Restricted Payments" (including transactions constituting Permitted Investments);

    (iii) the Company and each of its Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

    (iv) the Company and each of the Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of the Guarantors, any Subsidiary of the Company may issue or sell Equity Interests to the Company or any Guarantor, and any Foreign Subsidiary that is not a Guarantor may issue or sell Equity Interests to any Foreign Subsidiary;

    (v) The Company and each of its Subsidiaries may grant in the ordinary course of business non-exclusive licenses of patents, trademarks, registrations therefore and other similar intellectual property;

    (vi) the Company and each of its Subsidiaries may enter into contracts to provide manufacturing consideration for Asset Sales and other services in the ordinary course of business, including in connection with Asset Sales;

    (vii) the Company and each of its Subsidiaries may surrender or waive contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

    (viii) the Company and each of its Subsidiaries may grant Liens not prohibited by the Indenture;

    (ix) (1) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, and (2) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; and

    (x) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets (in addition to assets transferred or disposed of as described in clauses (i), (ii), (iii), (iv), (v), (vi),
  (vii), (viii) and (ix) above) with an aggregate fair market value not to exceed $1 million during any fiscal year.

  All Net Cash Proceeds from an Event of Loss relating to any Material Facility (other than the proceeds of any business interruption insurance) shall be invested, used for prepayment of Senior Debt or used to repurchase Notes and other Indebtedness of the Company ranking on a parity with the Notes from time to time outstanding of the type described in clause 1(a) of the first paragraph of this covenant, all within 18 months from the occurrence of such Event of Loss and as otherwise provided above in clause (1) of the first paragraph of this covenant.

  In addition, the Company will not, and will not permit any Subsidiary to, directly or indirectly make any Asset Sale of any of the Equity Interests of any Subsidiary except (i) pursuant to an Asset Sale of all the Equity Interests of such Subsidiary or (ii) pursuant to an Asset Sale of common stock of such Subsidiary with no preferences or special rights or privileges and with no redemption or prepayment provisions.

  The Company's ability to pay the Asset Sale Offer Price is, and may in the future be, limited by the terms of the New Credit Facility or other agreements relating to indebtedness that constitute Senior Debt, and the Company's ability to pay cash to Holders of Notes upon an Asset Sale may be limited by the Company's then existing financial resources.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

 Limitation on Transactions with Affiliates

  The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, other than Exempted Affiliate Transactions, unless (i) it is determined that the terms of each Affiliate Transaction are fair and reasonable to the Company, and no less favorable to the Company, than could have been obtained in an arm's length transaction with a non-Affiliate, and (ii) (a) if involving consideration to either party in excess of $1 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors of the Company that are disinterested in such transaction and (b) if involving consideration to either party in excess of $5 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation.

 Limitation on Merger, Sale or Consolidation

  The Indenture provides that the Company will not consolidate with or merge with or into another person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons or adopt a plan of liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a plan of liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation shall succeed to, and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company on a consolidated basis shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

 Limitation on Lines of Business

  The Indenture provides that neither the Company nor any of its Subsidiaries (except for any Receivables Subsidiaries) shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

 Future Subsidiary Guarantors

  The Indenture provides that all Subsidiaries of the Company jointly and severally will guaranty irrevocably and unconditionally all principal, premium, if any, and interest of the Notes on a senior subordinated basis, except for (i) any Receivables Subsidiaries and (ii) any Foreign Subsidiaries.

 Limitation on Merger of Subsidiaries and Release of Guarantors

  The Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving person) another person unless (i) subject to the provisions of the following paragraph and certain other provisions of the Indenture, the person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's guarantee and the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

  Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or all of its assets) to an entity which is not a Subsidiary Guarantor (including the designation of a Subsidiary to become an Unrestricted Subsidiary), which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Subsidiary Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of the Company or any other Subsidiary shall also terminate upon such release, sale or transfer.

 Limitation on Status as Investment Company

  The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

 Transactions not Subject to Covenants

  Notwithstanding anything to the contrary in the Indenture, the consummation of the Transactions shall not be prohibited by the Indenture. In addition, the Merger shall not constitute a Change of Control, and none of the

Transactions shall be deemed to be a Restricted Payment or an Asset Sale, or taken into account in any calculation under "Limitation on Restricted Payments."

REPORTS

  The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and, to each Holder and to prospective purchasers of Notes identified to the Company by an Initial Purchaser, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or (if it were subject to such reporting obligations), would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by the Company or any Subsidiary otherwise to comply with the covenants described under "Limitation on Merger, Sale or Consolidation," (iv) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement described under "Certain Covenants" (except as provided in clauses (i), (ii) and (iii) above) and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture (except as provided in clauses (i), (ii), (iii) and (iv) above) and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (vi) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (vii) the failure to pay at final stated maturity (giving effect to any applicable grace periods) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company (other than a Receivables Subsidiary) or the acceleration of the final stated maturity of any Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5 million or more at any time, and (viii) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (vi), above, relating to the Company or any Significant Subsidiary,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the New Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the New Credit Facility or five business days after receipt by the Company and the representative of the holders of the Indebtedness under the New Credit Facility of the notice of such an acceleration, but only if such Event of Default is then continuing. In the event a declaration of acceleration resulting from an Event of Default described in clause (vii) above has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 30 days thereof and the Trustee has received written notice of such cure, waiver or rescission and no other Event of Default described in clause (vii) above has occurred that has not been cured or waived within 30 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (vi), above, relating to the Company or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company may, at its option and at any time within one year of the Stated Maturity of the Notes, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds;
(ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such

Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

  If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company and the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Company, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of holders of at least 66 2/3% in aggregate principal amount of Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Notes at the Option of the Holder upon a Change of Control" in a manner adverse to the holders; and provided, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

  The subordination provisions contained in the Indenture are for the benefit of the holders from time to time of Senior Debt and may not be rescinded, cancelled, amended or modified in any way other than any amendment or modification that would not adversely affect the rights of any holder of Senior Debt or any amendment or modification that is consented to by each holder of Senior Debt that would be adversely affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is the Company or a Guarantor.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

  "Acquisition" means the purchase or other acquisition of any person or substantially all the assets of any person or operating unit by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

  "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided that, with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable (except that Benjamin L. Doskocil, Sr. shall not be deemed to be an Affiliate solely by reason of such voting power so long as he is the Beneficial Owner of no more than 15% of such voting power), shall for such purposes be deemed to constitute control; provided, further, that no person (other than the Company or any Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate solely by reason of such Investment.

  "Applicable Premium" means, with respect to a Note at any applicable Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at September 15, 2002 (such redemption price being described above under "Optional Redemption") plus (2) all required interest payments due on such Note through September 15, 2002, computed using a discount rate equal to the Treasury Rate plus 0.5% per annum, over (B) the principal amount of such Note.

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Board of Directors" means, with respect to any person, the board of directors of such person or any committee of the Board of Directors of such person authorized, with respect to any particular matter, to exercise the power of the board of directors of such person.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capitalized Lease Obligation" means, as to any person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation, and with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) obligations issued or directly and fully guaranteed by any state of the United States of America or political subdivision or instrumentality thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), or (iii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, (iv) the repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above; and (v) investments in money market funds having assets of at least $100 million and which invest substantially all their assets in securities of the types described in clauses (i) through (iv) above, and in the case of each of (i),
(ii), (iii), (iv) and (v), maturing within one year after the date of acquisition.

  "Change of Control Redemption Event" means a Change of Control pursuant to clause (i) or clause (ii) of the definition of "Change of Control" in the covenant "Repurchase of Notes at the Option of the Holder Upon a Change in Control" that is approved by the Board of Directors of the Company, a majority of the members of which are Continuing Directors.

  "Consolidated Coverage Ratio" of any person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation,
(i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its

Subsidiaries is a party to an Interest Swap or Hedging Obligation (which by its terms will remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used. For purposes of this definition whenever pro forma effect is to be given to a transaction, the pro forma calculations of Consolidated EBITDA and Consolidated Fixed Charges shall be made in accordance with Article 11 of Regulation S-X of the Commission and subject to agreed-upon procedures to be performed by the Company's independent accountants to determine whether the pro forma calculations are made in accordance with Article 11 of Regulation S-X.

  "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense, (ii) Consolidated depreciation and amortization expense, and other non-cash charges required to be reflected as expenses for such period on the books and records of such person, provided that consolidated depreciation and amortization and such other non-cash charges of a Subsidiary that is a less than a wholly owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary, (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period, (iv) amounts historically added back in order to calculate the Company's EBITDA as described in the Prospectus, and (v) costs relating to the integration of Doskocil and Dogloo as described in the Prospectus, not to exceed $1 million.

  "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries, and other than dividends paid in shares of such Preferred Stock). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all items which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock other than Disqualified Capital Stock), (b) the net income, if positive, of any person, other than a Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary and (e) without duplication, costs, fees and expenses (including retention bonuses) actually incurred (or accrued on the Company's unaudited pro forma condensed balance sheet as of June 30, 1997 contained in the Prospectus) in connection with the Transactions.

  "Consolidated Net Worth" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date (other than writeups resulting from foreign currency translations or of tangible assets of a going concern business made within 12 months after the acquisition of such business) and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

  "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

  "Default" means any event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Debt" means, (a) so long as it is in effect and there is at least $1 million of outstanding indebtedness thereunder, the New Credit Facility and (b) any other Senior Debt designated by the Company to be "Designated Senior Debt" that has an outstanding principal amount of at least $25 million at the time of such designation.

  "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any person, Equity Interests of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions.

  "Equity Interest" of any Person means any shares, interests, participation or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

  "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Excluded Person" means Westar, Enterprise, HBI and any of their respective affiliates (as such term is defined in Rule 501(b) of Regulation D under the Securities Act) and, in the event that any Excluded Person distributes any Equity Interests of the Company to the limited partners or other equity investors of such Excluded Person, such investors, and, including, in the case of an individual, any spouse or immediate family member of such individual, the estate or any heir of such individual or any trust established by such individual for estate planning purposes.

  "Exempted Affiliate Transaction" means, without duplication, (a) reasonable fees and compensation paid to (including issuances and grants of securities and stock options), employment agreements and stock option and ownership plans for the benefit of, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company approved by the Board of Directors or the senior management of the Company,
(b) any Restricted Payment permitted by the Indenture, (c) transactions solely between the Company and any of its Subsidiary Guarantors or solely among Subsidiary Guarantors of the Company, (d) fees and expenses paid in connection with the Transactions, including any such amounts paid to Westar or Enterprise, (e) payments for the purpose of and in an amount equal to the amount required to permit the Company to redeem or repurchase Capital Stock of the Company from certain shareholders of the Company as required pursuant to the Second Securityholders Agreement in an aggregate amount not to exceed $250,000, (f) any obligations of the Company for management fees to Westar or other Excluded Persons in an amount not to exceed $600,000 in any fiscal year and the reimbursement of Westar's reasonable out-of-pocket expenses, provided that all such amounts shall be subordinate to the obligations of the Company and the Guarantors with respect to the Notes, and (g) Qualified Receivables Transactions.

  "Foreign Subsidiary" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

  "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such person, to the extent that such liabilities and obligations would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date, which obligations are not being contested in good faith and for which appropriate reserves have been established in accordance with GAAP) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such person (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) relating to any Capitalized Lease Obligation, or (iii) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (c) all net obligations of such person under Interest Swap and Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person; and (e) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

  "Initial Public Equity Offering" means an initial underwritten offering of common stock of the Company for cash pursuant to an effective registration statement under the Securities Act as a consequence of which the common stock of the Company is listed on a national securities exchange or quoted on the national market system of NASDAQ.

  "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "Investment" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer; provided that if the Company designates a Foreign Subsidiary that is not a Guarantor as a Unrestricted Subsidiary, any prior Investments in such Foreign Subsidiary made as Permitted Investments or Restricted Investments in accordance with the Indenture shall not be deemed to be additional Investments at the time of such designation.

  "Issue Date" means the date of first issuance of the Notes under the Indenture.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Junior Securities" of any person means securities (including Capital Stock but excluding Disqualified Capital Stock) issued by such person to a Holder on account of the Notes that (a) has an Average Life and maturity or mandatory redemption obligation, if any, longer than, or occurring after the final maturity date of, all Designated Senior Debt of such person, (b) by their terms or by law are subordinated to Senior Debt of such person outstanding on the date of issuance of such Junior Securities at least to the same extent as the Notes and (c) are not secured by any assets or property of the Company or any of its Subsidiaries. As used herein, "Designated Senior Debt of such person outstanding on the date of issuance of such Junior Securities" shall include securities issued in connection with a reorganization pursuant to the bankruptcy laws of any jurisdiction to persons which held "Designated Senior Debt" in such reorganization proceeding.

  "Material Facility" means each of the Company's facilities located in Arlington or Mansfield, Texas and any other fixed asset of the Company or its Subsidiaries; provided that the fair market value of such facility or fixed asset exceeds $3 million.

  "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale or equity contribution in respect of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions, and customary and reasonable expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale or equity contribution in respect of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale and appropriate amounts to be provided by the Company or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any such Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification agreements associated with such Asset Sale.

  "New Credit Facility" means the credit agreement to be entered into on or prior to the Issue Date by and among the Company, NationsBanc Capital Markets, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, as arrangers and syndication agents, certain lending parties thereto and NationsBank of Texas, N.A., as agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "New Credit Facility" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any New Credit Facility and all refundings, refinancings and replacements of any New Credit Facility, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,
(ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, or (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that if on the date any such Indebtedness is incurred it would not be permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," such Indebtedness will not constitute Senior Debt.

  "Permitted Indebtedness" means any of the following:

    (a) the Company and the Guarantors may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

    (b) the Company and its Subsidiaries, as applicable, may incur Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness or Disqualified Capital Stock that was permitted by the Indenture to be incurred;

    (c) The Company and its Subsidiaries may incur Indebtedness solely in respect of performance bonds, workers' compensation claims, payment obligations in connection with self-insurance and other similar requirements (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others) in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry;

    (d) The Company may incur Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may incur Indebtedness to any other Subsidiary Guarantor or to the Company; provided, that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and the date of any event that causes such Subsidiary Guarantor to no longer be a Subsidiary Guarantor shall be an Incurrence Date;

    (e) The Company and its Subsidiaries may incur Indebtedness with respect to Interest Swap and Hedging Obligations; provided, however, that such Interest Swap and Hedging Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap and

  Hedging Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap and Hedging Obligations relate or does not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of customary fees, indemnities and compensation payable thereunder;

    (f) The Company and its Subsidiaries may incur Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence, or from endorsements of instruments for deposit in the ordinary course of business;

    (g) Other Indebtedness of the Company outstanding on the Issue Date;

    (h) The Company and its Subsidiaries may incur Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any such Subsidiary pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Company to the extent none of the foregoing results in Indebtedness required to be reflected as indebtedness on the balance sheet of the Company or any such Subsidiary in accordance with GAAP and are limited in aggregate amount to no greater than 25% of the fair market value of such business, assets or Subsidiary so disposed of; and

    (i) A Receivables Subsidiary may incur Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person and is not otherwise such person's legal liability.

  "Permitted Investment" means (a) Investments by the Company or any Guarantor in any person that is or immediately after such Investment becomes a Guarantor, or immediately after such Investment merges or consolidates into the Company or any Guarantor in compliance with the terms of the Indenture, provided that such Person is engaged in all material respects in Related Business; (b) Investments in the Company by any Guarantor; provided that in the case of Indebtedness constituting any such Investment, such Indebtedness shall be unsecured and subordinated in all respects to the Company's obligations under the Notes; (c) Interest Swap and Hedging Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the Indenture; (d) Investments in securities of trade creditors or customers received in settlement of obligations that arose in the ordinary course of business or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (e) Investments made by the Company or any of its Subsidiaries as a result of consideration received in connection with an Asset Sale in compliance with clause (2) of the first paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock," or not constituting an Asset Sale pursuant to clause (x) of the third paragraph of such covenant; (f) Investments in the form of promissory notes of members of the Company's management not to exceed $2 million in principal amount at any time outstanding solely in consideration of the purchase by such persons of Qualified Capital Stock of the Company; (g) any Investment by the Company or any Guarantor in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other person in connection with a Qualified Receivables Transaction; provided, that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual arrangements with entities that are not Affiliates entered into as part of a Qualified Receivables Transaction; (h) Investments by the Company outstanding on the Issue Date; (i) agreements permitted pursuant to clause (h) of the definition of "Permitted Indebtedness; (j) guarantees of the Company or any of its Subsidiaries entered into in the ordinary course of business and otherwise in compliance with the Indenture, guarantying obligations in an aggregate amount not in excess of $1 million at any time outstanding; (k) acquisitions by the Company of assets, Equity Interests or other securities for consideration consisting solely of Qualified Capital Stock of the Company; and (l) additional Investments not to exceed $4 million at any one time outstanding.

  "Permitted Lien" means (a) Liens existing on the Issue Date after giving effect to the Transactions; (b) Liens securing the Notes; (c) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (d) Liens arising from Purchase Money Indebtedness permitted to be incurred under clause (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness; (e) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness permitted under the Indenture; (f) Liens imposed by governmental authorities for taxes, assessments or other charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or any of its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP; (g) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising by operation of law in the ordinary course of business for sums not yet delinquent for a period of more than 90 days or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof; (h) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business; (i) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (j) easements, rights-of-way, zoning restrictions, minor defects or irregularities with title and other similar charges or encumbrances in respect of real property not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (k) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease; (l) Liens upon specific items of inventory or other goods and proceeds of any person securing such persons obligations in respect of banker's acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (m) Liens in favor of the Company; (n) Liens encumbering deposits made to secure obligations arising in the ordinary course of business from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off; (o) leases or subleases granted to others not interfering in any material respect with the business of the Company or its Subsidiaries; (p) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business; (q) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and (r) Liens solely on property of Subsidiaries that are not Guarantors arising from Indebtedness permitted to be incurred pursuant to clause (B) of the first paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

  "Purchase Money Indebtedness" of any person means any Indebtedness of such person to any seller or other person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any real or personal tangible property acquired after the Issue Date which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred within 180 days of such acquisition and is secured only by the assets so financed.

  "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

  "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock (other than to a Subsidiary) or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company.

  "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company, any Guarantor or any Receivables Subsidiary pursuant to which the Company, any Guarantor or any Receivables Subsidiary may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (a) a Receivables Subsidiary (in the case of a transfer or encumbrancing by the Company or any Guarantor) and (b) any other person (solely in the case of a transfer or encumbrancing by a Receivables Subsidiary), solely accounts receivable (whether now existing or arising in the future) of the Company or any Guarantor which arose in the ordinary course of business of the Company or any Guarantor, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

  "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of any Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than those customarily entered into in connection with Qualified Receivables Transactions, and (c) with which neither the Company nor any of its other Subsidiaries has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Reference Period" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or
(b) constituting an amendment, extension, modification or supplement to any scheduled principal payment (or in the case of Disqualified Capital Stock, any payment) of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life or final maturity shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced, and (C) except for Refinancing Indebtedness incurred to refinance any Senior Debt incurred in accordance with the Indenture (with respect to which this clause (C) shall be inapplicable), such Refinancing Indebtedness shall be secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets of property.

  "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than investments in Cash Equivalents and other than Permitted Investments.

  "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any Subsidiary or parent of such person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, or any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to or with Equity Interests of an issuer to the extent payable solely in or exchanged solely for shares of Qualified Capital Stock of such issuer; (ii) any dividend, distribution or other payment to the Company, or to any of its Subsidiary Guarantors, by the Company or any of its Subsidiaries; (iii) any dividend, distribution or other payment to a Foreign Subsidiary by a Foreign Subsidiary that is not a Guarantor; (iv) redemptions of Doskocil Series C Preferred Stock (or any Capital Stock of the Company into or for which such Doskocil Series C Preferred Stock may be converted or exchanged in compliance with the Indenture) in an aggregate amount not to exceed $2.4 million; provided that, immediately after giving effect to any such redemption on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; or (v) payments made pursuant to the Transactions, including, without limitation, payments made after consummation of the Merger to shareholders of the Company pursuant to the Transactions.

  "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a bankruptcy petition at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless the instrument under which such Indebtedness is incurred expressly provides that it is on parity with or subordinated in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (y) all monetary obligations (including guarantees thereof) of every nature of the Company under the New Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and (z) all Interest Swap and Hedging Obligations (including guarantees thereof), in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness of the Company or any of its Subsidiaries to any shareholder (other than a parent corporation) of the Company, (iii) Indebtedness to, or guaranteed by the Company or any of its Subsidiaries for the benefit of, any director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iv) Indebtedness and other amounts incurred to trade creditors in connection with obtaining goods, materials or services, (v) Indebtedness represented by Disqualified Capital Stock, (vi) any liability for federal, state, local or other taxes owed or owing by the Company, (vii) any Indebtedness incurred in violation of the Indenture and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company. "Senior Debt," when used with respect to a Guarantor, shall have a meaning substantially identical to that applied to the Indebtedness of the Company (including any guarantees issued by such Guarantor).

  "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

  "Stated Maturity" means September 15, 2007.

  "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument relating thereto to the Notes or such Guarantee, as applicable, in any respect or has a stated maturity after the Stated Maturity.

  "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or
(iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

  "Treasury Rate" means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as complied and published in the most recent Federal Reserve Release H.15 (519) which has become publicly available at least two Business Days prior to the applicable Redemption Date (or, if such statistical release is no longer published, any publicly available source or similar market data)) closest to the period from the applicable Redemption Date to September 15, 2002, provided, however, that if the period from such Redemption Date to September 15, 2002, is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of one year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the applicable Redemption Date to September 15, 2002, is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default and (iii) immediately after giving pro forma effect thereto, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

  "Wholly-owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more Wholly-owned Subsidiaries of the Company, other than directors' qualifying shares or an immaterial amount of shares to the extent required to be owned by other persons pursuant to applicable law.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, the Company agreed to file with the SEC a registration statement (the "Exchange Offer Registration Statement") on the appropriate form under the Securities Act with respect to the New Notes. The Registration Statement of which this Prospectus forms a part constitutes the Exchange Offer Registration Statement.

  The Registration Rights Agreement provides that in the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 210 days of the Issue Date, the Company will, at its own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing of such Shelf Registration Statement and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of 24 months following the Issue Date and such time as all of the Notes have been sold thereunder, or otherwise cease to be a Transfer Restricted Security (as defined in the Registration Rights Agreement). The Company will, in the event a Shelf Registration Statement is required to be filed, provide to each Holder of the Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when such Shelf Registration Statement for the Notes has become effective and take certain other actions that are required to permit unrestricted resales of the Notes. A Holder of the Notes who sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which is applicable to such a Holder (including certain indemnification and contribution rights and obligations).

  If (a) the Company fails to consummate the Exchange Offer within 60 days of the effectiveness of the Exchange Offer Registration Statement, or (b) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Notes during the period specified in the Registration Rights Agreement (each such event referred to in clauses (a) and (b) above a "Registration Default"), then the Company will pay liquidated damages ("Liquidated Damages") to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount constituting Transfer Restricted Securities for each subsequent 90-day period until the Registration Default is cured, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of Notes constituting Transfer Restricted Securities. All accrued liquidated damages shall be paid to Holders in the same manner as interest payments on the Notes on semi-annual damages payment dates which correspond to interest payment dates for the Notes.

  Holders of Notes to be included in a Shelf Registration Statement will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

BOOK-ENTRY, DELIVERY AND FORM

  The Old Notes were offered and sold to "qualified institutional buyers" in reliance on Rule 144A. The Old Notes were issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

  The Old Notes are represented by one or more Notes in registered, global form without interest coupons (the "Restricted Global Note"), and, except as set forth below, the New Notes will be represented by one or more Notes in registered, global form without interest coupons (the "Unrestricted Global Note," and together with the Restricted Global Note, the "Global Note"). The Restricted Global Note was, and the Unrestricted Global Note will be, deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

  Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "Exchange of Book-Entry Notes for Certificated Notes."

  The Trustee will act as paying agent and registrar.

DEPOSITARY PROCEDURES

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of such interests in the Global Note will be maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

  Investors in the Global Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in the Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Exchange of Book-Entry Notes for Certificated Notes."

  EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Payments in respect of the principal of and premium, if any, and interest and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participants's records relating to the beneficial ownership interests in the Global Note or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  Interests in the Global Note are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for Notes in certificated form, and to distribute such Notes to its Participants.

  The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing the DTC's operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

  The Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until      , 1997, (90 days after the date of this Prospectus) all
dealers effecting transactions in the New Notes may be required to deliver a Prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

      UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be considered a taxable exchange for federal income tax purposes because the New Notes will not differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Old Notes. Accordingly, such exchange will have no federal income tax consequences to Holders of Old Notes. A Holder's adjusted tax basis and holding period in a New Note will be the same as such Holder's adjusted tax basis and holding period, respectively, in the Old Note exchanged therefor.

  Holders considering the exchange of Old Notes for New Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under state, local and foreign income tax and other tax law.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the New Notes will be passed upon for the Company by O'Melveny & Myers LLP and Lidell, Sapp, Zivley, Hill & LaBoon LLP.

                                    EXPERTS

  The combined financial statements of Doskocil Manufacturing Company, Inc. for the six months ended June 30, 1997 and the financial statements of Dogloo, Inc. for each of the previous two years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of Doskocil Manufacturing Company, Inc. and Spectrum Polymers, Ltd. as of December 28, 1996 and December 30, 1995, and for the years ended December 28, 1996, December 30, 1995, and December 31, 1994, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Dogloo, Inc. for the year ended December 31, 1994 included in this Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

DOSKOCIL MANUFACTURING COMPANY, INC.
AND SPECTRUM POLYMERS, LTD.

                                                                           PAGE
Reports of Independent Auditors..........................................  F-2
Combined Balance Sheets as of December 30, 1995, December 28, 1996, and
 June 30, 1997...........................................................  F-4
Combined Statements of Operations for the years ended December 31, 1994,
 December 30, 1995, December 28, 1996, and for the six-month period ended
 June 30, 1996 (unaudited) and 1997......................................  F-5
Combined Statements of Equity for the years ended December 31, 1994,
 December 30, 1995, December 28, 1996, and for the six-month period ended
 June 30, 1997...........................................................  F-6
Combined Statements of Cash Flows for the years ended December 31, 1994,
 December 30, 1995, December 28, 1996, and for the six-month period ended
 June 30, 1996 (unaudited) and 1997......................................  F-7
Notes to Combined Financial Statements...................................  F-8

DOSKOCIL MANUFACTURING COMPANY, INC.

Condensed Balance Sheets as of June 30, 1997 and September 30, 1997
 (unaudited)..............................................................  F-16
Unaudited Statements of Operations for the three-month periods ended
 September 30, 1996 and September 30, 1997................................  F-17
Unaudited Statement of Changes in Preferred Stock and Shareholders Equity
 (Deficit)................................................................  F-18
Unaudited Statements of Cash Flows for the three-month periods ended
 September 30, 1996 and September 30, 1997................................  F-19
Notes to Condensed Financial Statements...................................  F-20

DOGLOO, INC.
Reports of Independent Auditors...........................................  F-25
Balance Sheets as of December 31, 1995 and 1996, and August 31, 1997
 (unaudited)..............................................................  F-27
Statements of Operations for the years ended December 31, 1994, 1995 and
 1996, and for the eight month periods ended August 31, 1996 (unaudited)
 and August 31, 1997 (unaudited)..........................................  F-28
Statements of Changes in Redeemable Preferred Stock and Shareholders
 Deficit for the years ended December 31, 1994, 1995 and 1996, and for the eight month period ended August 31, 1997 (unaudited).....................  F-29
Statements of Cash Flows for the years ended December 31, 1994, 1995 and
 1996, and for the eight month periods ended August 31, 1996 (unaudited)
 and August 31, 1997 (unaudited)..........................................  F-30
Notes to Financial Statements.............................................  F-31

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Doskocil Manufacturing Company, Inc. and
 Spectrum Polymers, Ltd.

  We have audited the accompanying combined balance sheet of Doskocil Manufacturing Company, Inc. (the Company), and Spectrum Polymers, Ltd. (the Partnership), as of June 30, 1997, and the related combined statements of operations, equity, and cash flows for the six-month period then ended. These combined financial statements are the responsibility of the Company's and the Partnership's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Doskocil Manufacturing Company, Inc., and Spectrum Polymers, Ltd., as of June 30, 1997, and the combined results of their operations and their cash flows for the six month period then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

July 25, 1997
Dallas, Texas

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Doskocil Manufacturing Company, Inc. and Spectrum Polymers, Ltd.:

  We have audited the accompanying combined balance sheets of Doskocil Manufacturing Company, Inc. (Company) and Spectrum Polymers, Ltd. (Partnership) as of December 28, 1996 and December 30, 1995, and the related combined statements of operations, equity, and cash flows for the years ended December 28, 1996, December 30, 1995, and December 31, 1994. These combined financial statements are the responsibility of the Company's and the Partnership's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Doskocil Manufacturing Company, Inc. and Spectrum Polymers, Ltd. as of December 28, 1996 and December 30, 1995, and the results of their operations and their cash flows for the years ended December 28, 1996, December 30, 1995, and December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Fort Worth, Texas
March 12, 1997

        DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

                            COMBINED BALANCE SHEETS

                                      DECEMBER 30,    DECEMBER 28,    JUNE 30,
                                          1995            1996          1997
                                      -------------   -------------   ------------
                                      (IN THOUSANDS, EXCEPT FOR SHARE DATA)
               ASSETS
Current assets:
  Cash and cash equivalents.........    $      4,258    $      6,975  $      2,066
  Trade accounts receivable, less
   allowance for doubtful accounts
   of $120 in 1995, $220 in 1996,
   and $248 in 1997 (Notes 1 and 8).          13,427          14,016        14,585
  Other accounts receivable (Note
   2)...............................             209             934           131
  Accounts receivable from affiliate
   (Note 6).........................           4,435             427           --
  Inventories (Note 2)..............          20,335          19,268        16,484
  Prepaid expenses..................             214             309            92
                                        ------------    ------------  ------------
    Total current assets............          42,878          41,929        33,358
Property, plant, and equipment, net
 (Notes 3, 4, 5, and 6).............          28,078          22,566        16,904
Other assets (Note 6)...............           1,920           1,640           417
                                        ------------    ------------  ------------
    Total assets....................    $     72,876    $     66,135  $     50,679
                                        ============    ============  ============
       LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable..................    $      3,350    $      3,840  $      3,235
  Accounts payable to affiliate, net
   (Note 6).........................             --            1,523           --
  Accrued expenses..................           3,371           3,842         2,733
  Lines of credit...................          13,794          12,110         7,250
  Current portion of long term debt
   (Note 4).........................           1,535           1,645         1,712
  Current portion of deferred gain,
   net (Note 5).....................             --                6             6
                                        ------------    ------------  ------------
    Total current liabilities.......          22,050          22,966        14,936
Revolving line of credit............          10,569             --            --
Long term debt, less current portion
 (Note 4)...........................           9,109           7,465         6,590
Deferred gain, net (Note 5).........             --               66            63
                                        ------------    ------------  ------------
    Total liabilities...............          41,728          30,497        21,589
                                        ------------    ------------  ------------
Commitments and contingencies (Notes
 2, 5, and 9)
Equity:
  Common stock, no par value:
   Authorized shares--12,500,000,
   Issued and outstanding shares--
   5,998,900........................              24              24            24
  Retained earnings.................          25,827          31,336        25,258
                                        ------------    ------------  ------------
    Total stockholders' equity......          25,851          31,360        25,282
  Limited partners..................           5,244           4,235         3,770
  General partner...................              53              43            38
                                        ------------    ------------  ------------
    Total partners' equity..........           5,297           4,278         3,808
                                        ------------    ------------  ------------
    Total equity....................          31,148          35,638        29,090
                                        ------------    ------------  ------------
    Total liabilities and equity....    $     72,876    $     66,135  $     50,679
                                        ============    ============  ============

                            See accompanying notes.

        DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

                       COMBINED STATEMENTS OF OPERATIONS

                                        YEAR ENDED                 SIX MONTHS ENDED
                          -------------------------------------- ---------------------
                          DECEMBER 31, DECEMBER 30, DECEMBER 28,  JUNE 30,   JUNE 30,
                              1994         1995         1996        1996       1997
                                                                 (UNAUDITED)
                                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
Net sales (Note 8)......   $  92,267    $  97,496    $ 103,455    $  51,737  $  51,756
Cost of goods sold......      62,485       71,552       73,128       37,345     38,389
                           ---------    ---------    ---------    ---------  ---------
Gross profit............      29,782       25,944       30,327       14,392     13,367
Operating expenses:
  Selling, general and
   administrative
   expenses.............      20,675       20,733       20,682       10,388     10,446
  Write-down of
   equipment to be
   disposed (Note 3)....         --           --           --           --       3,846
                           ---------    ---------    ---------    ---------  ---------
Operating income (loss).       9,107        5,211        9,645        4,004       (925)
Other (income) expense:
  Officer's bonus (Note
   6)...................       4,378          --         2,030          853        --
  Retention bonus (Note
   7)...................         --           --           --           --       2,875
  Interest expense, net.         822        2,456        2,176        1,750        471
  Litigation expense
   (Note 9).............         --         2,106          --           --         --
  Other, net (Note 2)...         (44)        (541)         696           71          5
                           ---------    ---------    ---------    ---------  ---------
    Total other (income)
     expense............       5,156        4,021        4,902        2,674      3,351
                           ---------    ---------    ---------    ---------  ---------
Net income (loss).......       3,951        1,190        4,743        1,330     (4,276)
Pro forma income tax
 expense (benefit) (Note
 1).....................       1,580          440        1,755          492     (1,582)
                           ---------    ---------    ---------    ---------  ---------
Pro forma net income
 (loss).................   $   2,371    $     750    $   2,988    $     838  $  (2,694)
                           =========    =========    =========    =========  =========
Pro forma net income
 (loss) per share
 (Note 1)...............   $    1.78    $     .56    $    2.25    $     .63  $   (2.02)
                           =========    =========    =========    =========  =========
Pro forma weighted
 average common shares
 outstanding (Note 1) ..   1,331,021    1,331,021    1,331,021    1,331,021  1,331,021
                           =========    =========    =========    =========  =========


                            See accompanying notes.

        DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

                         COMBINED STATEMENTS OF EQUITY

                                          DOSKOCIL
                                        MANUFACTURING       SPECTRUM
                                        COMPANY, INC.    POLYMERS, LTD.
                                       ---------------  ----------------
                                       COMMON RETAINED  LIMITED  GENERAL
                                       STOCK  EARNINGS  PARTNERS PARTNER  TOTAL
                                                    (IN THOUSANDS)
Balance at January 1, 1994............ $  24  $26,387    $  --    $  --  $26,411
  Capital contributions...............    --      --         99       1      100
  Net income..........................    --      922     2,999      30    3,951
                                       -----  -------    ------   -----  -------
Balance at December 31, 1994..........    24   27,309     3,098      31   30,462
  Distributions.......................    --      --       (499)     (5)    (504)
  Net income (loss)...................    --   (1,482)    2,645      27    1,190
                                       -----  -------    ------   -----  -------
Balance at December 30, 1995..........    24   25,827     5,244      53   31,148
  Distributions.......................    --      --       (250)     (3)    (253)
  Net income (loss)...................    --    5,509      (759)     (7)   4,743
                                       -----  -------    ------   -----  -------
Balance at December 28, 1996..........    24   31,336     4,235      43   35,638
  Distributions (Note 6)..............    --   (1,836)     (431)     (5)  (2,272)
  Net loss............................    --   (4,242)      (34)     --   (4,276)
                                       -----  -------    ------   -----  -------
Balance at June 30, 1997.............. $  24  $25,258    $3,770   $  38  $29,090
                                       =====  =======    ======   =====  =======


                            See accompanying notes.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

                       COMBINED STATEMENTS OF CASH FLOWS

                                        YEAR ENDED                 SIX MONTHS ENDED
                          -------------------------------------- --------------------
                          DECEMBER 31, DECEMBER 30, DECEMBER 28,  JUNE 30,   JUNE 30,
                              1994         1995         1996        1996       1997
                                                                 (UNAUDITED)
                                                (IN THOUSANDS)
Operating Activities
 Net income (loss)......    $  3,951     $  1,190     $  4,743     $ 1,330   $(4,276)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation and
   amortization.........       4,283        5,545        5,928       2,877     2,857
  Write-down of
   equipment to be
   disposed.............         --           --           --          --      3,846
  Other.................         (17)         (22)           9         (39)      (86)
  Changes in current
   assets and
   liabilities:
   Trade accounts
    receivable..........      (4,012)        (561)        (589)     (1,420)     (569)
   Other accounts
    receivable..........        (137)         127         (725)       (119)      803
   Account receivable
    from affiliate......         --        (4,435)       4,008       4,008       427
   Inventories..........      (3,893)      (6,366)       1,068        (243)    2,784
   Prepaid expenses.....         (37)          33          (95)       (237)      217
   Accounts payable.....       1,446         (459)         489         408      (605)
   Accounts payable to
    affiliate...........         --           --         1,523         --     (1,523)
   Accrued expenses.....        (104)         163          471         737    (1,109)
                            --------     --------     --------     -------   -------
Net cash provided by
 (used in) operating
 activities.............       1,480       (4,785)      16,830       7,302     2,766
Investing Activities
Acquisition of property,
 plant, and equipment...     (11,474)     (19,156)      (4,129)     (2,740)     (971)
Proceeds from sale of
 property, plant, and
 equipment..............           9       13,939        4,116         --        --
Cash paid for
 acquisition (Note 10)..      (4,267)         --           --          --        --
Repayments of advances
 to related parties.....       1,760          --           --          --        --
Decrease (increase) in
 other assets...........        (141)        (102)         (61)         49        (1)
                            --------     --------     --------     -------   -------
Net cash used in
 investing activities...     (14,113)      (5,319)         (74)     (2,691)     (972)
Financing Activities
Net (payments)
 borrowings on lines of
 credit.................      10,500        5,325      (12,252)     (4,253)   (4,860)
Proceeds from long-term
 debt...................       2,600        9,046          --          --        --
Payments on long-term
 debt...................        (354)        (649)      (1,534)       (754)     (808)
Capital (distributions)
 contributions..........         100         (504)        (253)       (252)   (1,035)
                            --------     --------     --------     -------   -------
Net cash provided by
 (used in) financing
 activities.............      12,846       13,218      (14,039)     (5,259)   (6,703)
                            --------     --------     --------     -------   -------
Net increase (decrease)
 in cash and cash
 equivalents............         213        3,114        2,717        (648)   (4,909)
Cash and cash
 equivalents at
 beginning of period....         931        1,144        4,258       4,258     6,975
                            --------     --------     --------     -------   -------
Cash and cash
 equivalents at end of
 period.................    $  1,144     $  4,258     $  6,975     $ 3,610   $ 2,066
                            ========     ========     ========     =======   =======
Supplemental Disclosure
 of Cash Flow
 Information
 Interest paid..........    $    588     $  2,376     $  2,672     $ 1,676   $   633
                            ========     ========     ========     =======   =======

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

During 1997, the Company made noncash distributions of assets totaling $1,237 (Note 6).

During 1996, the Company deferred a gain of $246 on a sale-leaseback transaction (Note 5).

In addition, the Company deferred a loss of $203 on a sale-leaseback in 1995, which was included in other assets at December 30, 1995 (Note 5).

                            See accompanying notes.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESSES

  Doskocil Manufacturing Company, Inc. (the Corporation), and Spectrum Polymers, Ltd. (the Partnership) are under common ownership and are referred to herein collectively as the Company. Prior to July 1, 1997, the general partnership interest of the Partnership was held by Bed Rock International, Inc., a Texas corporation wholly owned by Benjamin L. Doskocil and Mary Francis Doskocil (the "Doskocils"); prior to July 1, 1997, the limited partnership interests of the Partnership were owned by the Doskocils and the Corporation was owned by the Doskocils. The Corporation is a Texas corporation engaged in the manufacturing and sale of injection molded consumer plastic products primarily for the pet care, hardware, sports, and leisure industries principally in the United States. The Partnership is organized under the Texas revised Limited Partnership Act and is engaged in the purchasing, recycling, and blending of plastic resin primarily for use by the Corporation in injection molded consumer plastic products.

  Effective July 1, 1997, the Company was recapitalized through the following transactions: (1) 100% of the Partnership interest was sold to a group of investors for $11,005; (2) the Partnership interests were exchanged for 798,612 shares of the Corporation's common stock; (3) the Corporation's Articles of Incorporation were amended to establish the Corporation as a C Corporation and authorized 15,000,000 shares of preferred stock and 15,000,000 shares of common stock, each with no par value per share; (4) the group of investors purchased 199,654 shares of common stock for $3,000 and 1,530,674 shares of Series A Preferred Stock for $23,000; (5) all outstanding balances under the lines of credit and long-term debt, along with related accrued interest and pre-payment penalties were paid in full (see Note 4); and (6) the Corporation redeemed 5,666,145 shares of common stock from the majority stockholder for approximately $87.4 million.

  Excluding the impact, if any, from any purchase price adjustments for the acquisition of the Partnership interest and after giving effect to the above mentioned recapitalization, the Corporation is expected to have a deficit in equity of approximately $26,000 as of July 1, 1997.

  The Series A Preferred Stock is convertible into common stock at the option of the holder at a defined conversion price concurrent with or following the consummation of the closing of a merger with or acquisition of another company engaged principally in supplying products to the pet industry with annual revenues in excess of $25,000. The preferred stock is also subject to a 10% cash dividend per share commencing July 1, 1998, which is cumulative. The conversion price is initially equivalent to one share of preferred stock for one share of common stock based on a price of $15.02607 per share of preferred stock. The preferred stockholders are entitled to vote their shares on any matter submitted to the common stockholders, except those matters required by law to be submitted to a class vote.

  A portion of the proceeds received as a result of the recapitalization was used to repurchase assets previously sold and leased back. The aggregate purchase price was $18,724 (see Note 5). The remaining proceeds of approximately $2,600 was used to pay fees incurred in connection with the recapitalization.

  The Company entered into two new debt agreements which include $65,000 in borrowings from a $80,000 credit agreement and $32,500 in senior subordinated increasing rate notes. The credit agreement was signed with a bank and an unrelated investment company on July 1, 1997. Under the terms of the agreement, $40,000 was borrowed under Term A Loans and $25,000 was borrowed under Term B Loans. The Term A Loans bear interest at rates ranging from prime plus 0% to .75% to LIBOR plus 1.5% to 2.25% and are payable in quarterly principal installments of $1,000 beginning September 30, 1998, through June 30, 1999, $2,000 through June 30, 2001, and $2,500 through June 30, 2003. The
Term B Loans bear interest at prime plus 1.25% to LIBOR plus 2.75% and are payable in quarterly principal installments of $62.5 beginning September 30, 1997, through June 30, 2003, and $5,875 through June 30, 2004. Borrowings may also be made under the Revolving Credit Commitment

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

of $15,000 subject to certain borrowing base provisions. The Revolving Credit Commitment matures on June 30, 2003. The Credit agreement includes various restrictive covenants including capital expenditure limitations, maintaining maximum leverage ratios, minimum fixed charge coverage ratios and EBITDA, and interest coverage ratios. Interest on the credit agreement is paid on a quarterly basis.

  The senior subordinated increasing rate notes initially bear interest at prime plus 3.5% and increase on each Rate Determination Date, as defined. Interest is payable quarterly in arrears, on the first day of each January, April, July, and October. The notes mature on July 1, 1998; however, the notes will be automatically extended until January 1, 2005, if on the first anniversary no default of principal or interest exists, all fees payable on or prior to the first anniversary have been paid in full, and an election was not made by the Company to pay the debt in full on July 1, 1998.

  If the senior subordinated increasing rate notes are not paid in full by July 1, 1998, the holders of the senior subordinated increasing rate notes are entitled to warrants representing 15% of the outstanding common stock at an exercise price of $0.01 per share.

PRINCIPLES OF COMBINATION

  The accompanying combined financial statements include the accounts of the Corporation and the Partnership. All significant intercompany balances and transactions are eliminated.

FISCAL YEARS

  The Company changed its fiscal year end to June 30 beginning in 1997. Prior to 1997, the Company prepared its financial statements and reported its results of operations on the basis of a fiscal year which ended on the Saturday nearest December 31. Accordingly, the fiscal years ended December 31, 1994, December 30, 1995, and December 28, 1996, consist of 52 weeks.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

  Inventories are stated at the lower of weighted-average cost or market.

PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment are stated at cost and depreciated over the estimated useful lives of the respective assets on a straight-line basis. Repairs and maintenance which do not extend the lives or improve the respective assets are charged to expense as incurred.

INTANGIBLE ASSETS

  The cost of intangible assets (patents and noncompete agreements) are being amortized on a straight-line basis over the estimated useful lives of such assets. The cost of such assets, net of the related accumulated amortization, is included in other assets in the accompanying combined financial statements. Accumulated amortization at December 30, 1995, December 28, 1996, and June 30, 1997, was $689, $847, and $926, respectively.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RISK CONCENTRATIONS

  Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company generally sells consumer products to wholesale distributors and retail customers throughout the United States, Canada, and Europe who are associated with the pet, sport, home and garden, and leisure industries. The Company continuously evaluates the creditworthiness of its customers' financial condition and generally does not require collateral. Included in trade accounts receivable at June 30, 1997, is $4,300 of receivables which are not due until October 1997.

FEDERAL INCOME TAXES

  Effective January 1, 1988, the Corporation elected to be taxed as an Subchapter S Corporation under the provisions of the Internal Revenue Code. Under these provisions, the Corporation did not pay a corporate level tax on its taxable income. Rather, the Corporation's taxable income or loss was passed through to the shareholders and included on their individual income tax returns. However, the Corporation is subject to tax on "built-in-gains" as prescribed by the Internal Revenue Code up through the date of termination of its status as an S Corporation. The Corporation terminated its S Corporation status on June 30, 1997. No provision for income taxes has been made in the accompanying combined financial statements for the Corporation.

  Under Subchapter K of the Internal Revenue Code, the Partnership is not subject to income tax and its taxable income or loss is passed through to the partners and included on their respective income tax returns. No provision for income taxes has been made in the accompanying combined financial statements for the Partnership.

  As a result of the Corporation's termination as an S Corporation, it became a C corporation effective July 1, 1997. For tax years subsequent to July 1, 1997, the Corporation's taxable income will be subject to a corporate level income tax. Accordingly, the following deferred tax assets and liabilities were established with a net charge to earnings on July 1, 1997:

      Deferred tax assets:
        Reserve for equipment to be disposed.......................... $ 1,423
        Accrued expenses..............................................     359
        Reserve for inventory.........................................     298
        Allowance for co-op advertising...............................     153
        Allowance for doubtful accounts...............................      92
        Other.........................................................      67
                                                                       -------
      Total deferred tax assets.......................................   2,392
      Deferred tax liability:
        Tax depreciation in excess of book............................  (4,062)
                                                                       -------
      Net deferred tax liability...................................... $(1,670)
                                                                       =======

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Such estimates relate principally to allowances for doubtful accounts and slow moving inventory. Actual results could differ from those estimates.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING EXPENSE

  Advertising costs are expensed as incurred. Advertising expense was approximately $2,702, $3,226, $3,443, and $1,762 for 1994, 1995, 1996, and the
six month period ended June 30, 1997, respectively.

PRO FORMA INCOME (LOSS) PER COMMON SHARE (UNAUDITED 1994-1996)

  Pro forma net income (loss) per common share and pro forma weighted average common shares outstanding are based on the common shares outstanding after the recapitalization and the termination of the Company's S Corporation status discussed above. Earnings have been reduced by pro forma income tax expense (benefit) of $1,580, $440, $1,755, $492, and $(1,582), for 1994, 1995, 1996
and the six months ended June 30, 1996 and 1997, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, during fiscal year 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the combined financial position or results of operations of the Company.

2. INVENTORIES

  Inventories consist of the following:

                                              DECEMBER 30, DECEMBER 28, JUNE 30,
                                                  1995         1996       1997
                                              ------------ ------------ --------
   Finished goods............................   $ 9,385      $ 9,074    $ 9,610
   Work in progress..........................     1,622        1,346        876
   Raw materials.............................     9,328        8,848      5,998
                                                -------      -------    -------
                                                $20,335      $19,268    $16,484
                                                =======      =======    =======

  During 1997, the Company recorded $1,300 as an allowance for inventory and wrote off $939 against such allowance.

  During 1996, the Partnership had a fire at its manufacturing facility, during which approximately $1,300 in raw material inventory was destroyed. Other losses and expenses of approximately $130 were also incurred related to the fire. The Partnership recorded a receivable from the insurance carrier of $801 relating to the loss which is included in other accounts receivable in the accompanying combined balance sheet as of December 28, 1996. The resulting loss of $628 is included in other expense, net for the year ended December 28, 1996. The insurance proceeds were received during 1997.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


2. INVENTORIES (CONTINUED)

  As a result of the fire, the Partnership had environmental tests performed. It is the opinion of management that there are no environmental liabilities relating to this issue.

3. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment consists of the following:

                                            DECEMBER 30, DECEMBER 28, JUNE 30,
                                                1995         1996       1997
                                            ------------ ------------ --------
   Machinery and equipment.................   $ 52,505     $ 52,032   $ 48,239
   Computer equipment......................      2,455        2,525      2,540
   Leasehold improvements..................      1,834        2,225      2,199
   Office furniture and equipment..........        947          970        954
   Equipment to be disposed................        --           --         500
   Autos and trucks........................        196          196        196
   Land and land improvements..............         15           15        --
                                              --------     --------   --------
                                                57,952       57,963     54,628
   Accumulated depreciation and
    amortization...........................    (29,874)     (35,397)   (37,724)
                                              --------     --------   --------
                                              $ 28,078     $ 22,566   $ 16,904
                                              ========     ========   ========

  During 1997, the Company decided to dispose of certain equipment (molds, tools, and dies) which was deemed to be obsolete or in a line of business which will no longer be manufactured by the Company. Accordingly, the assets were written down to their net realizable value with a charge to operating income of $3,846.

4. LINES OF CREDIT AND LONG-TERM DEBT

  On July 2, 1997, all borrowings under lines of credit and long-term debt discussed in this footnote were paid off and related agreements canceled. (See
Note 1).

  The Company has an unsecured line of credit with a bank allowing for maximum borrowings of $11,755. The line of credit matured on May 31, 1997, and was extended to August 31, 1997, in connection with the anticipated recapitalization (see Note 1). The line of credit bears interest at various prime rate options, 8% at June 30, 1997. The balance outstanding at June 30, 1997, was $2,850.

  The Company has another unsecured line of credit with another bank allowing for maximum borrowings of $10,000. The line of credit matured on May 31, 1997, and was extended to August 31, 1997, in connection with the anticipated sale of the Company (see Note 1). The line of credit bears interest at various prime rate options, 8% at June 30, 1997. The outstanding balance was $4,400 at June 30, 1997.

  The unsecured lines of credit include various affirmative and negative covenants relating primarily to certain financial ratios, net worth levels and incurrence of additional debt. The Company was in compliance with these covenants at June 30, 1997. At June 30, 1997, the Company had available borrowings of $14,505 from the lines of credit.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


4. LINES OF CREDIT AND LONG-TERM DEBT (CONTINUED)

  Long-term debt consists of the following:

                                             DECEMBER 30, DECEMBER 28, JUNE 30,
                                                 1995         1996       1997
                                             ------------ ------------ --------
Note payable due in monthly installments
 including interest at 7.85%, maturing in
 2002, secured by certain equipment with a
 carrying value of approximately $5,000 at
 June 30, 1997..............................   $ 8,884      $ 7,861    $ 7,319
Note payable due in quarterly installments
 of principal and interest to mature in
 1999, bearing interest at 5.12%, secured by
 certain equipment with a carrying value of
 approximately $4,400 at June 30, 1997......     1,760        1,249        983
                                               -------      -------    -------
                                                10,644        9,110      8,302
Less current portion........................    (1,535)      (1,645)    (1,712)
                                               -------      -------    -------
                                               $ 9,109      $ 7,465    $ 6,590
                                               =======      =======    =======

  At June 30, 1997, the Company was party to a $1,800 amortizing interest rate swap agreement which expires July 31, 1997. The Company utilizes this swap to limit interest rate risk or modify terms of certain interest rate sensitive liabilities.

  The weighted average interest rate on the Company's short term borrowings were 7.9%, 7.8%, and 8%, as of December 30, 1995, December 28, 1996, and June 30, 1997, respectively.

  Based on current market rates and the outstanding balances being paid in full subsequent to June 30, 1997, management believes the carrying values of the lines of credit and long-term debt approximates their fair value.

5. LEASES

  The Company is obligated under various long-term operating lease agreements for the manufacturing plant, warehouse and office space, and equipment. Total rent expense for all operating leases was approximately $3,148, $3,434, $6,195, and $3,334 for the years ended 1994, 1995, and 1996 and the six month period ended June 30, 1997, respectively.

  In 1995 and 1996, the Company entered into agreements for the sale and leaseback of certain equipment. The leases were classified as operating leases. The book value of the equipment sold was approximately $18,012. Ultimately, the transactions resulted in a net gain that was deferred and amortized to income as an adjustment of rent expense over the lease term. Rentals on the leases began in 1996 and ranged from approximately $1,725 to $2,787 annually.

  Effective July 1, 1997, the Company repurchased the equipment previously sold and leased back in 1995 and 1996, for approximately $18,724 and canceled the existing lease arrangements. The unamortized net deferred gain at June 30, 1997 of approximately $69 was offset against the purchase price. The lease payments remaining at June 30, 1997, have been excluded from the Company's future minimum lease payments.

  The Company conducts the major part of its operations from leased facilities which include the manufacturing plant, warehouse, and offices. These facilities are leased under long-term noncancelable operating leases with the Chairman of the Board of Directors who was formerly the majority stockholder. Rent paid approximated $2,282, $2,448, $3,438, and $1,179 for the years ended 1994, 1995, and 1996, and the six month period ended June 30, 1997, respectively.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


5. LEASES (CONTINUED)

  Effective July 1, 1997, the Company canceled its existing leases for the manufacturing plant and warehouse and office space and entered into new lease agreements with terms ranging from five to ten years. Leases with terms in excess of ten years include a clause which increases the monthly rent payments by 10% beginning in year six. The leases have various renewal options which are available at the end of the lease term. Aggregate monthly payments are $284.

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 1997, are $3,465 in 1998, $3,409 in 1999 through 2002, and $17,382 thereafter.

6. RELATED PARTY TRANSACTIONS

  During 1995, the Company advanced $4,435 to Marybe, Ltd., a related party. The balance at December 28, 1996, was $427, which was paid in full during the six month period ended June 30, 1997.

  During 1994 and 1996, the Company expensed $4,378 and $2,030, respectively, in officer's bonus to the former majority stockholder. The $1,523 payable at December 28, 1996, was paid in full during 1997. No such bonuses were declared or paid for the six month period ended June 30, 1997.

  The Company also made advances to fund the annual premiums on a life insurance policy on the former majority stockholder. The policy is owned by a trust. As collateral for these advances, the trust assigned the premium receivable rights in the cash value and death proceeds of the policy to the Company. The advances for premiums receivable, included in other assets the accompanying financial statements, were approximately $764 and $825 at December 30, 1995, and December 28, 1996, respectively. The balance of the trust was distributed to the stockholders prior to June 30, 1997.

  During the six month period ended June 30, 1997, the Company made cash distributions of $1,035 to the stockholders and partners. In addition, the Company distributed other assets of $1,237, which included an insurance trust receivable, the cash surrender value of life insurance policies on the stockholders, and property and equipment.

7. PROFIT SHARING PLAN

  The Company has established an employee defined contribution profit sharing plan. Contributions are at the discretion of the Board of Directors and the Partners. Eligible employees are those who have been employed for one year or more and are currently employed on the admittance dates of January 1 and July 1 each year. Profit sharing plan expense was approximately $1,067, $452, $992, and $29 in the years ended 1994, 1995, and 1996 and the six month period ended June 30, 1997, respectively.

  In connection with the recapitalization of the Company, employees who remained with the Company through the date of the recapitalization were eligible to receive a bonus. Such bonuses amounted $2,875 for the six month period ended June 30, 1997.

8. MAJOR CUSTOMERS

  During 1994, two customers accounted for 11% and 11% of total sales, respectively. During 1995, no one customer accounted for more than 10% of total sales. During 1996, two customers accounted for 10% and 11% of total sales, respectively. During the six month period ended June 30, 1997, two customers accounted for 11% and 11% of total sales. Included in trade accounts receivable is approximately $2,610 and $1,963 due from these customers at December 28, 1996, and June 30, 1997.

       DOSKOCIL MANUFACTURING COMPANY, INC. AND SPECTRUM POLYMERS, LTD.

               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


9. COMMITMENTS AND CONTINGENCIES

 LITIGATION

  During 1995, the Company settled a patent infringement lawsuit. The Company incurred $2,106 in legal costs during 1995 related to this case, which is included in other income (expense).

  Various claims and lawsuits are pending against the Company. In the opinion of the Company's management, the potential loss on all claims will not be significant to the Company's financial position or results of operations.

 SELF-INSURANCE

  The Company is a nonsubscriber for worker's compensation insurance in accordance with the Texas Worker's Compensation Act and is therefore self insured for all worker's compensation claims.

  The Company is self-insured for medical and dental benefits for their employees and their covered dependents. Medical claims exceeding $60 per covered individual are covered through a private insurance carrier.

10. ACQUISITIONS

  In January 1994, the Company purchased certain assets of a company for cash of $4,267. The assets acquired consisted of the following: inventory of $496, equipment of $3,705, and prepaid expenses of $65. This acquisition has been accounted for using the purchase method of accounting and, accordingly, the acquired assets were recorded at their estimated fair values at the date of the acquisition. The operating results of the acquired business are included in the accompanying combined financial statements from the date of acquisition. This acquisition did not have a significant effect on the 1994 operating results.

  On July 3, 1997, the Company signed a letter of intent to acquire Dogloo, Inc. (Dogloo). Under the terms of the letter of intent, all outstanding shares of Dogloo common stock will be converted into shares of the Company's common stock. In addition, shares of outstanding Dogloo preferred stock will be converted into shares of newly designated Company Series B and Series C Preferred Stock.

                   DOSKOCIL MANUFACTURING COMPANY, INC.

                         CONDENSED BALANCE SHEETS

                                                                          JUNE
                                                           SEPTEMBER 30,   30,
                                                               1997       1997
                                                           ------------- -------
                                                            (UNAUDITED)
                                                               (IN THOUSANDS
                                                           EXCEPT SHARE AMOUNTS)
                          ASSETS
                          ------
Current assets:
  Cash and cash equivalents...............................   $  3,821    $ 2,066
  Accounts receivable, net................................     22,664     14,585
  Inventories (Note 6)....................................     24,835     16,484
  Deferred income taxes...................................      6,650        --
  Other current assets....................................      1,391        223
                                                             --------    -------
    Total current assets..................................     59,361     33,358
Property, plant and equipment, net........................     55,088     16,904
Fixed assets held for sale................................      4,000        --
Goodwill..................................................     54,910        --
Debt issuance costs.......................................      4,976        --
Deferred taxes............................................      1,114        --
Other assets..............................................      1,823        417
                                                             --------    -------
    Total assets..........................................   $181,272    $50,679
                                                             ========    =======
             LIABILITIES AND (DEFICIT) EQUITY
             --------------------------------
Current liabilities:
  Accounts payable........................................   $  7,273    $ 3,235
  Accrued liabilities.....................................     14,078      2,733
  Current portion of long-term debt.......................        250      1,712
  Lines of credit.........................................        --       7,250
  Other current liabilities...............................      1,150          6
                                                             --------    -------
    Total current liabilities.............................     22,751     14,936
Long-term debt ...........................................     82,250      6,590
Senior subordinated notes.................................     85,000        --
Lines of credit...........................................      2,500        --
Deferred taxes and other..................................      4,062         63
                                                             --------    -------
    Total liabilities.....................................    196,563     21,589
                                                             --------    -------
(Deficit) equity:
  Series C Preferred Stock, no par value: Authorized
   shares--15,000,000, issued and outstanding 9,161,567 at
   September 30, 1997.....................................      9,161        --
  Common stock, no par value: Authorized shares--
   15,000,000, issued and outstanding--3,064,392 at
   September 30, 1997;
   Authorized shares--12,500,000, issued and outstanding--
   5,998,900 at June 30, 1997.............................     34,015         24
  (Deficit) retained earnings.............................    (58,467)    25,258
                                                             --------    -------
    Total stockholders' (deficit) equity..................    (15,291)    25,282
  Partners' equity........................................        --       3,808
                                                             --------    -------
    Total (deficit) equity................................    (15,291)    29,090
                                                             --------    -------
    Total liabilities and (deficit) equity................   $181,272    $50,679
                                                             ========    =======

                          See accompanying notes

                           FINANCIAL STATEMENTS

                   DOSKOCIL MANUFACTURING COMPANY, INC.

                         STATEMENTS OF OPERATIONS

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1997       1996
                                                              (UNAUDITED)
                                                             (IN THOUSANDS
                                                           EXCEPT PER SHARE
                                                               AMOUNTS)
Net sales................................................ $  30,435  $  25,928
Cost of goods sold.......................................    20,066     17,927
                                                          ---------  ---------
Gross profit.............................................    10,369      8,001
Selling, general and administrative expenses.............     5,739      5,011
                                                          ---------  ---------
Operating income.........................................     4,630      2,990
Other (income) expense:
  Officer's bonus........................................       --       1,255
  Interest expense, net (1997 amount includes
   amortization of bridge financing costs of $2,514).....     5,262        513
  Other, net.............................................        13        (94)
                                                          ---------  ---------
    Total other (income) expense.........................     5,275      1,674
                                                          ---------  ---------
(Loss) income before income taxes........................      (645)     1,316
Provision for income taxes...............................     1,431        --
                                                          ---------  ---------
Net (loss) income........................................    (2,076)     1,316
Preferred stock dividends................................       497        --
                                                          ---------  ---------
Net (loss) income attributable to common stockholders.... $  (2,573) $   1,316
                                                          =========  =========
Net loss per common share................................ $   (1.67)
                                                          =========
Weighted average common shares outstanding...............     1,544
                                                          =========
Pro forma provision for income tax (Note 8)..............                  505
                                                                     ---------
Pro forma net income.....................................            $     811
                                                                     =========
Pro forma net income per common share....................            $    0.61
                                                                     =========
Pro forma weighted average common shares outstanding.....                1,331
                                                                     =========

                          See accompanying notes.

                   DOSKOCIL MANUFACTURING COMPANY, INC.

STATEMENT OF CHANGES IN PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)

                              (IN THOUSANDS)

                           PREFERRED                          PREFERRED
                             STOCK        PREFERRED STOCK       STOCK
                            SERIES A         SERIES B         SERIES C       COMMON STOCK     RETAINED        TOTAL
                         ---------------  ----------------  --------------  ----------------  EARNINGS    SHAREHOLDERS'
                         SHARES  AMOUNT   SHARES   AMOUNT   SHARES  AMOUNT  SHARES   AMOUNT   (DEFICIT)  EQUITY (DEFICIT)
                         ------  -------  -------  -------  ------  ------  ------  --------  ---------  ----------------
Balance June 30, 1997..                                                      5,999  $     24  $ 25,258       $ 25,282
Stock issued in
 exchange for the
 partnership interest
 of Spectrum Polymers..                                                        798     4,803     7,197         12,000
Common and Series A
 preferred stock issued
 for cash..............   1,531  $23,000                                       200     3,000                   26,000
Redemption of common
 stock.................                                                     (5,666)      (22)  (87,377)       (87,399)
Recapitalization
 costs--investor direct
 acquisition costs.....                                                                         (1,316)        (1,316)
Stock issued in merger
 with Dogloo...........                    10,224  $10,224  11,841  $9,700   1,400    21,210                   41,134
Redemption of Series A
 preferred stock,
 common stock and
 payment of dividends
 on preferred stock....    (466)  (7,000)                                     (732)  (11,000)     (469)       (18,469)
Conversion of Series A
 preferred stock to
 common stock..........  (1,065) (16,000)                                    1,065    16,000                      --
Redemption of Series B
 and Series C preferred
 stock.................                   (10,224) (10,224) (2,680)   (539)                                   (10,763)
Fair value of options
 assumed in connection
 with the merger.......                                                                            316            316
Net loss...............                                                                         (2,076)        (2,076)
                         ------  -------  -------  -------  ------  ------  ------  --------  --------       --------
Balance at September
 30, 1997..............     --       --       --       --    9,161  $9,161   3,064  $ 34,015  $(58,467)      $(15,291)
                         ======  =======  =======  =======  ======  ======  ======  ========  ========       ========

                   DOSKOCIL MANUFACTURING COMPANY, INC.

                         STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          ---------------------
                                                             1997       1996
                                                              (UNAUDITED)
                                                            (IN THOUSANDS)
Cash flows from operating activities:
 Net (loss) income....................................... $   (2,076) $  1,316
 Adjustments to reconcile net (loss) income to net cash
  from operating activities
   Depreciation and amortization.........................      2,098     1,602
   Deferred income taxes from tax status change..........      1,670       --
   Other.................................................          1       --
   Changes in:
     Receivables.........................................       (446)      308
     Inventories.........................................        338       922
     Other assets........................................        (87)      119
     Payables............................................       (537)      151
     Accrued and other liabilities.......................        370       968
                                                          ----------  --------
   Net cash from operating activities....................      1,331     5,386
Cash flows from investing activities:
 Repurchase of leased assets.............................    (18,724)      --
 Capital expenditures....................................     (1,421)     (753)
 Increase in other assets................................        (36)     (108)
 Cash of acquired business...............................      1,335       --
 Other...................................................          3       --
                                                          ----------  --------
   Net cash used in investing activities.................    (18,843)     (861)
                                                          ----------  --------
Cash flows from financing activities:
 Proceeds from long-term debt............................    262,500       --
 Payments of long-term debt..............................   (102,319)     (386)
 Payment of debt of acquired business....................    (34,584)      --
 Proceeds from revolving credit agreement................      5,500       --
 Payments of revolving credit agreement..................    (10,250)   (3,001)
 Proceeds from sale of common stock......................      3,000       --
 Redemption of common stock..............................    (11,000)      --
 Proceeds from sale of preferred stock...................     23,000       --
 Redemption of preferred stock and accumulated
  dividends..............................................    (24,433)      --
 Cash paid to stockholders from recapitalization.........    (86,135)      --
 Debt issuance costs.....................................     (4,227)      --
 Recapitalization costs..................................     (1,316)      --
 Cash dividends..........................................       (469)      --
                                                          ----------  --------
   Net cash provided by (used in) financing activities...     19,267    (3,387)
                                                          ----------  --------
Increase in cash and cash equivalents....................      1,755     1,138
Cash and cash equivalents at beginning of period.........      2,066     3,609
                                                          ----------  --------
Cash and cash equivalents at end of period............... $    3,821  $  4,747
                                                          ==========  ========

                          See accompanying notes.

                   DOSKOCIL MANUFACTURING COMPANY, INC.

                      NOTES TO FINANCIAL STATEMENTS

NOTE 1

  The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to form 10-Q and Article 10 of Regulation S-
X. Accordingly, these financial statements do not include all of the information required by generally accepted accounting principles for complete financial statements. Included in the statements for the three months ended September 30, 1997 are 11 days of operations for Dogloo, Inc., which merged with and into Doskocil Manufacturing Company, Inc. (the "Company") on September 19, 1997, as discussed below. The combined balance sheet at June 30, 1997 has been derived from the audited combined financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

  The three month period ended September 30, 1996, and the balance sheet at June 30, 1997, represent combined results of the Company and Spectrum Polymers, Ltd. ("Spectrum"), as they were under common ownership.

  In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included. Operating results for the three month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended June 30, 1998, particularly due to the increased number of pet shelters sold during periods of inclement weather.

NOTE 2

  Effective July 1, 1997, the Company was recapitalized through the following transactions: (1) 100% of the Spectrum partnership interest was sold to a group of investors for $11.0 million; (2) after retirement of approximately $1.0 million of Spectrum debt by the investors, the partnership interests were exchanged for 798,612 shares of the Company's common stock; (3) the Company's Articles of Incorporation were amended to establish the Company as a C Corporation and authorized 15,000,000 shares of preferred stock and 15,000,000 shares of common stock, each with no par value per share; (4) certain investors purchased 199,654 shares of common stock for $3.0 million and 1,530,674 shares of Series A Preferred Stock for $23.0 million; (5) all outstanding balances under then existing lines of credit and long-term debt, along with related accrued interest and pre-payment penalties, were paid in full; and (6) the Company redeemed 5,666,145 shares of common stock from the majority stockholder for approximately $87.4 million. The acquisition of Spectrum has been accounted for as a purchase transaction under generally accepted accounting principles and accordingly, the purchase price has been allocated on the basis of the estimated fair market value of the assets acquired. This preliminary purchase price allocation resulted in goodwill of approximately $7.1 million, which is being amortized on the straight line basis over thirty years.

NOTE 3

  On September 19, 1997, the Company consummated a merger with Dogloo, Inc. (the "Merger"), wherein 1,400,603 of the Company's common shares were exchanged for Dogloo equity in the approximate amount of $21.2 million and Dogloo was merged with and into the Company. The Company is now controlled by an investor group (the "Investor Group") consisting of various Westar Capital entities and certain of their affiliates (collectively "Westar"). Pursuant to the Merger Agreement, each issued and outstanding share of Dogloo Series A Preferred Stock was converted into one share of Doskocil Series B Preferred Stock and each issued and outstanding share of Dogloo Series B Preferred Stock was converted into one share of Doskocil Series C Preferred Stock. In connection with the Merger, except as described below, all of the outstanding options to purchase shares of Dogloo Common Stock were assumed by Doskocil and thereby became options to purchase shares of Doskocil Common Stock, with adjustments to such options to reflect the ratio into which shares of Dogloo Common Stock were converted into shares of Doskocil Common Stock.

                   DOSKOCIL MANUFACTURING COMPANY, INC.

NOTE 4

  In connection with the Merger, Doskocil purchased an aggregate of 249,703 shares of Dogloo Common Stock for an aggregate price of approximately $436,980 from shareholders of Dogloo other than the Investor Group and Mr. Aurelio F. Barreto, III, the co-founder and former Chief Executive Officer of Dogloo. In addition, Doskocil cashed out for $0.41 per option 211,000 options held by Dogloo employees who did not continue with the Company after the Merger. All Dogloo employees who continued with the Company had their options assumed by the Company and therefore converted into options to purchase Doskocil Common Stock. Immediately prior to the Merger, Dogloo had 736,000 outstanding options to purchase shares of Dogloo Common Stock. Immediately after the closing of the Merger, 1,064,816 shares of Doskocil Series A Preferred Stock were converted into 1,064,816 shares of Doskocil Common Stock.

  Concurrent with the closing of the Merger, the Company used proceeds of a New Credit Facility (see Note 5) to redeem for $14.9 million (including dividends accrued through September 19, 1997) 598,959 shares of Doskocil Common Stock and 359,376 shares of Doskocil Series A Preferred Stock owned by Enterprise, and to redeem for $3.6 million, 133,102 shares of Doskocil Common Stock and 106,482 shares of Doskocil Series A Preferred Stock from various Enterprise entities.

  Immediately following the Merger, the Company also used proceeds from the Offering and the New Credit Facility to redeem the following additional shares of Doskocil Series B Preferred Stock and Doskocil Series C Preferred Stock (i) 6,890,000 shares of Doskocil Series B Preferred Stock held by Mr. Barreto for $8.4 million (including dividends accrued through September 19, 1997); (ii) 3,334,255 shares of Doskocil Series B Preferred Stock held by Darrell R. Paxman, co-founder of Dogloo, for $4.0 million (including dividends accrued through September 19, 1997); (iii) 538,433 shares of Doskocil Series C Preferred Stock held by Enterprise for $1,321,725 (including dividends accrued through September 19, 1997); and (iv) 2,141,260 shares of Doskocil Series C Preferred Stock held by Mr. Barreto for $2.6 million (including dividends accrued through September 19, 1997). Further, immediately following the Merger, the Company paid approximately $1.5 million of accrued dividends on the shares of Doskocil Series C Preferred Stock which remained outstanding.

  In connection with the conversion and redemption of shares of Doskocil Series A Preferred Stock, the Company borrowed $469,000 under the New Credit Facility to pay cumulative dividends on such shares of Doskocil Series A Preferred Stock as of the date of the Merger.

  The Merger has been accounted as a purchase transaction under generally accepted accounting principles and accordingly, the purchase price has been allocated on the basis of the estimated fair value of the assets acquired. This preliminary purchase price allocation resulted in goodwill of approximately $47.8 million which is being amortized on the straight line basis over 30 years. The pro forma financial results of operations below assume that the transaction was completed on July 1, 1996, and reflect the increased interest costs, preferred stock dividends and the amortization of the intangibles associated with the transaction and related income tax effect (dollars in thousands except per share amounts):

                                                            THREE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                            --------------------
                                                              1997       1996
                                                            ---------  ---------
   Net sales............................................... $  43,726  $  41,476
   Operating income........................................     5,408      5,221
   Net (loss) income attributable to common stockholders...      (770)       700
   (Loss) earnings per share............................... $   (0.25) $    0.23

                   DOSKOCIL MANUFACTURING COMPANY, INC.

  Concurrent with the consummation of the Merger, the Company issued 10 1/8% Senior Subordinated Notes (the "Notes") due September 15, 2007, in the aggregate principal amount of $85.0 million. Discounts and commissions aggregated 3% of the face amount of the Notes and net proceeds to the Company were $82,450,000. Interest is payable semi-annually on March 15 and September 15 of each year commencing on March 15, 1998. The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. The Notes are subject to certain optional redemptions at declining premiums beginning in 2002 and continuing through 2005. Until September 15, 2000, upon an initial public equity offering of common stock for cash, up to 35% of the aggregate principal amount of the Notes originally outstanding may be redeemed at the option of the Company at a redemption price stipulated in the Indenture. The Indenture limits, among other things, dividends, incurrence of additional indebtedness and other restricted payments as defined and contains cross default provisions with the Company's Senior Indebtedness. Debt issuance costs of $5.0 million will be amortized over the term of the Notes.

NOTE 5:

  Concurrent with the consummation of the Merger, the Company entered into the New Credit Facility with a syndicate of lending institutions party thereto (the "Lenders"), which agreement provides for an aggregate principal amount of loans of up to $110 million. Loans under the New Credit Facility consist of $82.5 million in aggregate principal amount of term loans (the "Term Loan Facility"), which facility includes a $45.0 million tranche A term loan subfacility, a $37.5 million tranche B term loan subfacility, and a $27.5 million revolving credit facility (the "Revolving Credit Facility"), which facility includes a subfacility for swingline borrowings and a sublimit for letters of credit. The Company used the Term Loan Facility and a portion of the Revolving Credit Facility to provide a portion of the funding necessary to consummate the Merger.

  Indebtedness under the Term Loan Facility and the Revolving Credit Facility initially bears interest at a rate based (at the Company's option) upon (i) LIBOR for one, two, three or six months, plus 2.25% with respect to the Tranche A Term Loan Facility and the Revolving Credit Facility or plus 2.75% with respect to the Tranche B Term Loan Facility, or (ii) the Alternate Base Rate (as defined in the New Credit Facility) plus .75% with respect to the Tranche A Term Loan Facility and the Revolving Credit Facility or plus 1.25% with respect to the Tranche B Term Loan Facility; provided, however, the interest rates are subject to several quarter point reductions in the event the Company meets certain performance targets.

  The Tranche B Term Loan Facility matures on the seventh anniversary of the closing under the New Credit Facility. The Tranche A Term Loan Facility and the Revolving Credit Facility mature on the sixth anniversary of the closing under the New Credit Facility. The Term Loan shall be subject to repayment according to quarterly amortization of principal based upon the Scheduled Amortization (as defined in the New Credit Facility).

  The New Credit Facility provides for mandatory prepayment of the Term Loan Facility and the Revolving Credit Facility until certain financial ratios are attained by the Company. Prepayments on the Term Loan Facility are applied to reduce scheduled amortization payments as provided in the New Credit Facility. The mandatory prepayments defined in the New Credit Facility include: (a) 100% of the net cash proceeds received by the Company, or any subsidiary from asset sales (subject to de minimus baskets, certain other defined exceptions, and reinvestment provisions), net of selling expenses and taxes to the extent such taxes are paid; (b) 50% of Excess Cash Flow pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of equity by the Company or any subsidiary subject to de minimus baskets and certain exceptions. In addition, the Company may prepay the New Credit Facility in whole or in part at any time without penalty, subject to reimbursement of certain costs of the Lenders.

  The Company is required to pay to the Lenders in the aggregate a commitment fee equal to 1/2% per annum on the committed undrawn amount of the Revolving Credit Facility during the preceding quarter, provided that this fee may be subject to reduction in the event the Company meets certain performance targets.

                   DOSKOCIL MANUFACTURING COMPANY, INC.

  The New Credit Facility requires the Company to meet certain financial tests, including a minimum fixed charge coverage ratio, minimum interest coverage ratio and maximum leverage ratio. The New Credit Facility also contains additional restrictions which, among other things, limit additional indebtedness, liens, sales of assets and business combinations. The Company is in compliance with all financial covenants.

NOTE 6:

  Inventories consist of the following (in thousands):

                                                          SEPTEMBER 30, JUNE 30,
                                                              1997        1997
                                                          ------------- --------
   Finished Goods........................................    $12,447    $ 8,853
   Work-in-Process.......................................      1,715        876
   Raw Materials.........................................     10,509      6,615
   Supplies..............................................        164        140
                                                             -------    -------
                                                             $24,835    $16,484
                                                             =======    =======

NOTE 7:

  Effective January 1, 1988, the Company elected to be taxed as a Subchapter S Corporation under the provisions of the Internal Revenue Code. Under these provisions, the Company did not pay a corporate level tax on its taxable income. Rather, the Company's taxable income or loss was passed through to the shareholders and included on their individual income tax returns. No provision for income taxes has been made in the accompanying combined financial statements for the three months ended September 30, 1996; however, a pro forma income tax provision is presented in the statement of operations.

  As a result of the Company's termination as an S Corporation on July 1, 1997, the Company became a C Corporation effective July 1, 1997. For tax years subsequent to July 1, 1997, the Company's taxable income will be subject to a corporate level income tax. Accordingly, the following deferred tax assets and liabilities were established with a net charge to earnings on July 1, 1997 (in thousands):

   Deferred tax assets:
     Reserve for equipment to be disposed............................. $ 1,423
     Accrued expenses.................................................     359
     Reserve for inventory............................................     298
     Allowance for co-op advertising..................................     153
     Allowance for doubtful accounts..................................      92
     Other............................................................      67
                                                                       -------
   Total deferred tax assets.......................................... $ 2,392
   Deferred tax liability:
     Tax depreciation in excess of book...............................  (4,062)
                                                                       -------
   Net deferred tax liability......................................... $(1,670)
                                                                       =======

  The estimated effective income tax rate was 37% for the three months ended September 30, 1997. The Company has recorded an income tax expense of $1.4 million which represents the charge of $1.67 million for the change to a C Corporation status net of a benefit of $239,000 for the three months ended September 30, 1997.

                   DOSKOCIL MANUFACTURING COMPANY, INC.

NOTE 8:

  Pro forma net income (loss) per common share and pro forma weighted average common shares outstanding are based on the common shares outstanding after the recapitalization and the termination of the Company's S Corporation status discussed above. Earnings have been reduced by pro forma income tax expense of $505,000 for the three months ended September 30, 1996.

NOTE 9:

  In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 establishes simplified standards for computing and presenting earnings per share ("EPS"). Under SFAS 128 the presentation of primary EPS will be replaced with a presentation of basic EPS. Basic EPS is computed excluding dilution caused by common stock equivalents such as stock options, and therefore, will tend to be slightly higher than primary EPS. The presentation of fully diluted EPS is replaced with a presentation of diluted EPS. Diluted EPS is computed in a similar fashion to how fully diluted EPS is computed. The Company will adopt this pronouncement to report results of operation for the second quarter of 1997 and for the year ended June 30, 1998. Previously reported EPS will be restated at that time to conform to SFAS 128. This adoption will not have a material impact on EPS as currently presented by the Company.

NOTE 10:

  In 1997, the Company commenced a computer system conversion project in order to facilitate the Merger. This conversion requires the purchase of new computer hardware and software which will also incorporate year 2000 solutions. Most of the costs of this project will be capitalized and amortized for a period not to exceed five years. The Company expects to complete this conversion by early 1999.

NOTE 11:


  Various claims and lawsuits are pending against the Company. In the opinion of the Company's management, the potential loss on all claims will not be significant to the Company's financial position or results of operations.

  The Company is self-insured for medical and dental benefits for its employees and their covered dependents. Medical claims exceeding $60,000 per covered individual are covered through a private insurance carrier.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Dogloo, Inc.

  We have audited the accompanying balance sheets of Dogloo, Inc. (the "Company") as of December 31, 1996 and 1995, and the related statements of operations, changes in redeemable preferred stock and shareholders deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dogloo, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

January 30, 1997, except for Note 14, as to which the date is July 24, 1997 Riverside, California

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Dogloo, Inc.

  We have audited the accompanying statements of operations, changes in redeemable preferred stock and shareholders' equity (deficit) and cash flows of Dogloo, Inc. for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Dogloo, Inc. for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

Irvine, California
February 15, 1995

                                  DOGLOO, INC.

                                 BALANCE SHEETS

                                          DECEMBER 31,             AUGUST 31,
                                        1995          1996            1997
                                     ------------  ------------  ----------------
                                                                  (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
               ASSETS
Current assets:
 Cash............................... $        --   $        102   $        534
 Accounts receivable, net of
  allowance for doubtful accounts
  of $211 in 1995, $172 in 1996,
  and $240 in 1997..................        8,130         7,929          8,019
 Other receivables..................          325           130             58
 Inventories........................        6,473         4,870          7,845
 Prepaid expenses and other.........          495           464            962
 Deferred income taxes..............          738           589            589
                                     ------------  ------------   ------------
Total current assets................       16,161        14,084         18,007
Property, plant and equipment:
  Land..............................          576           629            629
  Buildings and improvements........        4,010         4,017          4,024
  Molds, tools and dies.............        9,198        10,436         11,178
  Machinery and equipment...........       14,446        14,685         14,520
  Furniture and fixtures............        1,229         1,297          1,614
  Leasehold improvements............          326           334            334
  Construction in progress..........        1,039           417            570
                                     ------------  ------------   ------------
                                           30,824        31,815         32,869
  Less accumulated depreciation and
   amortization.....................       (3,277)       (5,867)        (7,773)
                                     ------------  ------------   ------------
                                           27,547        25,948         25,096
Deferred income taxes...............        1,120           254            610
Other assets........................        2,422         2,152          1,867
                                     ------------  ------------   ------------
 Total assets....................... $     47,250  $     42,438   $     45,580
                                     ============  ============   ============
    LIABILITIES AND SHAREHOLDERS'
               DEFICIT
Current liabilities:
 Accounts payable................... $      5,411  $      3,542   $      5,503
 Accrued expenses...................        1,106         1,985          2,413
 Line of credit.....................        8,140         6,323          9,854
 Current portion of capital lease
  obligations and long-term debt....       11,145         9,588          2,629
                                     ------------  ------------   ------------
    Total current liabilities.......       25,802        21,438         20,399
Long-term debt, less current
 portion............................        7,295        13,988         18,727
Capital lease obligations, less
 current portion....................        9,030           --             --
Redeemable preferred stock, Series
 A, no par value:
Authorized shares--15,000,000
Issued and outstanding shares--
 10,660,000.........................        7,640         9,482         10,591
Shareholders' deficit:
 Preferred stock, Series B, no par
  value:
  Authorized shares--15,000,000
  Issued and outstanding shares--
  11,841,280........................        9,700         9,700          9,700
 Common stock, no par value:
  Authorized shares--70,000,000
  Issued and outstanding shares
  32,668,481 in 1995, 32,573,296 in
  1996, and 32,542,148 in 1997......        5,386         5,285          5,250
 Accumulated deficit................      (17,603)      (17,455)       (19,087)
                                     ------------  ------------   ------------
Total shareholders' deficit.........       (2,517)       (2,470)        (4,137)
                                     ------------  ------------   ------------
Total liabilities and shareholders'
 deficit............................ $     47,250  $     42,438   $     45,580
                                     ============  ============   ============

                            See accompanying notes.

                                  DOGLOO, INC.

                            STATEMENTS OF OPERATIONS

                                                           EIGHT MONTHS ENDED
                              YEAR ENDED DECEMBER 31            AUGUST 31
                             --------------------------  -----------------------
                              1994      1995     1996       1996        1997
                                                         (UNAUDITED) (UNAUDITED)
                                              (IN THOUSANDS)
Net sales..................  $44,267  $ 51,520  $56,519    $30,656     $31,260
Cost of goods sold.........   30,177    40,222   37,886     22,194      21,558
                             -------  --------  -------    -------     -------
Gross profit...............   14,090    11,298   18,633      8,462       9,702
Operating expenses.........   11,470    13,680   12,008      6,723       8,394
Impairment of molds, tools
 and dies (Note 4).........      --      1,891      --         --          --
                             -------  --------  -------    -------     -------
Operating income (loss)....    2,620    (4,273)   6,625      1,739       1,308
Other (income) expense:
  Interest expense--
   warrants................       35     3,995      --         --          --
  Interest expense--other..    1,194     3,032    3,599      2,361       2,184
  Loss on disposal of fixed
   assets..................      --        203      --         --          --
  Other....................       35        (4)     (35)       (30)         (4)
                             -------  --------  -------    -------     -------
Income (loss) before income
 taxes.....................    1,356   (11,499)   3,061       (592)       (872)
Income tax (expense)
 benefit...................      (34)    1,896   (1,071)       237         349
                             -------  --------  -------    -------     -------
Net income (loss)..........  $ 1,322  $ (9,603) $ 1,990    $  (355)    $  (523)
                             =======  ========  =======    =======     =======




                            See accompanying notes.

                                  DOGLOO, INC.

 STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       RETAINED       TOTAL
                             REDEEMABLE                                                EARNINGS   SHAREHOLDERS'
                          PREFERRED STOCK     PREFERRED STOCK                        (ACCUMULATED    EQUITY
                              SERIES A            SERIES B         COMMON STOCK        DEFICIT)     (DEFICIT)
                         ------------------- ------------------ -------------------  ------------ -------------
                           SHARES    AMOUNT    SHARES   AMOUNT    SHARES     AMOUNT
Balance at December 31,
 1993...................        --       --         --      --   32,350,000  $  737    $  6,449      $ 7,186
 Stock issued for cash..        --       --         --      --      389,000     425         --           425
 Stock repurchased......        --       --         --      --      (18,519)    (20)        --           (20)
 Dividends paid.........        --       --         --      --          --      --       (1,230)      (1,230)
 Net income.............        --       --         --      --          --      --        1,322        1,322
                         ----------  ------- ---------- ------- -----------  ------    --------      -------
Balance at December 31,
 1994...................        --       --         --      --   32,720,481   1,142       6,541        7,683
 Stock issued for cash..        --       --  11,841,280 $ 9,700  21,536,186   4,817         --        14,517
 Stock repurchased......        --       --         --      --   (4,779,630)   (370)     (3,074)      (3,444)
 Common stock exchanged
  for Preferred
  Series A.............. 12,792,000  $   610        --      --  (16,808,556)   (203)       (407)        (610)
 Accretion of preferred
  stock subject to
  mandatory redemption,
  net of canceled
  shares................ (2,132,000)   7,030        --      --          --      --       (7,030)      (7,030)
 Dividends paid.........        --       --         --      --          --      --       (4,030)      (4,030)
 Net loss...............        --       --         --      --          --      --       (9,603)      (9,603)
                         ----------  ------- ---------- ------- -----------  ------    --------      -------
Balance at December 31,
 1995................... 10,660,000    7,640 11,841,280   9,700  32,668,481   5,386     (17,603)      (2,517)
 Stock repurchased......        --       --         --      --      (95,185)   (101)        --          (101)
 Accretion of preferred
  stock subject to
  mandatory redemption..        --     1,842        --      --          --      --       (1,842)      (1,842)
 Net income.............        --       --         --      --          --      --        1,990        1,990
                         ----------  ------- ---------- ------- -----------  ------    --------      -------
Balance at December 31,
 1996................... 10,660,000    9,482 11,841,280   9,700  32,573,296   5,285     (17,455)      (2,470)
 Stock repurchased
  (unaudited)...........        --       --         --      --      (31,148)    (35)        --           (35)
 Accretion of preferred
  stock subject to
  mandatory redemption
  (unaudited)...........        --     1,109        --      --          --      --       (1,109)      (1,109)
 Net loss (unaudited)...        --       --         --      --          --      --         (523)        (523)
                         ----------  ------- ---------- ------- -----------  ------    --------      -------
Balance at August 31,
 1997 (unaudited)....... 10,660,000  $10,591 11,841,280  $9,700  32,542,148  $5,250    $(19,087)     $(4,137)
                         ==========  ======= ========== ======= ===========  ======    ========      =======


                            See accompanying notes.

                                  DOGLOO, INC.

                            STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           EIGHT MONTHS ENDED
                             YEAR ENDED DECEMBER 31,           AUGUST 31,
                            ---------------------------  -----------------------
                             1994      1995      1996       1996        1997
                                                         (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........  $ 1,322  $ (9,603) $  1,990      (355)        (523)
Adjustments to reconcile
 net income (loss) to net
 cash used in operating
 activities:
 Depreciation and
  amortization............    1,059     2,303     3,067     1,991        2,311
 Impairment of molds,
  tools and dies..........      --      1,891       --        --           --
 Loss on disposal of
  fixed assets............      --        203       --        --           --
 Provision for doubtful
  accounts................      (18)      120       (39)      147           46
 Deferred taxes...........      --     (1,898)    1,015      (567)        (356)
 Changes in operating
  assets and liabilities:
   Accounts receivable....       51    (1,511)      240       278         (136)
   Other receivables......     (571)      257       195       187           72
   Inventories............   (3,720)    1,348     1,604    (1,751)      (2,975)
   Prepaid expenses and
    other.................      (57)       96        31       149         (497)
   Other assets...........     (803)      378       (16)      (11)         (86)
   Accounts payable.......   (1,829)    1,118    (1,868)      630        1,961
   Accrued expenses.......    1,677      (425)      878     1,782         (304)
   Nondetachable warrants.       35       (35)      --        --           --
                            -------  --------  --------    ------      -------
Net cash provided by (used
 in) operating activities.   (2,854)   (5,758)    7,097     2,480         (487)
INVESTING ACTIVITIES
Additions to patents and
 trademarks...............      (10)   (1,269)      (20)       (9)         (34)
Purchases of property,
 plant and equipment......   (8,266)   (6,630)   (1,000)     (451)      (1,054)
                            -------  --------  --------    ------      -------
Net cash used in investing
 activities...............   (8,276)   (7,899)   (1,020)     (460)      (1,088)
FINANCING ACTIVITIES
Net (payments) proceeds
 from line of credit......    3,485       200    (1,817)      778        3,530
Proceeds from long-term
 debt.....................    8,312    20,133     9,441       --           260
Loan origination costs....      --       (856)     (162)      --           --
Repayment of long-term
 debt.....................     (553)  (11,554)   (2,755)   (2,798)      (1,748)
Payment of capital lease
 obligations..............     (609)   (1,310)  (10,581)      --           --
Proceeds from sale of
 stock....................      425    14,518       --        --           --
Stock repurchase..........      (20)   (3,444)     (101)      --           (35)
Dividends paid............   (1,231)   (4,030)      --        --           --
                            -------  --------  --------    ------      -------
Net cash (used in)
 provided by financing
 activities...............    9,809    13,657    (5,975)   (2,020)       2,007
                            -------  --------  --------    ------      -------
Net increase (decrease) in
 cash.....................   (1,321)      --        102       --           432
Cash at beginning of
 period...................    1,321       --        --        --           102
                            -------  --------  --------    ------      -------
Cash at end of period.....  $   --   $    --   $    102    $  --       $   534
                            =======  ========  ========    ======      =======
SUPPLEMENTAL DISCLOSURES
 OF CASH FLOW INFORMATION
Cash paid during the year
 for:
 Interest.................  $ 1,210  $  2,928  $  3,562    $2,360      $ 2,184
                            =======  ========  ========    ======      =======
 Income taxes.............  $    15  $    --   $     80    $  --       $   --
                            =======  ========  ========    ======      =======
SUPPLEMENTAL DISCLOSURE OF
 NONCASH TRANSACTIONS
Capital lease obligations
 incurred for the
 acquisition of machinery
 and equipment............  $ 8,355    $2,500  $    --     $  --       $   --
                            =======  ========  ========    ======      =======
16,808,556 common shares
 exchanged for 12,792,000
 shares of Preferred
 Stock, Series A..........  $   --   $    610  $    --     $  --       $   --
                            =======  ========  ========    ======      =======
Accretion of preferred
 stock subject to
 mandatory redemption and
 accrual of dividends.....  $   --     $7,030  $  1,842    $  --       $ 1,109
                            =======  ========  ========    ======      =======

                            See accompanying notes.

                                 DOGLOO, INC.

                         NOTES TO FINANCIAL STATEMENTS
                DECEMBER 31, 1996 AND JUNE 30, 1997 (UNAUDITED)

1. DESCRIPTION OF BUSINESS

  Dogloo, Inc. (the Company), a California corporation, is a manufacturer and distributor of pet products and accessories to large retail chains and distributors throughout the United States and foreign markets. The Company has four main product lines--plastic dog houses, plastic pet carriers, pet bedding and plastic pet bowls and crocks.

  On September 22, 1995, the Company underwent a recapitalization whereby an investor group acquired 65% of the Company. Since there was not a substantial change in control as defined by generally accepted accounting principles, the assets and liabilities of the Company were not adjusted to their fair market values. (See Note 10)

2. SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM INFORMATION

  In the opinion of management, the accompanying unaudited financial statements contain all the adjustments necessary (all of which are normal and/or recurring in nature) to present fairly the Company's financial position at June 30, 1997 and results of operations and cash flows for the six month periods ended June 30, 1996 and 1997. Due to the seasonality of the Company's business, which peaks in the fourth quarter, the unaudited financial statements for the six month periods ended June 30, 1996 and 1997, are not necessarily indicative of the anticipated operating results for the year.

INVENTORIES

  Inventories are stated at the lower of standard cost, which approximates the first-in, first-out method (FIFO), or market.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost including capitalized interest when appropriate. Depreciation and amortization are computed using the straight-line method over their estimated service lives of 3 to 39 years. (See Note 4)

PATENTS AND TRADEMARKS

  The Company capitalizes the costs of acquiring patents and trademarks as well as the legal costs of successfully defending its right to these assets. Amortization is computed using the straight-line method over the estimated useful lives which are ten years.

DEFERRED DEBT ISSUANCE COSTS

  Direct costs incurred as a result of financing transactions are capitalized and amortized over the terms of the applicable debt agreements.

REVENUES, NET

  Revenues are recognized when products are shipped and are recorded at the total invoice price. The Company allows customer credits for co-operative advertising, cash discounts, volume rebates and certain other allowances and, therefore, reports revenues in the financial statements net of these credits.

                                 DOGLOO, INC.

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

  Advertising and promotional costs are expensed as incurred. Co-op advertising costs are recorded against sales.

INCOME TAXES

  Deferred taxes are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which temporary differences are expected to reverse. Deferred tax expense (benefit) represents the change in the deferred tax asset and liability balances.

USE OF ESTIMATES AND CONCENTRATION OF CREDIT RISK

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  The Company is potentially subject to a concentration of credit risk for trade receivables. Concentration of credit risk with respect to trade receivables is limited to the dispersion of the Company's customers over geographic locations, operating primarily in the retail industry. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential losses for uncollectible accounts and such losses have been within managements expectations.

  The activity in the allowance for doubtful accounts was as follows for the years ended December 31 (in thousands):

                                                              DEDUCTIONS
                                         BEGINNING CHARGED TO    FROM    ENDING
                                          BALANCE   EXPENSE    RESERVES  BALANCE
                                         --------- ---------- ---------- -------
   1994.................................   $109       $195       $213     $ 91
                                           ====       ====       ====     ====
   1995.................................   $ 91       $160       $ 40     $211
                                           ====       ====       ====     ====
   1996.................................   $211       $334       $373     $172
                                           ====       ====       ====     ====

  Sales to the Company's two largest customers approximated the following (in thousands, except percentages):

                         1994                 1995                 1996
                 -------------------- -------------------- --------------------
                          PERCENT OF           PERCENT OF           PERCENT OF
                 AMOUNT  NET REVENUES AMOUNT  NET REVENUES AMOUNT  NET REVENUES
   Customer A... $ 6,548     14.8%    $ 8,488     16.5%    $ 8,277     14.6%
   Customer B...   4,761     10.7       5,080      9.9       7,058     12.5
                 -------     ----     -------     ----     -------     ----
   Total........ $11,309     25.5%    $13,568     26.4%    $15,335     27.1%
                 =======     ====     =======     ====     =======     ====

3. INVENTORIES

  Inventories (in thousands) consist of the following:

                                                          DECEMBER 31  AUGUST 31
                                                         ------------- ---------
                                                          1995   1996    1997
   Finished goods....................................... $2,301 $2,278  $4,319
   Work in progress.....................................    729    472     902
   Raw materials........................................  3,443  2,120   2,624
                                                         ------ ------  ------
                                                         $6,473 $4,870  $7,845
                                                         ====== ======  ======

                                 DOGLOO, INC.

4. IMPAIRMENT OF MOLDS, TOOLS AND DIES

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement on Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company elected to early adopt SFAS No. 121 for the year ended December 31, 1995.

  At December 31, 1995, the Company determined, based on an internal study, that the carrying value of the tooling associated with the plastic pet bowls had been impaired. The impairment is principally the result of competition in the product line and high manufacturing costs. As a result, the Company has recorded a provision of approximately $878,000 for the year ended December 31, 1995 to write down the carrying value of the impaired assets to their fair value determined utilizing the discounted cash flow method.

  In conjunction with bringing the Company's manufacturing facility into full production and discontinuing the use of outside vendors for the production of plastic dog houses, the Company identified tooling which are surplus to its manufacturing requirements and which are not configured to operate within the Company's manufacturing facility as well as tools for certain discontinued products. Accordingly, the Company has concluded that these assets have been impaired based on the absence of additional cash flows from these assets and a provision of approximately $1,013,000 has been recorded at December 31, 1995.

5. LINE OF CREDIT

  The Company has a $15,000,000 revolving line of credit agreement based on qualifying inventory and accounts receivable balances with a Senior Lender, of which $500,000 may be used for letters of credit. During May 1997, the Company entered into an "Over-Advance" Agreement with the Senior Lender for $2,500,000 in additional borrowings above those normally available under the line of credit agreement to assist the Company with its cash flow requirements during its off-season months. The Over-Advance is being phased in three parts and will be phased out by September 1997. As of June 30, 1997 (unaudited), the Company had utilized approximately $800,000 of the Over-Advance and approximately $1,200,000 was available for borrowing. No amounts are outstanding under letters of credit. The line of credit bears interest at the Senior Lender's base rate plus 1.5% (9.25% at June 30, 1997, unaudited) and is collateralized by substantially all the assets of the Company.

  During the year ended December 31, 1996, the approximate average borrowings outstanding were $6,851,000 ($7,100,000 in 1995), the approximate weighted average interest rate was 10.2% (10.1% in 1995), and the maximum amount of month-end borrowings outstanding was $8,918,000 ($9,497,000 in 1995). The averages were computed based on the borrowings outstanding at the end of each month and the applicable interest rate.

  The line expires September 1998 and requires the Company to maintain certain current and fixed charge ratios, meet minimum earnings before interest charges, limit preferred stock dividends and have $2,000,000 available for borrowing after redeeming preferred stock or repaying subordinated debt. As of June 30, 1997, the Company failed to meet its working capital covenant and received a waiver from the Senior Lender.

                                  DOGLOO, INC.

6. LONG-TERM DEBT

  Long-term debt at December 31 consisted of the following:

                                                                 1995    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
Term loan payable to Senior Lender due in monthly principal
 installments of $83,000 plus interest at Senior Lender's base rate plus 1.5% (9.75% at December 31, 1996), with unpaid
 principal balance due September 22, 1998. Loan is
 collateralized by substantially all the assets of the Company and is subject to the same financial covenants as the
 revolving line of credit. (See Note 5).......................  $ 4,750 $ 3,750
Term loan payable to Senior Lender in monthly installments of
 $107,729 plus interest at the Senior Lender's base rate plus
 1.0% (9.25% at December 31, 1996), with unpaid principal due
 September 22, 1998. Loan is collateralized by substantially all of the assets of the Company and subject to the same
 financial covenants as the revolving line of credit. (See
 Note 5)......................................................      --    8,942
Revolving equipment loan payable to Senior Lender up to
 $5,000,000 for the purchase of specified capital equipment.
 Each equipment purchase is evidenced by a separate note
 payable and amounts repaid are eligible for reborrowing.
 Amounts borrowed are collateralized by substantially all of the assets of the Company. Each note is repayable over 60
 months or at the expiration of the Loan and Security
 Agreement with the Senior Lender on September 22, 1998, and bears interest at the Senior Lender's base rate plus 1.5%
 (9.75% at December 31, 1996). Monthly principal payments on outstanding equipment notes aggregate $18,776. The loans are subject to the same financial covenants as the revolving line
 of credit. (See Note 5)......................................      735   1,051
Mortgage loan payable to a bank in monthly installments of
 $30,000 including interest at the bank's base rate plus 3.5%
 (8.875% at December 31, 1996), due January 2011,
 collateralized by real estate................................    2,950   2,851
Subordinated debentures bearing interest at 16% with interest only payable until balance is due September 1997. Debentures are collateralized by substantially all the Company's assets.
 Debentures are subject to the same financial covenants as
 required by the Senior Lender and other financial covenants including tangible net worth and debt to net worth ratios. At
 December 31, 1996, the Company was in compliance with the
 applicable covenants. (See Note 5)...........................    7,000   6,250
Subordinated notes payable to shareholders bearing interest at
 10.25% payable as permitted by the Senior Lender and the
 holders of the subordinated debentures. The outstanding
 balance at December 31, 1996 is collateralized by a third
 position on substantially all the assets of the Company......    1,455     732
                                                                ------- -------
                                                                 16,890  23,576
Less current portion..........................................    9,595   9,588
                                                                ------- -------
                                                                $ 7,295 $13,988
                                                                ======= =======

                                 DOGLOO, INC.

6. LONG-TERM DEBT (CONTINUED)

  Future maturities of long-term debt as of December 31, 1996 were as follows (in thousands):

        1997............................................................ $ 9,588
        1998............................................................  11,360
        1999............................................................     128
        2000............................................................     139
        2001............................................................     152
        Thereafter......................................................   2,209
                                                                         -------
                                                                         $23,576
                                                                         =======

  In December 1996, the Company completed a refinancing of the capital lease obligations outstanding at December 31, 1995 and entered into a term loan agreement with its Senior Lender. As part of the refinancing, the Company's subordinated debenture holders agreed to extend the due date from September 1996 to September 1997 and to increase the interest rate from 13% to 16%.

  Included in interest expense are amounts paid to shareholders of approximately $56,000, $129,000 and $59,000 for 1994, 1995 and 1996,
respectively.

7. CAPITAL LEASE OBLIGATIONS

  At December 31, 1995, the Company had two lease financing facilities with a bank (the Lessor). The combined facilities provide for the financing of machinery and equipment up to $12,500,000. Borrowings were to bear interest at 9.6% to 10.4% and were payable in aggregate monthly installments of $213,000 with balances due from July 1999 through October 2002. These leases were repaid in a refinancing agreement with the Company's Senior Lender in December 1996. (See Note 6)

  Machinery and equipment under long-term capital lease obligations at December 31, 1995 totaled $12,851,000, net of accumulated amortization.

  Total interest expense under these lease facilities was approximately $368,000, $960,000 and $1,011,000 for 1994, 1995 and 1996, respectively.

8. NONCANCELABLE OPERATING LEASE COMMITMENTS AND RELATED PARTY TRANSACTION

  The Company leases a facility in Corona, California, under a noncancelable operating lease expiring November 30, 1999 with an option to extend the lease for an additional two-year term. The Company leased another facility in Corona, California, from two major shareholders of the Company on a month-to-month basis which expired November 1995.

  The Company also leases various trucks and office equipment under noncancelable operating leases expiring on various dates through January 2001. Future minimum lease payments under these operating leases as of December 31, 1996 are $897,000, $733,000, $384,000, $94,000 and $38,000 for 1997, 1998,
1999, 2000, and 2001, respectively.

  Total rental expense for the above leases amounted to $703,000, $516,000, and $970,000 for 1994, 1995, and 1996, respectively. Included in rent expense for 1994 and 1995 are amounts paid to shareholders of $120,000 and $108,000, respectively.

                                 DOGLOO, INC.

9. INCOME TAXES

  On September 22, 1995, the Company changed its income tax status from a Subchapter S Corporation to a C Corporation. As an S Corporation, income or losses pass through to the Company's shareholders and no provision for federal income taxes is reflected in the accompanying financial statements for the period the Company operated as an S Corporation. State income taxes have been provided at a reduced rate applicable to S Corporations for the appropriate period. As a C Corporation, income taxes and benefits are recognized at the corporate level.

  With its conversion to a C Corporation, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statements and tax basis of assets and liabilities at the applicable enacted tax rates. The effect on the accompanying statement of operations for 1995 of adopting SFAS No. 109 for the change in tax status was a tax benefit of $1,858,700 which has been included as a component of income tax benefit.

  The components of income tax (benefit) expense consist of the following at December 31 (in thousands):

                                                          1994   1995     1996
                                                         ------ -------  ------
   Current:
     Federal............................................    --      --   $   47
     State..............................................    $34 $     2       9
   Deferred:
     Federal............................................    --   (1,762)    861
     State..............................................    --     (136)    154
                                                         ------ -------  ------
       Total income tax (benefit) expense...............    $34 $(1,896) $1,071
                                                         ====== =======  ======

  At December 31 the Company had net deferred tax assets as follows (in thousands):

                                                                1995     1996
                                                               -------  -------
   Vacation accrual........................................... $    63  $    60
   Allowances for bad debts, damages and discounts............     234      182
   Allowance for inventory obsolescence.......................     228      186
   Uniform capitalization.....................................     213      161
                                                               -------  -------
                                                                   738      589
   Net operating loss carryforwards...........................   2,657    2,152
   Depreciation and amortization..............................  (1,537)  (1,898)
                                                               -------  -------
                                                                 1,120      254
                                                               -------  -------
                                                               $ 1,858  $   843
                                                               =======  =======

  Although there can be no assurances as to future taxable income of the Company, the Company believes that its expectations of future taxable income, when combined with the income taxes paid in prior years, will be adequate to realize the deferred income tax assets.

  At December 31, 1996, the Company had federal net operating loss carryforwards of approximately $5,914,000 expiring December 2010 and state net operating loss carryforwards, for California and Indiana in the aggregate, of approximately $4,268,000 expiring in December 2000.

                                 DOGLOO, INC.

9. INCOME TAXES (CONTINUED)

  A reconciliation of the effective income tax rate to the federal statutory rate, for financial reporting purposes, is as follows:

                                                             1994   1995   1996
                                                             -----  -----  ----
   Federal statutory rate...................................  34.0%  34.0% 34.0%
   State taxes, net of federal benefit......................   3.0    3.0   3.0
   Permanent differences....................................    --  (15.7)   --
   Subchapter S corporate rate differential................. (34.5)    --    --
   Other....................................................    --   (4.8) (2.0)
                                                             -----  -----  ----
                                                               2.5%  16.5% 35.0%
                                                             =====  =====  ====

  The effective tax rates for 1994 and 1995 are based on a full year and partial year, respectively, at the rates in effect for a Subchapter S Corporation as the Company changed its income tax status to C Corporation on September 22, 1995 as discussed above.

10. SHAREHOLDERS' EQUITY

  On September 22, 1995, two major shareholders exchanged 21,291,889 shares of common stock for cash of $3,128,000 and 12,792,000 shares of Preferred Stock, Series A. In addition, the Company purchased and retired 296,297 shares of its common stock for $316,000. The Company then issued 21,536,186 shares of common and 9,700,000 shares of Preferred Stock, Series B, to an investor group and 2,141,280 shares of Preferred Stock, Series B, to a major shareholder, resulting in proceeds of $14,518,000. (See Note 1)

  In connection with this transaction, the Company paid $4,030,000 to buy back nondetachable stock purchase warrants issued in 1994 with its $7,000,000 debentures. The amount paid in excess of the prior year accrual ($35,000) has been recorded as interest expense on the accompanying statement of operations in 1995.

STOCK OPTION PLAN

  In 1994, the Company adopted a nonqualified stock option plan. Under the plan, options may be granted to key management employees to purchase the Company's common stock at a price determined by the Board of Directors and not less than the fair market value for incentive stock options. Options granted become exercisable during a five-year period from the date of the grant and expire ten years after the award date. As adopted, the plan calls for adequate shares of common stock to be reserved for issuance upon exercise of options. No compensation expense was incurred by the Company during 1994, 1995, 1996, or the six months ended June 30, 1997 under the plan.

                                                               OPTIONAL SHARES
                                                                 OUTSTANDING
                                                               -----------------
                                                                SHARES    PRICE
   Balance at December 31, 1994...............................       --      --
     Options granted..........................................   781,000   $0.23
                                                               ---------  ------
   Balance at December 31, 1995...............................   781,000   $0.23
     Options expired..........................................  (245,000)  $0.23
     Options granted..........................................   225,000   $0.23
                                                               ---------  ------
   Balance at December 31, 1996...............................   761,000   $0.23
                                                               =========  ======

                                 DOGLOO, INC.

10. SHAREHOLDERS' EQUITY (CONTINUED)

  The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its plan. Had the Company adopted Statement on Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, the impact on net income would have been immaterial.

PREFERRED STOCK, SERIES A

  Series A shareholders are entitled to receive cash dividends of $.10 per share annually, payable on March 1. Dividends accrue whether or not earned or declared and are cumulative. If, on any dividend payment date, the holders of Series A shares have not received the full annual dividend, then the holders are entitled to additional dividends which are cumulative and accrue at the same rate as the Series A dividends. No dividends have been declared by the Board of Directors as of December 31, 1996. Dividends in arrears ratably $295,000 and $1,400,000 at December 31, 1995 and 1996, respectively, and are included in redeemable preferred stock on the balance sheet.

  Series A shares are subject to mandatory redemption in five annual installments beginning March 1, 1997 until March 1, 2001 whereupon the remaining shares outstanding shall be redeemed. On each of the first four redemption dates, 16 2/3% of the shares originally issued are to be redeemed at $1 per share plus any unpaid dividends. The March 1, 1997 redemption was conditioned upon the Company meeting a specified earnings level for the year ended December 31, 1995, which it did not meet, and resulted in a permanent forfeiture of this redemption aggregating 2,132,000 shares as of December 31, 1995. Such shares were subsequently canceled.

  Series A shares are convertible at the option of the holder into subordinated debt which would accrue interest at 10% per year. In the event of any liquidation, Series A shares receive preference over common stock and any other series of preferred stock and are entitled to distribution amounts equal to the redemption amounts defined above. Series A shares have no other conversion or voting rights.

PREFERRED STOCK, SERIES B

  Series B shareholders are entitled to receive cash dividends of $.10 per share annually, payable on March 1. Dividends accrue whether or not earned or declared and are cumulative. Series B shares are convertible at the option of the holder into subordinated debt which would accrue interest at 10% per year. In the event of any liquidation, Series B shares are entitled to distribution amounts equal to $1 per share plus any unpaid dividends. Series B shares have no other conversion or voting rights. No dividends have been declared by the Board of Directors as of December 31, 1996. Dividends in arrears ratably were $328,000 and $1,512,000 at December 31, 1995 and 1996, respectively.

COMMON STOCK

  Dividends are payable when declared. Each common share has the right to one vote. At December 31, 1996, 1,300,000 shares were reserved for the Company's stock option plan.

11. CONTINGENCIES

  The Company is involved in various legal actions and claims arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without material effect on the Company's financial position.

                                 DOGLOO, INC.

12. RELATED PARTY TRANSACTION

  The Company has a management agreement with one of its shareholders. Fees paid under this agreement were approximately $50,000, $200,000, and $150,000 in 1995, 1996, and the six months ended June 30, 1997 (unaudited), respectively, and none in 1994.

13. SAVINGS PLAN

  The Company sponsors a 401(k) savings plan (the Plan) for its employees. The Plan is a defined contribution plan covering all eligible employees. All employees who have a minimum of three months of service may elect to contribute to the Plan up to 18% of their compensation to the annual maximum limit established by the Internal Revenue Service. The Company may make matching contributions to the Plan at its discretion which are allocated to participants in proportion to salary deferral amounts for the applicable plan year, not to exceed 4% of a participant's salary and subject to limitations imposed by the Internal Revenue Code. The Company made contributions to the Plan totaling approximately $14,000 for the year ended December 31, 1996. The Company did not make any contributions to the Plan for the year ended 1995.

14. SUBSEQUENT EVENT

  During July 1997, the Company had entered into an agreement to be merged with and into Doskocil Manufacturing Company (Doskocil). As a result of the impending transaction, certain financial amounts for all periods presented have been reclassified to conform to Doskocil's financial statement presentation and certain additional disclosure has been presented.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OFFERED HEREBY, TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLI-CATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSE-QUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
Available Information.....................................................    3
Special Cautionary Notice Regarding Forward-Looking Statements............    4
Prospectus Summary........................................................    5
Risk Factors..............................................................   18
The Exchange Offer........................................................   24
The Doskocil Recapitalization.............................................   30
The Merger................................................................   30
Use of Proceeds...........................................................   32
Capitalization............................................................   33
Pro Forma Condensed Financial Data........................................   33
Unaudited Pro Forma Condensed Statements of Operations....................   34
Notes to Unaudited Pro Forma Condensed Statements of Operations...........   36
Doskocil Selected Historical Financial Data...............................   38
Dogloo Selected Historical Financial Data.................................   40
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   42
Business..................................................................   54
Management................................................................   63
Summary Compensation Table................................................   65
Principal Stockholders....................................................   68
Description of Capital Stock..............................................   70
Certain Relationships and Related Transactions............................   70
Description of New Credit Facility........................................   72
Description of the Notes..................................................   74
Registration Rights; Liquidated Damages...................................  102
Plan of Distribution......................................................  105
Legal Matters.............................................................  105
Experts...................................................................  106
Index to Financial Statements.............................................  F-1

  UNTIL    , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                  $85,000,000


[LOGO OF DOSKOCIL]                                        [LOGO OF DOGLOO]

                     DOSKOCIL MANUFACTURING COMPANY, INC.

                  10 1/8% SENIOR SUBORDINATED NOTES DUE 2007

                       --------------------------------

                                  PROSPECTUS

                       --------------------------------


                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify every director and officer of the Company against and reimburse and advance to every director and officer for all liabilities, costs and expenses incurred in connection with such directorship or office and any actions taken or omitted in such capacity to the greatest extent permitted under the Texas Business Corporation Act and other applicable laws at the time of such indemnification, reimbursement or advance payment.

  Further, the Company's Amended and Restated Articles of Incorporation provide that no director of the Company shall be liable to the Company or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that the Amended and Restated Articles of Incorporation do not eliminate or limit the liability of a director to the extent the director is found liable for: (i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

  Articles 2.02A(16) and 2.02-1 of the Texas Business Corporation Act grant to each corporation organized thereunder the power to indemnify its directors and officers against liability, and to purchase and maintain liability insurance for those persons as, and to the extent, permitted by Article 2.02-1 of the Texas Business Corporation Act. Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

  The Company has or will enter into agreements with each of its officers and directors which provide, among other things, for the Company to hold harmless and indemnify such director and/or officer who is a party thereto (the "Indemnitee") against any and all expenses, liabilities and losses (including, without limitation, investigation expenses and expert witnesses' and attorneys' fees and expenses, judgments, penalties, fines, Employee Retirement Income Security Act of 1974, as amended, excise taxes and amounts paid or to be paid in settlement) actually incurred by the Indemnitee (net of any related insurance proceeds or other amounts received by the Indemnitee or paid by or on behalf of the Company on the Indemnitee's behalf), in connection with any action, suit, arbitration or proceeding (or any inquiry or investigation, whether brought by or in the right of the Company or otherwise, that the Indemnitee in good faith believes might lead to the institution of any such action, suit, arbitration or proceeding), whether civil, criminal, administrative or investigative, or any appeal therefrom, in which the Indemnitee is a party, is threatened to be made a party, is a witness or is participating (a "Proceeding") based upon, arising from, relating to or by reason of the fact that Indemnitee is, was, shall be or shall have been a director and/or officer of the Company or is or was serving, shall serve, or shall have served at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust or other incorporated or unincorporated enterprise. In providing such indemnification, the Company shall, with respect to a Proceeding, hold harmless and indemnify the Indemnitee to the fullest extent required by
Section 2.202-1 of the Texas Business Corporation Act or by any amendment thereof or other statutory provisions expressly permitting such indemnification which is adopted thereafter (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law required or permitted the Company to provide prior to such amendment). The Indemnitee is entitled to such rights of indemnification for any expenses actually incurred in any Proceeding initiated by or in the right of the Company, provided that in the event that the Indemnitee shall have been adjudged in a final, nonapplicable judgment or other final adjudication to be liable to the Company or shall have been adjudged liable on the basis that personal benefit was improperly received by the Indemnitee, indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding; and (ii) shall not be made in respect of any Proceeding in which the persons shall have been found liable for wilful or intentional misconduct in the performance of his duty to the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

  3.1+  Amended and Restated Articles of Incorporation of Doskocil
        Manufacturing Corporation, Inc.
  3.2+  Bylaws of Doskocil Manufacturing Corporation, Inc.
  4.1+  Indenture, dated as of September 19, 1997, between Doskocil
        Manufacturing Company, Inc. and First Trust National Association.
  5.1+  Opinion of O'Melveny & Myers LLP regarding validity of New Senior
        Subordinated Notes offered hereby.
  5.2+ Opinion of Lidell, Sapp, Zivley, Hill and LaBoon LLP regarding validity of New Senior Subordinated Notes.
 10.1+  Recapitalization Agreement, dated July 1, 1997, among Enterprise
        Partners III, L.P., Enterprise Partners III Associates, L.P.,
        Enterprise Partners IV, L.P., Enterprise Partners IV Associates, L.P.,
        Enterprise Management Partners Corporation, Enterprise Partners Texas
        Company, LLC, Benjamin L. Doskocil, Sr., Mary Frances Doskocil, Bed
        Rock International, Inc., Doskocil Manufacturing Company, Inc. and
        Spectrum Polymers, Ltd.
 10.2+  Merger Agreement, dated September 19, 1997, between Doskocil
        Manufacturing Company, Inc. and Dogloo, Inc.
 10.3+  Stock Redemption Agreement, dated as of September 19, 1997, among
        Enterprise Partners III, L.P., Enterprise Partners III Associates,
        L.P., Enterprise Partners IV, L.P., Enterprise Partners IV
        Associates, L.P. and Enterprise Management Partners Corporation.
 10.4+  Stock Redemption and Purchase Agreement, dated August 28, 1997, among
        Aurelio F. Barreto, III, Doskocil Manufacturing Company, Inc. and
        Westar Capital, L.P.
 10.5+  Stock Redemption Agreement, dated as of September 15, 1997, among
        Darrell R. Paxman, Doskocil Manufacturing Company, Inc. and the other parties thereto.
 10.6+  Purchase Agreement, dated September 11, 1997, among Doskocil
        Manufacturing Company, Inc., Donaldson, Lufkin & Jenrette Securities
        Corporation and NationsBanc Capital Markets, Inc.
 10.7+  Registration Rights Agreement, dated as of September 19, 1997, among
        Doskocil Manufacturing Company, Inc., Donaldson, Lufkin & Jenrette
        Securities Corporation and NationsBanc Capital Markets, Inc.
 10.8+  Confidentiality, Non-Competition Agreement and Non-Solicitation
        Agreement, dated as of July 1, 1997, among Benjamin L. Doskocil, Sr.,
        Mary Frances Doskocil and Doskocil Manufacturing Company, Inc.
 10.9+  Letter/Consulting Agreement, dated as of July 1, 1997, between Doskocil
        Manufacturing Company, Inc. and Benjamin L. Doskocil, Sr.
 10.10+ Credit Agreement, dated September 19, 1997, among Doskocil
        Manufacturing Company, Inc. and Nationsbank of Texas, N.A., a national banking association, as administrative agent for certain lenders named therein.
 10.11+ Commercial Industrial Lease Agreement, dated December 4, 1996, between
        Doskocil Manufacturing Company, Inc. and COL MET, INC. for property located at 4301 Kathey Drive, Arlington, Texas 76017.

 10.12+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
        Manufacturing Company, Inc., as tenant, for the property located at 4209 Barnett, Arlington, Texas 76017 and commonly referred to as Building A.
 10.13+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 4300 Barnett, Arlington, Texas
        76017 and commonly referred to as Building B.
 10.14+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for approximately 24,000 square feet of Building "C" located at 4408 Barnett, Arlington, Texas 76017 and commonly referred to as Building C.
 10.15+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 4401 Barnett, Arlington, Texas
        76017 and commonly referred to as Building D.
 10.16+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
        Manufacturing Company, Inc., as tenant, for the property located at 4208 Larry Lane, Arlington, Texas 76017 and commonly referred to as
        Building E.
 10.17+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
        Manufacturing Company, Inc., as tenant, for the property located at 4207 Larry Lane, Arlington, Texas 76017 and commonly referred to as
        Building F.
 10.18+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
        Manufacturing Company, Inc., as tenant, for the property located at 4209 Larry Lane, Arlington, Texas 76017 and commonly referred to as
        Building F Parking Lot.
 10.19+ Industrial Real Estate Lease, dated July 1, 1997, between Marybe
        Investments, Ltd., as landlord, and Doskocil Manufacturing Company,
        Inc., as tenant, for the property located at 800 Stephens, Arlington, Texas 76017 and commonly referred to as Building G.
 10.20+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 4205 Barnett, Arlington, Texas
        76017 and commonly referred to as Building J.
 10.21+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 720 and 722 West Interstate 20, Arlington, Texas and commonly referred to as the Parking Facilities.
 10.22+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
        Manufacturing Company, Inc., as tenant, for the building(s) located at 600 Justice, Mansville, Texas and commonly referred to as Spectrum.
 10.23+ Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
        Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the building(s) located at 1708 and 1712 Peyco, Arlington, Texas 76017 and commonly referred to as Peyco.
 10.24+ Lease Agreement, dated January 1, 1997, between Belmont Warehousing
        Complex, Inc., as landlord, and Dogloo, Inc., as tenant, for the property located at 212 South Belmont, Indianapolis, Indiana 46241.
 10.25+ Lease, dated November 2, 1992, as amended by First Amendment to Lease, dated July 29, 1996, among Dogloo, Inc., Patrician Associates, Inc. and
        Club Drive Partners, also known as Old Temescal Road Project.
 10.26+ Form of Indemnification Agreement between Doskocil Manufacturing
        Company, Inc. and certain of its directors and/or officers.
 10.27+ Doskocil Manufacturing Company, Inc. Stock Option Plan.
 10.28+ Employment Agreement, dated as of November 1, 1996, between Michael J.
        Farmer and Dogloo, Inc.

 10.29+ Stockholders' Agreement, dated as of July 1, 1997, among Enterprise
        Partners III, L.P., Enterprise Partners III Associates, L.P.,
        Enterprise Partners IV, L.P., Enterprise Partners IV Associates, L.P.,
        Enterprise Management Partners Corporation, Benjamin L. Doskocil, Sr.,
        Mary Frances Doskocil and Doskocil Manufacturing Company, Inc.
 10.30+ First Amendment to Stockholders' Agreement, dated as of September 19,
        1997, among Enterprise Partners III, L.P., Enterprise Partners III
        Associates, L.P., Enterprise Partners IV, L.P., Enterprise Partners IV
        Associates, L.P., Enterprise Management Partners Corporation, Benjamin
        L. Doskocil, Sr., Mary Frances Doskocil, Doskocil Manufacturing
        Company, Inc., Westar Capital, L.P. and Westar Capital II, LLC.
 10.31+ Amended and Restated Securityholders Agreement, dated September 19,
        1997, among Doskocil Manufacturing Company, Inc., Dogloo, Inc., Westar
        Capital, L.P., Westar Capital II, LLC, HBI Financial Inc., Enterprise
        Partners III, L.P., Enterprise Partners III Associates, L.P.,
        Enterprise Partners IV, L.P., Enterprise Partners IV Associates, L.P.,
        Aurelio F. Barreto III and other parties thereto.
 12.1 Statement regarding the computation of unaudited pro forma earnings to fixed charges for Doskocil Manufacturing Company, Inc.
 21.1+ List of subsidiaries (Doskocil Manufacturing Company, Inc. has no subsidiaries).
 23.1   Consent of Ernst & Young LLP regarding Doskocil Manufacturing Company,
        Inc. and Dogloo, Inc.
 23.2   Consent of KPMG Peat Marwick LLP regarding Doskocil Manufacturing
        Company, Inc. and Spectrum Polymers, Ltd.
 23.3   Consent of Grant Thornton LLP regarding Dogloo, Inc.
 23.4+  Consent of O'Melveny & Myers LLP (included in Exhibit 5.1 hereto).
 23.5+  Consent of Liddell, Sapp, Zivley, Hill & LaBoon, LLP (included in
        Exhibit 5.2 hereto).
 24.1+  Powers of Attorney (included on signature pages hereof).
 25.1+ Statement of Eligibility and Qualification on Form T-1 of Trustee under the Indenture related to the Notes.
 27.1+  Financial Data Schedule.
 99.1   Form of Letter of Transmittal.
 99.2+  Form of Notice of Guaranteed Delivery.
 99.3+ Form of letter to brokers, dealers, commercial banks, trust companies and other nominees.
 99.4+  Form of Letter to clients.
 99.5+  Guidelines for Certification of Taxpayer Identification Number On
        Substitute Form W-9

--------

+  Previously filed

(b) Financial Statement Schedules:

  All schedules are omitted because they are not required, are not applicable, or the information is included in the Financial Statements or notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on December 2, 1997.

                                       DOSKOCIL MANUFACTURING COMPANY, INC.

                                                 /s/ Donald J. Fritschen
                                          By:__________________________________
                                                   Donald J. Fritschen
                                           Vice President and Chief Financial
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on December 2, 1997.

                   SIGNATURE                                   TITLE
                   ---------                                   -----
                       *                   President and Chief Executive Officer,
      ____________________________________ Director
                Gary E. Kleinjan
            /s/ Donald J. Fritschen        Vice President and Chief Financial Officer
      ____________________________________ (Principal Financial and Accounting Officer)
              Donald J. Fritschen
                       *                   Director
      ____________________________________
               George L. Argyros
                       *                   Director
      ____________________________________
                 John W. Clark
                       *                   Director
      ____________________________________
            Benjamin L. Doskocil, Sr.
                       *                   Director
      ____________________________________
                Michael P. Hoopis
                       *                   Director
      ____________________________________
               Charles D. Martin
                       *                   Director
      ____________________________________
                Larry E. Rembold

        /s/ Donald J. Fritschen

     * By:
     -------------------------------

          Donald J. Fritschen

            Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                          SEQUENTIALLY
 EXHIBIT NO.                                 DESCRIPTION                                  NUMBERED PAGE
 -----------                                 -----------                                  -------------
    3.1+     Amended and Restated Articles of Incorporation of Doskocil Manufacturing
             Corporation, Inc.
    3.2+     Bylaws of Doskocil Manufacturing Corporation, Inc.
    4.1+     Indenture, dated as of September 19, 1997, between Doskocil Manufacturing
             Company, Inc. and First Trust National Association.
    5.1+     Opinion of O'Melveny & Myers LLP regarding validity of New Senior
             Subordinated Notes offered hereby.
    5.2+     Opinion of Lidell, Sapp, Zivley, Hill and LaBoon LLP regarding validity of
             New Senior Subordinated Notes.
   10.1+     Recapitalization Agreement, dated July 1, 1997, among Enterprise Partners
             III, L.P., Enterprise Partners III Associates, L.P., Enterprise Partners
             IV, L.P., Enterprise Partners IV Associates, L.P., Enterprise Management
             Partners Corporation, Enterprise Partners Texas Company, LLC, Benjamin L.
             Doskocil, Sr., Mary Frances Doskocil, Bed Rock International, Inc.,
             Doskocil Manufacturing Company, Inc. and Spectrum Polymers, Ltd.
   10.2+     Merger Agreement, dated September 19, 1997, between Doskocil Manufacturing
             Company, Inc. and Dogloo, Inc.
   10.3+     Stock Redemption Agreement, dated as of September 19, 1997, among
             Enterprise Partners III, L.P., Enterprise Partners III Associates, L.P.,
             Enterprise Partners IV, L.P., Enterprise Partners IV Associates, L.P. and
             Enterprise Management Partners Corporation.
   10.4+     Stock Redemption and Purchase Agreement, dated August 28, 1997, among
             Aurelio F. Barreto, III, Doskocil Manufacturing Company, Inc. and Westar
             Capital, L.P.
   10.5+     Stock Redemption Agreement, dated as of September 15, 1997, among Darrell
             R. Paxman, Doskocil Manufacturing Company, Inc. and the other parties thereto.
   10.6+     Purchase Agreement, dated September 11, 1997, among Doskocil Manufacturing
             Company, Inc., Donaldson, Lufkin & Jenrette Securities Corporation and
             NationsBanc Capital Markets, Inc.
   10.7+     Registration Rights Agreement, dated as of September 19, 1997, among
             Doskocil Manufacturing Company, Inc., Donaldson, Lufkin & Jenrette
             Securities Corporation and NationsBanc Capital Markets, Inc.
   10.8+     Confidentiality, Non-Competition Agreement and Non-Solicitation Agreement,
             dated as of July 1, 1997, among Benjamin L. Doskocil, Sr., Mary Frances
             Doskocil and Doskocil Manufacturing Company, Inc.
   10.9+     Letter/Consulting Agreement, dated as of July 1, 1997, between Doskocil
             Manufacturing Company, Inc. and Benjamin L. Doskocil, Sr.
   10.10+    Credit Agreement, dated September 19, 1997, among Doskocil Manufacturing
             Company, Inc. and NationsBank of Texas, N.A., a national banking association, as administrative agent for certain lenders named therein.
   10.11+    Commercial Industrial Lease Agreement, dated December 4, 1996, between
             Doskocil Manufacturing Company, Inc. and COL MET, INC. for property located at 4301 Kathey Drive, Arlington, Texas 76017.
   10.12+    Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
             Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
             Manufacturing Company, Inc., as tenant, for the property located at 4209
             Barnett, Arlington, Texas 76017 and commonly referred to as Building A.

                                                                                           SEQUENTIALLY
  EXHIBIT NO.                                 DESCRIPTION                                  NUMBERED PAGE
  -----------                                 -----------                                  -------------
   10.13+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 4300 Barnett, Arlington, Texas 76017 and commonly referred to as Building B.
   10.14+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for approximately 24,000 square feet of Building "C" located at
              4408 Barnett, Arlington, Texas 76017 and commonly referred to as Building
              C.
   10.15+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 4401 Barnett, Arlington, Texas 76017 and commonly referred to as Building D.
   10.16+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
              Manufacturing Company, Inc., as tenant, for the property located at 4208
              Larry Lane, Arlington, Texas 76017 and commonly referred to as Building E.
   10.17+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
              Manufacturing Company, Inc., as tenant, for the property located at 4207
              Larry Lane, Arlington, Texas 76017 and commonly referred to as Building F.
   10.18+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
              Manufacturing Company, Inc., as tenant, for the property located at 4209
              Larry Lane, Arlington, Texas 76017 and commonly referred to as Building F
              Parking Lot.
   10.19+     Industrial Real Estate Lease, dated July 1, 1997, between Marybe
              Investments, Ltd., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 800 Stephens, Arlington, Texas
              76017 and commonly referred to as Building G.
   10.20+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 4205 Barnett, Arlington, Texas 76017 and commonly referred to as Building J.
   10.21+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the property located at 720 and 722 West Interstate 20,
              Arlington, Texas and commonly referred to as the Parking Facilities.
   10.22+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr. and Mary Frances Doskocil, as landlord, and Doskocil
              Manufacturing Company, Inc., as tenant, for the building(s) located at 600
              Justice, Mansville, Texas and commonly referred to as Spectrum.
   10.23+     Industrial Real Estate Lease, dated July 1, 1997, between Benjamin L.
              Doskocil, Sr., as landlord, and Doskocil Manufacturing Company, Inc., as tenant, for the building(s) located at 1708 and 1712 Peyco, Arlington,
              Texas 76017 and commonly referred to as Peyco.
   10.24+     Lease Agreement, dated January 1, 1997, between Belmont Warehousing
              Complex, Inc., as landlord, and Dogloo, Inc., as tenant, for the property located at 212 South Belmont, Indianapolis, Indiana 46241.
   10.25+     Lease, dated November 2, 1992, as amended by First Amendment to Lease, dated July 29, 1996, among Dogloo, Inc., Patrician Associates, Inc. and
              Club Drive Partners, also known as Old Temescal Road Project.
   10.26+     Form of Indemnification Agreement between Doskocil Manufacturing Company,
              Inc. and certain of its directors and/or officers.


  EXHIBIT                                                                                SEQUENTIALLY
    NO.                                    DESCRIPTION                                   NUMBERED PAGE
  -------                                  -----------                                   -------------
  10.27+   Doskocil Manufacturing Company, Inc. Stock Option Plan.
  10.28+   Employment Agreement, dated as of November 1, 1996, between Michael J.
           Farmer and Dogloo, Inc.
  10.29+   Stockholders' Agreement, dated as of July 1, 1997, among Enterprise
           Partners III, L.P., Enterprise Partners III Associates, L.P., Enterprise
           Partners IV, L.P., Enterprise Partners IV Associates, L.P., Enterprise
           Management Partners Corporation, Benjamin L. Doskocil, Sr., Mary Frances
           Doskocil and Doskocil Manufacturing Company, Inc.
  10.30+   First Amendment to Stockholders' Agreement, dated as of September 19,
           1997, among Enterprise Partners III, L.P., Enterprise Partners III
           Associates, L.P., Enterprise Partners IV, L.P., Enterprise Partners IV
           Associates, L.P., Enterprise Management Partners Corporation, Benjamin L.
           Doskocil, Sr., Mary Frances Doskocil, Doskocil Manufacturing Company,
           Inc., Westar Capital, L.P. and Westar Capital II, LLC.
  10.31+   Amended and Restated Securityholders Agreement, dated September 19, 1997, among Doskocil Manufacturing Company, Inc., Dogloo, Inc., Westar Capital,
           L.P., Westar Capital II, LLC, HBI Financial Inc., Enterprise Partners III,
           L.P., Enterprise Partners III Associates, L.P., Enterprise Partners IV,
           L.P., Enterprise Partners IV Associates, L.P., Aurelio F. Barreto III and
           other parties thereto.
  12.1     Statement regarding the computation of unaudited pro forma earnings to fixed charges for Doskocil Manufacturing Company, Inc.
  21.1+    List of subsidiaries (Doskocil Manufacturing Company, Inc. has no subsidiaries).
  23.1     Consent of Ernst & Young LLP regarding Doskocil Manufacturing Company,
           Inc. and Dogloo, Inc.
  23.2     Consent of KPMG Peat Marwick LLP regarding Doskocil Manufacturing Company,
           Inc. and Spectrum Polymers, Ltd.
  23.3     Consent of Grant Thornton LLP regarding Dogloo, Inc.
  23.4+    Consent of O'Melveny & Myers LLP (included in Exhibit 5.1 hereto).
  23.5+    Consent of Liddell, Sapp, Zivley, Hill & LaBoon, LLP (included in Exhibit
           5.2 hereto).
  24.1+    Powers of Attorney (included on signature pages hereof).
  25.1+    Statement of Eligibility and Qualification on Form T-1 of Trustee under the Indenture related to the Notes.
  27.1+    Financial Data Schedule.
  99.1     Form of Letter of Transmittal.
  99.2+    Form of Notice of Guaranteed Delivery.
  99.3+    Form of letter to brokers, dealers, commercial banks, trust companies and other nominees.
  99.4+    Form of Letter to clients.
  99.5+    Guidelines for Certification of Taxpayer Identification Number On
           Substitute Form W-9

-------

+Previously filed